Exhibit 2.1

EXECUTION VERSION

TRANSACTION AGREEMENT

by and among

AMCOR LIMITED
(“Amcor”)

ARCTIC JERSEY LIMITED
(“New Holdco”)

ARCTIC CORP.
(“Merger Sub”)

- and -

BEMIS COMPANY, INC.
(“Bemis”)

dated as of August 6, 2018

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

Exhibits

A	Scheme Conditions
B	Required Governmental Consents
C	Form of Deed Poll
D	Form of Scheme of Arrangement
E	Provisions of New Holdco Memorandum of Association and Articles of Association

iii

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”), dated as of August 6, 2018, is entered into by and among Amcor Limited, an Australian public company limited by shares (“Amcor”), Arctic Jersey Limited, a limited company incorporated under the Laws of the Bailiwick of Jersey and a Subsidiary of Amcor (“New Holdco”), Arctic Corp., a Missouri corporation and wholly owned Subsidiary of New Holdco (“Merger Sub”), and Bemis Company, Inc., a Missouri corporation (“Bemis”). Amcor, New Holdco, Merger Sub and Bemis are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Bemis and Amcor wish to effect a strategic transaction;

WHEREAS, in furtherance thereof, the Parties propose that, upon the terms and subject to the conditions set forth herein and in the Deed Poll: (a) pursuant to the Scheme, each issued and outstanding ordinary share, no par value, of Amcor (the “Amcor Shares”) will be exchanged for one New Holdco CHESS Depositary Instrument (a “CDI”), with each CDI representing a beneficial ownership interest (but not legal title) in one ordinary share, par value £0.01,of New Holdco (a “New Holdco Share”), or, at the election of the holder of an Amcor Share, one New Holdco Share (the “Scheme Consideration”), and (b) as promptly as reasonably practicable following the Scheme Implementation, Merger Sub shall merge with and into Bemis (the “Merger”), with Bemis surviving the Merger as a wholly owned Subsidiary of New Holdco, pursuant to which each share of common stock, par value $0.10 per share, of Bemis (the “Bemis Shares”), other than the Bemis Excluded Shares, shall be converted into the right to receive 5.1 New Holdco Shares.

WHEREAS, the board of directors of Bemis (the “Bemis Board of Directors”) has unanimously adopted resolutions (a) declaring that this Agreement and the consummation of the transactions contemplated hereby (including the Merger and the Scheme) (the “Transactions”) are advisable and fair to, and in the best interests of, Bemis and the Bemis Shareholders, (b) approving this Agreement and the Transactions, (c) authorizing the execution, delivery and performance of this Agreement, (d) directing that this Agreement (which constitutes the plan of merger, as such term is used in Section 351.410 of The General and Business Corporation Law of Missouri (the “Missouri Code”)) be submitted to a vote at the Bemis Special Meeting and (e) recommending that the Bemis Shareholders approve this Agreement (the “Bemis Board Recommendation”);

WHEREAS, the board of directors of Amcor (the “Amcor Board of Directors”) has unanimously adopted resolutions (a) declaring that this Agreement and the consummation of the Transactions are in the best interests of Amcor and the Amcor Shareholders, (b) approving this Agreement and the Transactions, (c) authorizing the execution, delivery and performance of this Agreement, (d) directing that the Scheme be submitted to the Court and to the Amcor Shareholders for consideration and (e) recommending that the Amcor Shareholders vote in favor of the Scheme (the “Amcor Board Recommendation”);

WHEREAS, the board of directors of New Holdco (the “New Holdco Board”) and Amcor, as the majority shareholder of New Holdco, have approved this Agreement, the Deed Poll and the Transactions;

WHEREAS, the board of directors of Merger Sub has unanimously adopted resolutions (a) declaring that this Agreement and the consummation of the Transactions are advisable and fair to, and in the best interests of, Merger Sub and its sole shareholder, New Holdco, (b) approving this Agreement and the Transactions, (c) authorizing the execution, delivery and performance of this Agreement, (d) directing that this Agreement (which constitutes the plan of merger under the Missouri Code) be submitted to its sole shareholder, New Holdco, for approval and (e) recommending that its sole shareholder, New Holdco, approve this Agreement, and New Holdco has approved this Agreement and the Transactions as the sole shareholder of Merger Sub;

WHEREAS, for U.S. federal income Tax purposes, it is the intent of the parties that (i) the Merger qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), (ii) the Merger and the Scheme, taken together, qualify as an exchange described in Section 351(a) of the Code, and (iii) the Merger not result in gain being recognized under Section 367(a)(1) of the Code (other than for any shareholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of New Holdco following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8(c)) (clauses (i), (ii) and (iii), collectively, the “Intended Tax Treatment”), and that this Agreement constitutes, and is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.

THE SCHEME

Section 1.1                                    The Scheme. Amcor agrees that it will put the Scheme to the Amcor Shareholders in the manner and on the terms set forth in this Agreement. Except in connection with a termination of this Agreement in accordance with Article VIII, Amcor and New Holdco shall perform their obligations under the Scheme and the Deed Poll and, prior to the Scheme Closing, neither Amcor nor New Holdco will amend or modify the Scheme or the Deed Poll, or agree to any conditions being made by the Court in relation to the Scheme (including under subsection 411(6) of the Australian Act), without the prior written consent of Bemis, such consent not to be unreasonably withheld, conditioned or delayed unless the effect of such modification, amendment or condition would be to materially impact the terms of the Transaction; provided, that the prior written consent of Bemis shall not be required for any amendment or modification to the Scheme that would not delay or impair the consummation of the Transactions or modify any of the terms of this Agreement (other than immaterial terms of the Scheme of Arrangement) and that also: (i) is merely administrative and immaterial, or (ii) is necessary to enable Amcor Shareholders to elect to receive (as Scheme Consideration) a New Holdco Share instead of a CDI in exchange for each of their Amcor Shares (the method of election to be determined by Amcor, acting reasonably). Neither Amcor nor New Holdco will, other than in accordance with the terms of the Scheme and Deed Poll, terminate the Scheme or the Deed Poll without the prior written consent of Bemis.

Section 1.2                                    Responsibilities of Amcor and New Holdco in Respect of the Scheme. On the terms set forth in the Scheme and this Agreement:

(a)                                 Amcor will keep Bemis reasonably informed and consult with Bemis as to the performance of the obligations and responsibilities required of Amcor and New Holdco pursuant to this Agreement or the Scheme and as to any developments relevant to the proper implementation of the Scheme;

(b)                                 Each of Amcor and New Holdco shall, as promptly as reasonably practicable, notify Bemis of any matter of which it becomes aware which would reasonably be expected to materially delay or prevent filing of the Scheme Booklet with ASIC (and, subsequently, the Court) or implementation of the Scheme;

(c)                                  Amcor shall promptly prepare the Scheme Booklet in compliance with all applicable Laws, RG 60 and in accordance with Section 5.5;

(d)                                 Amcor and New Holdco shall promptly appoint the Independent Expert and any investigating accountant to be appointed in connection with the preparation of the Scheme Booklet, and provide such assistance and information as is reasonably requested by them in connection with the preparation of the IER or the investigating accountant report (as applicable) for inclusion in the Scheme Booklet (including any updates to such report) and any other materials to be prepared by them for inclusion in the Scheme Booklet (including any updates);

(e)                                  Amcor shall consult with Bemis as to the content and presentation of the Scheme Booklet, including (subject to Section 5.5):

(i)                                     providing to Bemis drafts of the Scheme Booklet and the Independent Expert’s Report for the purpose of enabling Bemis to review such draft documents (provided, that in relation to the Independent Expert’s Report, Bemis’s review is to be limited to a review for factual accuracy);

(ii)                                  providing to Bemis a revised draft of the Scheme Booklet within a reasonable time before its filing with ASIC and to enable Bemis to review the draft Scheme Booklet before the date of its filing; and

(iii)                               obtaining written approval from Bemis (such approval not to be unreasonably withheld, delayed or conditioned) in relation to the factual accuracy of the information relating to Bemis and its Subsidiaries appearing in the Scheme Booklet before its filing with ASIC;

(f)                                   Amcor shall apply to ASIC for the production of:

(i)                                     an indication of intent letter stating that it does not intend to appear before the Court at the First Court Hearing; and

(ii)                                  a statement under paragraph 411(17)(b) of the Australian Act stating that ASIC has no objection to the Scheme;

(g)                                  New Holdco shall, by no later than the Business Day prior to the First Court Hearing, execute the Deed Poll;

(h)                                 Amcor shall (subject to all Conditions, other than the Condition relating to Court approval in paragraph 1(b) of Exhibit A, being satisfied or waived in accordance with paragraph 5 of Exhibit A) apply to the Court for orders approving the Scheme as agreed to by the Amcor Shareholders at the Scheme Meeting;

(i)                                     At the Second Court Hearing, Amcor and New Holdco shall provide to the Court a certificate confirming whether or not the Conditions (other than the Condition relating to Court approval in paragraph 1(b) of Exhibit A) have been satisfied or waived in accordance with paragraph 5 of Exhibit A;

(j)                                    Amcor and New Holdco shall each procure that it is represented by counsel at the Court hearing convened for the purposes of section 411(4)(b) of the Corporations Act;

(k)                                 Amcor shall lodge with ASIC an office copy of the Court Order in accordance with subsection 411(10) of the Australian Act approving the Scheme by no later than the first Business Day in Australia after the date on which the Court makes the Court Order (or such later date as may be agreed by Amcor and Bemis);

(l)                                     Amcor shall, if the Scheme Closing occurs, finalize and close the Amcor Share Register as of the Scheme Record Date (which will include details of the names and registered addresses for each Amcor Shareholder), and determine entitlements to the Scheme Consideration, and execute proper instruments of transfer of and effect the registration and transfer of the Amcor Shares to New Holdco on the Scheme Implementation Date, in accordance with the terms of the Scheme and the Deed Poll;

(m)                             New Holdco shall accept the transfer of the Amcor Shares;

(n)                                 New Holdco shall provide to each Amcor Shareholder the Scheme Consideration for each Amcor Share; and

(o)                                 New Holdco shall take all necessary steps to authorize and effect a buy-back, redemption or cancellation of capital of all of the shares on issue by New Holdco immediately before the Scheme Implementation, such buy-back, redemption or cancellation to take effect immediately after the Scheme Implementation.

Section 1.3                                    Responsibilities of Bemis in Respect of the Scheme. On the terms set forth in the Scheme and this Agreement, Bemis shall:

(a)                                 keep Amcor reasonably informed and consult with Amcor as to the performance of the obligations and responsibilities required of Bemis pursuant to this Agreement or the Scheme and as to any developments relevant to the proper implementation of the Scheme;

(b)                                 afford, in a timely manner, all such cooperation and assistance as may reasonably be requested by Amcor in respect of the preparation and verification of any document or in connection with any confirmation required for the implementation of the Scheme, including the provision to Amcor of such information and confirmations relating to it, the Bemis Subsidiaries and any of its or their respective directors, officers or employees as Amcor may reasonably request (including for the purposes of facilitating the delivery of the IER and obtaining the ATO Ruling); and

(c)                                  before the commencement of the Second Court Hearing, provide to Amcor for provision to the Court at such hearing a certificate in the form of a deed confirming whether or not, in respect of matters within Bemis’s knowledge, the Conditions (other than the Condition relating to Court approval in paragraph 1(b) of Exhibit A)) have been satisfied or waived in accordance with paragraph 5 of Exhibit A, a draft of which certificate shall be provided by Bemis to Amcor at least five Business Days prior to the Second Court Hearing.

ARTICLE II.

THE MERGER

Section 2.1                                    Appointment of Exchange Agent. Prior to the Effective Time, New Holdco shall appoint a United States bank or trust company or other independent financial institution in the United States reasonably satisfactory to Bemis (the “Exchange Agent”) to act as exchange agent for the Merger and to deliver the Merger Consideration to former Bemis Shareholders. New Holdco shall enter into an exchange agent agreement in form and substance reasonably satisfactory to Bemis with the Exchange Agent, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement.

Section 2.2                                    The Merger. At the Effective Time and in accordance with the Missouri Code, Merger Sub shall be merged with and into Bemis, whereupon the separate existence of Merger Sub will cease, and Bemis shall continue as the surviving corporation (Bemis, as the surviving corporation in the Merger, the “Surviving Corporation”), such that immediately following the Merger, the Surviving Corporation will be a wholly owned Subsidiary of New Holdco. The Merger shall have the effects provided in this Agreement and as specified in the Missouri Code.

Section 2.3                                    Merger Closing. Subject to the satisfaction of the conditions set forth in Section 7.2 at such time (or, to the extent permitted by applicable Law, waiver of such conditions by the Party or Parties entitled to the benefit thereof), the closing of the Merger (the “Merger Closing”) will take place at Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, as promptly as reasonably practicable following the Scheme Implementation (and, to the extent reasonably practicable, on the Scheme Implementation Date).

Section 2.4                                    Effective Time. At the Merger Closing, articles of merger satisfying the applicable requirements of the Missouri Code (the “Articles of Merger”) shall be duly executed and filed with the Secretary of State of the State of Missouri as provided in the Missouri Code and the Parties shall make any other filings, recordings or publications required to be made by Bemis or Merger Sub under the Missouri Code in connection with the Merger. The Articles of Merger, as filed with the Secretary of State of the State of Missouri, shall specify that the Merger shall become effective at such time as Amcor and Bemis may mutually agree on the date on which the Merger Closing occurs or such other time as Amcor and Bemis may mutually agree and specify in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).

Section 2.5                                    Governing Documents of the Surviving Corporation. At the Effective Time, the articles of incorporation of Bemis shall be amended and restated to be in the form of the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time (except that all references therein to Merger Sub shall be references to the Surviving Corporation) and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until (subject to Section 6.4) thereafter changed or amended as provided therein or by applicable Law. At the Effective Time, the Bemis Bylaws shall be amended and restated to be in the form of the bylaws of Merger Sub, as in effect immediately prior to the Effective Time (except that all references therein to Merger Sub shall be references to the Surviving Corporation), and, as so amended and restated, shall be the bylaws of the Surviving Corporation until (subject to Section 6.4) thereafter changed or amended as provided therein or by applicable Law.

Section 2.6                                    Directors and Officers of the Surviving Corporation. The Parties shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, and the officers of Bemis immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time, in each case, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal, in each case as provided in the articles of incorporation and bylaws of the Surviving Corporation and by applicable Law.

Section 2.7                                    Treatment of Capital Stock.

(a)                                 Treatment of Bemis Shares. Except as otherwise provided in Section 2.9 and Section 2.10, and subject to Section 2.7(e), Section 2.8(h) and Section 2.11, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of Bemis or Merger Sub, each Bemis Share issued and outstanding immediately prior to the Effective Time, other than the Bemis Excluded Shares (the “Bemis Eligible Shares”), shall be automatically converted into the right to receive 5.1 (such number, the “Exchange Ratio”) validly issued, fully paid and non-assessable New Holdco Shares (the “Merger Consideration”). “Bemis Excluded Shares” means each Bemis Share held as treasury stock immediately prior to the Effective Time by Bemis or any Bemis Subsidiary.

(b)                                 Conversion of Bemis Eligible Shares. Subject to Section 2.10, at the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of Bemis or Merger Sub, all of the Bemis Eligible Shares converted into the right to receive the Merger Consideration pursuant to this Article II shall cease to be outstanding, shall be cancelled and shall cease to exist as of the Effective Time, and each applicable holder of Bemis Eligible Shares shall cease to have any rights with respect thereto, except the right to receive (without any interest thereon) (i) the Merger Consideration pursuant to this Article II, (ii) any dividends or other distributions pursuant to Section 2.8(g) and (iii) any Fractional Share Consideration.

(c)                                  Cancellation of Bemis Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of Bemis or Merger Sub, all Bemis Excluded Shares shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d)                                 Treatment of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of Bemis or Merger Sub, each issued and outstanding share of common stock, $0.01 par value per share, of Merger Sub shall be automatically converted into, and become, one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation, and such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation, and shall be held by New Holdco.

(e)                                  Adjustment to Merger Consideration. If at any time during the period between the date of this Agreement and the Effective Time, the outstanding Bemis Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any subdivision, reclassification, reorganization, recapitalization, reclassification, split, combination, contribution or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, any number or amount contained in this Agreement which is based upon the price or number of the Bemis Shares (including the Merger Consideration) shall be correspondingly adjusted to provide the holders of Bemis Shares the same economic effect as contemplated by this Agreement prior to such event. For the avoidance of doubt, nothing in this Section 2.7(e) shall be construed to permit Bemis or any of its Subsidiaries to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

Section 2.8                                    Payment for Securities; Surrender of Certificates.

(a)                                 Exchange Fund. At or prior to the Effective Time, New Holdco shall issue and deliver to the Exchange Agent evidence of New Holdco Shares issuable pursuant to Section 2.7(a) in book-entry form equal to the aggregate Merger Consideration for the sole benefit of the holders of Bemis Eligible Shares (such New Holdco Shares, together with any dividends or other distributions paid to the Exchange Agent pursuant to Section 2.8(g), the “Exchange Fund”). New Holdco shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration and any amounts payable in respect of dividends or other distributions on the New Holdco Shares in accordance with Section 2.8(g), out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. To the extent cash is deposited in the Exchange Fund as contemplated by Section 2.8(g) or with respect to the

Fractional Share Consideration, such cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Amcor; provided however that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available).

(b)                                 Letter of Transmittal. Promptly after the Effective Time, New Holdco and the Surviving Corporation shall cause the Exchange Agent to mail (and make available for collection by hand) to each holder of record of Bemis Eligible Shares that are Certificates or Book-Entry Shares not held through the Depositary Trust Company (“DTC”) notice advising such holder of the effectiveness of the Merger, including (i) appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.8(f)) or transfer of the Book-Entry Shares to the Exchange Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares), such materials to be in such form and have such other provisions as Amcor may reasonably specify (the “Letter of Transmittal”), and (ii) instructions for surrendering the Certificates (or affidavits of loss in lieu of the Certificates) or transferring the Book-Entry Shares to the Exchange Agent in exchange for the Merger Consideration, the Fractional Share Consideration (if any) and any dividends or distributions to which the holder has the right to receive pursuant to Section 2.8(g). With respect to Book-Entry Shares held through DTC, Bemis and Amcor shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as promptly as reasonably practicable following the Effective Time, upon surrender of Bemis Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, the Fractional Share Consideration (if any) and any dividends or distributions to which the holder has the right to receive pursuant to Section 2.8(g).

(c)                                  Procedures for Surrender.

(i)                                     After the Effective Time, and (x) upon surrender to the Exchange Agent of Bemis Eligible Shares that are Certificates, by physical surrender of such Certificate (or affidavit of loss in lieu of a Certificate, as provided in Section 2.8(f)) in accordance with the terms of the Letter of Transmittal and accompanying instructions, (y) upon the transfer of Bemis Eligible Shares that are Book-Entry Shares not held through DTC, in accordance with the terms of the Letter of Transmittal and accompanying instructions or (z) upon the transfer of Bemis Eligible Shares that are Book-Entry Shares held through DTC, including by delivery of an “agent’s message”, in accordance with DTC’s customary procedures, the holder of such Bemis Eligible Shares shall be entitled to receive in exchange therefor, and the Exchange Agent shall be required to deliver to each such holder (subject to Section 2.8(e)), (A) the number of New Holdco Shares (in certificates or evidence of shares in book-entry form, as applicable) in respect of the aggregate Merger Consideration that such holder is entitled to receive pursuant to Section 2.7 (after taking into account all Bemis Eligible Shares then held by such holder),

(B) any cash in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.8(g), and (C) as and when available, any Fractional Share Consideration which such holder has the right to receive.

(ii)                                  No interest will be paid or accrued on any amount payable upon due surrender of the Bemis Eligible Shares, and any Certificates formerly representing Bemis Eligible Shares that have been so surrendered shall be cancelled by the Exchange Agent. The New Holdco Shares issued and paid in accordance with the terms of this Section 2.8 upon conversion of any Bemis Eligible Shares (together with the Fractional Share Consideration (if any) and any dividends or distributions which a holder has the right to receive pursuant to Section 2.8(g)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Bemis Eligible Shares.

(iii)                               In the event of a transfer of ownership of any Bemis Eligible Shares represented by Certificates that are not registered in the transfer records of Bemis, the proper number of New Holdco Shares may be transferred by the Exchange Agent to such a transferee if (A) the Certificates formerly representing such Bemis Eligible Shares are surrendered to the Exchange Agent, and (B) the Certificates are accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance reasonably satisfactory to New Holdco and the Exchange Agent. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. If any New Holdco Shares are to be delivered to a Person other than the holder in whose name any Bemis Eligible Shares are registered, it shall be a condition of such exchange that the Person requesting such delivery shall pay any transfer or other similar Taxes required by reason of the transfer of New Holdco Shares to a Person other than the registered holder of any Bemis Eligible Shares, or shall establish to the satisfaction of New Holdco and the Exchange Agent that such Tax has been paid or is not applicable.

(d)                                 Transfer Books; No Further Ownership Rights in Bemis Shares. At the Effective Time, the stock transfer books of Bemis shall be closed and thereafter there shall be no further registration of transfers of Bemis Shares on the records of the Surviving Corporation. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Bemis Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(e)                                  Termination of Exchange Fund; No Liability. At any time following the 12 month anniversary of the Effective Time, New Holdco shall be entitled to require the Exchange Agent to deliver to New Holdco any funds (including any interest received with respect thereto) or New Holdco Shares remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation and New Holdco (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger

Consideration, including any dividends or other distributions on New Holdco Shares in accordance with Section 2.8(g) and any Fractional Share Consideration, payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.8(b), without any interest thereon. Notwithstanding the foregoing, (i) none of the Surviving Corporation, New Holdco or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law and (ii) any portion of the Merger Consideration or other cash that remains undistributed to the holders of Certificates and Book-Entry Shares as of immediately prior to such time that the Merger Consideration or such cash would otherwise escheat to, or become the property of, any Governmental Entity shall, to the extent permitted by applicable Law, become the property of New Holdco, free and clear of all claims or interests of any Person previously entitled thereto.

(f)                                   Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by New Holdco or the Exchange Agent, the posting by such holder of a bond in such amount as New Holdco or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to any such Certificates, the applicable Merger Consideration payable in respect thereof pursuant to Section 2.7, any amount payable in respect of Fractional Share Consideration and any dividends or other distributions on such New Holdco Shares in accordance with Section 2.8(g), in each case without any interest thereon.

(g)                                  Dividends or Distributions with Respect to New Holdco Shares. No dividends or other distributions with respect to New Holdco Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the New Holdco Shares issuable hereunder. All such dividends and other distributions shall instead be paid by New Holdco to the Exchange Agent and shall be included in the Exchange Fund, in each case, until the surrender of such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Law and Section 2.11, following surrender of any such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such New Holdco Shares to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to such surrender, and with a payment date subsequent to such surrender payable with respect to such New Holdco Shares to which such holder is entitled pursuant to this Agreement.

(h)                                 Fractional Shares. No fractional New Holdco Shares will be exchanged for any Bemis Shares or Bemis Equity Awards. Notwithstanding any other provision of this Agreement, each holder of Bemis Shares or Bemis Equity Awards whose Bemis Shares or Bemis Equity Awards were validly converted into the right to receive New Holdco Shares and who would otherwise have been entitled to receive a fraction of a New Holdco Share (after aggregating all Bemis Shares represented by the Certificates and Book-Entry Shares delivered by such holder and aggregating all Bemis Equity Awards of such holder) shall receive from the Exchange

Agent, in lieu thereof, cash (without interest) (the “Fractional Share Consideration”) in an amount representing such holder’s proportionate interest in the net proceeds from the sale by the Exchange Agent for the account of all such holders of New Holdco Shares which would otherwise be issued (the “Excess Offer Shares”). The sale of the Excess Offer Shares by the Exchange Agent shall be executed on the NYSE and shall be executed in round lots to the extent practicable. The proceeds resulting from the sale of the Excess Offer Shares shall be free of commissions, transfer Taxes and other out-of-pocket transaction costs. The net proceeds of such sale will be distributed to the holders of Bemis Shares or Bemis Equity Awards whose Bemis Shares or Bemis Equity Awards were validly converted into the right to receive New Holdco Shares with each such holder receiving an amount of such proceeds proportionate to the amount of fractional interests which such holder would otherwise have been entitled to receive. The net proceeds credited for any fractional New Holdco Shares will be determined on the average net proceeds per New Holdco Share. Any such sale shall be made within 10 Business Days after the Effective Time, or such shorter period as may be required by applicable Law.

Section 2.9                                    Treatment of Bemis Equity Awards.

(a)                                 As of the Effective Time and unless otherwise agreed with a particular holder, each outstanding stock-settled restricted stock unit and any associated rights to the issuance of additional Bemis Shares that is not a Bemis PSU (the “Bemis RSUs”) shall be adjusted to provide that, at the Effective Time, each Bemis RSU outstanding immediately prior to the Effective Time shall be canceled and the holder thereof shall then become entitled solely to receive, in full satisfaction of the rights of such holder with respect thereto, (i) a number of New Holdco Shares determined by multiplying the number of Bemis Shares subject to such Bemis RSU immediately prior to the Effective Time by the Exchange Ratio (subject to Section 2.8(h)), (ii) any Fractional Share Consideration payable with respect thereto pursuant to Section 2.8(h), and (iii) with respect to any Bemis RSU that provides for the right to receive payments equivalent to the dividends paid on the underlying Bemis Shares, an amount in cash equal to the aggregate amount of the dividends so payable.

(b)                                 As of the Effective Time and unless otherwise agreed with a particular holder, each outstanding stock-settled restricted stock unit and any associated rights to the issuance of additional Bemis Shares that vests upon the achievement of Bemis performance goals (the “Bemis PSUs”) shall be adjusted to provide that, at the Effective Time, each Bemis PSU outstanding immediately prior to the Effective Time shall be canceled and the holder thereof shall then become entitled solely to receive, in full satisfaction of the rights of such holder with respect thereto, (i) a number of New Holdco Shares determined by multiplying the number of Bemis Shares subject to such Bemis PSU immediately prior to the Effective Time (assuming the target level of performance has been achieved) by the Exchange Ratio (subject to Section 2.8(h)), (ii) any Fractional Share Consideration payable with respect thereto pursuant to Section 2.8(h), and (iii) with respect to any Bemis PSU that provides for the right to receive payments equivalent to the dividends paid on the underlying Bemis Shares, an amount in cash equal to the aggregate amount of the dividends so payable.

(c)                                  As of the Effective Time and unless otherwise agreed with a particular holder, each outstanding restricted stock unit required to be settled solely in cash (the “Bemis Cash-Settled RSUs”, together with the Bemis RSUs and the Bemis PSUs, the “Bemis Equity Awards”)

shall be adjusted to provide that, at the Effective Time, each Bemis Cash-Settled RSU outstanding immediately prior to the Effective Time shall be canceled and the holder thereof shall then become entitled solely to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the sum of (i) the product of (A) the number of Bemis Shares subject to such Bemis Cash-Settled RSU immediately prior to the Effective Time multiplied by (B) the Exchange Ratio and multiplied by (C) the Applicable Share Price and (ii) with respect to any Bemis Cash-Settled RSU that provides for the right to receive payments equivalent to the dividends paid on the underlying Bemis Shares, an amount in cash equal to the aggregate amount of the dividends so payable.

(d)                                 New Holdco shall deliver all New Holdco Shares and other consideration deliverable pursuant to this Section 2.9, net of applicable tax withholding, as promptly as reasonably practicable (but in any event no later than 10 Business Days) after the Effective Time; provided that to the extent any such amounts relate to a Bemis Equity Award that is nonqualified deferred compensation subject to Code Section 409A, New Holdco shall deliver all New Holdco Shares and other consideration at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Bemis Equity Award that will not trigger a tax or penalty under Code Section 409A. Applicable tax withholding with respect to any Bemis Equity Award settled in New Holdco Shares shall be accomplished through the withholding of New Holdco Shares with a value equal to the remainder of the applicable tax withholding obligation based upon the weighted average price of New Holdco Shares on the three trading days before settlement of such Bemis Equity Award hereunder (the “Applicable Share Price”).

(e)                                  The Bemis Board of Directors shall take all actions necessary to give effect to the terms of this Section 2.9; provided, that in giving effect to the terms of this Section 2.9 Bemis’s Board of Directors shall not promise or provide additional consideration to holders of Bemis Equity Awards.

Section 2.10                             Appraisal Shares. Notwithstanding anything to the contrary herein, to the extent permitted by the Missouri Code, Bemis Shares issued and outstanding immediately prior to the Effective Time that are held by any Bemis Shareholder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 351.455(1) of the Missouri Code (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration (or any Fractional Share Consideration or any dividends or other distributions on New Holdco Shares in accordance with Section 2.8(g)), but instead at the Effective Time shall become entitled to payment of the fair value of such shares in accordance with the provisions of Section 351.455(2) of the Missouri Code. From and after the Effective Time, a Bemis Shareholder who has properly exercised such appraisal rights will not have any rights of a Bemis Shareholder or a shareholder of the Surviving Corporation or New Holdco with respect to such Bemis Shares, except those provided under Section 351.455 of the Missouri Code. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 351.455(1) of the Missouri Code or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 351.455(1) of the Missouri Code, then (i) such Bemis Shares shall thereupon cease to constitute Appraisal Shares and (ii) the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 351.455(2) of the Missouri Code shall be forfeited and cease and if such forfeiture shall occur following the Effective Time, each such Appraisal Share shall thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Merger Consideration (and, to the extent applicable, the Fractional Share Consideration and any dividends or other distributions on New Holdco Shares in accordance with Section 2.8(g)). New Holdco shall promptly deposit with the Exchange Agent any additional New Holdco Shares necessary to pay in full the Merger Consideration so due and payable to such Bemis Shareholder who shall have withdrawn or lost such right to obtain payment of the fair value of such Appraisal Shares. Bemis shall deliver prompt notice to Amcor of any demands for appraisal of any Bemis Shares and Bemis shall provide Amcor with the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the Missouri Code. Bemis shall not settle, make any payments with respect to, or offer to settle, any claim with respect to the Appraisal Shares without the prior written consent of Amcor. Subject to this Section 2.10, any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.8(a) with respect to Bemis Shares for which appraisal rights have been perfected shall be returned to, or as directed by, New Holdco, upon demand.

Section 2.11                             Withholding. Amcor, Bemis, New Holdco and the Surviving Corporation shall each be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any amounts payable pursuant to this Agreement, such amounts as are required to be withheld or deducted with respect to such payment under the Code, or any applicable provisions of state, local or non-U.S. Law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Amcor, Bemis, New Holdco and the Surviving Corporation shall use commercially reasonable efforts to provide such forms or other information reasonably requested by other parties that are reasonably necessary to establish any exemption from or reduction of withholding Taxes.

ARTICLE III.

REPRESENTATIONS AND
WARRANTIES OF BEMIS

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Amcor by Bemis at the time of entering into this Agreement (the “Bemis Disclosure Letter”) (it being understood that any disclosure set forth in one section or subsection of the Bemis Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure) or as disclosed in the Bemis SEC Documents filed or furnished with the SEC since January 1, 2016 (including exhibits and other information incorporated by reference therein) and publicly available prior to the date hereof (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature), Bemis hereby represents and warrants to Amcor, Merger Sub and New Holdco as follows:

Section 3.1                                    Qualification, Organization, etc. Each of Bemis and its Subsidiaries is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization, and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties, or conduct of its business, requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Bemis Material Adverse Effect. Bemis has made available to Amcor true and complete copies of the Bemis Certificate and the Bemis Bylaws as amended to and as in effect on the date of this Agreement. The Bemis Governing Documents are in full force and effect and Bemis is not in violation of the Bemis Governing Documents in any material respect.

Section 3.2                                    Capitalization.

(a)                                 The authorized capital stock of Bemis consists of 500,000,000 Bemis Shares and 2,000,000 shares of series preferred stock, par value $1.00 per share (“Bemis Preferred Stock”). As of the close of business on August 2, 2018 (such date and time, the “Bemis Capitalization Date”), (i)(A) 91,015,307 Bemis Shares were issued and outstanding, (B) no Bemis Shares were held in treasury and (C) no Bemis Shares were held by Subsidiaries of Bemis, (ii) 3,143,565 Bemis Shares were reserved and available for issuance pursuant to the Bemis Equity Plan (including 1,812,565 Bemis Shares underlying outstanding Bemis Equity Awards (based upon the maximum number of Bemis Shares issuable upon settlement of Bemis PSUs)), and (iii) no shares of Bemis Preferred Stock were issued or outstanding or held in treasury. All of the outstanding Bemis Shares are, and all Bemis Shares reserved for issuance as noted above shall be, at the time of issuance, duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(b)                                 Except as set forth in Section 3.2(a), as of the date of this Agreement, Bemis has no shares of capital stock or other equity interests issued or outstanding other than (i) the Bemis Shares that were outstanding on the Bemis Capitalization Date and (ii) Bemis Shares that were reserved for issuance as set forth in Section 3.2(a) as of the Bemis Capitalization Date and have become outstanding after the Bemis Capitalization Date.

(c)

(i)                                     From the Bemis Capitalization Date to the date of this Agreement, Bemis has not issued any Bemis Shares except pursuant to the settlement of Bemis Equity Awards outstanding as of the Bemis Capitalization Date, in accordance with their terms, and has not issued any Bemis Preferred Stock.

(ii)                                  Upon any issuance of any Bemis Shares in accordance with the terms of the Bemis Equity Plan, such Bemis Shares will be duly authorized, validly issued and fully paid and nonassessable.

(iii)                               Each of the outstanding shares of capital stock or other equity securities of each of the Bemis Subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable and owned solely by Bemis or by a direct or indirect wholly owned Bemis Subsidiary, free and clear of all Liens.

(iv)                              Except as set forth in Section 3.2(a), as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, puts, commitments, derivative instruments or rights of any kind that obligate Bemis or any Bemis Subsidiary to (A) issue, transfer or sell any shares in the capital or other equity interests of Bemis or any Bemis Subsidiary or securities convertible into, or exchangeable for, such shares or equity interests (in each case other than to Bemis or a wholly owned Subsidiary of Bemis); (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (C) redeem or otherwise acquire any such shares in its capital or other equity interests; (D) provide a material capital contribution to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Bemis Subsidiary that is not wholly owned by Bemis or in any other Person or (E) make any payment to any Person the value of which is derived from, or calculated based on, the value of Bemis Shares, Bemis Preferred Stock or any other Bemis equity interests.

(v)                                 Neither Bemis nor any Bemis Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Bemis Shareholders or any Bemis Subsidiary on any matter.

(d)                                 Section 3.2(d) of the Bemis Disclosure Letter sets forth as of the Bemis Capitalization Date a list of each outstanding Bemis Equity Award granted under the Bemis Equity Plan and (i) the number of Bemis Shares subject to such outstanding Bemis Equity Award, (ii) the aggregate amount of accrued dividends with respect to outstanding Bemis RSUs, (iii) the exercise price, purchase price or similar pricing of such Bemis Equity Award, (iv) the date on which such Bemis Equity Award was granted or issued, and (v) the applicable vesting schedule. With respect to each grant of Bemis Equity Awards, and in all material respects (1) each such grant was made in accordance with the terms of the applicable Bemis Equity Plan, the Exchange Act and all other applicable Laws, including the rules of the NYSE, (2) each such grant was properly accounted for in accordance with United States generally accepted accounting principles (“GAAP”) in the Bemis SEC Documents (including financial statements) and all other applicable Laws, (3) each Bemis Equity Award qualifies for the Tax treatment afforded to such award in Bemis’s Tax Returns and all Bemis SEC Documents, respectively, (4) each Bemis Equity Award is structured to be exempt from Code Section 409A as a “short-term deferral” and (5) each Bemis Equity Award does not trigger any liability for the holder thereof under Section 409A of the Code or any similar provision in any other Tax jurisdiction.

(e)                                  There are no voting trusts or other agreements or understandings to which Bemis or any Bemis Subsidiary is a party with respect to the voting of the shares of capital stock or other equity interest of Bemis or any Bemis Subsidiary.

(f)                                   Section 3.2(f) of the Bemis Disclosure Letter sets forth, as of the date of this Agreement, (i) each Bemis Subsidiary and the ownership interest of Bemis in each Bemis Subsidiary and (ii) any other Person in which Bemis or any of the Bemis Subsidiaries’ own capital stock or other equity interest. No Bemis Subsidiary owns any Bemis Shares.

Section 3.3                                    Corporate Authority Relative to this Agreement; No Violation.

(a)                                 Bemis has all requisite corporate power and authority to enter into this Agreement and, assuming the Bemis Shareholder Approval is obtained, to perform its obligations hereunder and to consummate the Transactions to which it is or is contemplated to be a party, including the Merger. The execution, delivery and performance by Bemis of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Bemis Board of Directors and, except for the filing of the Articles of Merger with the Secretary of State of the State of Missouri, no other corporate proceedings on the part of Bemis or any Bemis Subsidiary are necessary to authorize the consummation of the Transactions other than, with respect to the Merger, obtaining the Bemis Shareholder Approval. As of the date of this Agreement, the Bemis Board of Directors has unanimously adopted resolutions (i) declaring that this Agreement and the consummation of the Transactions are advisable and fair to, and in the best interests of, Bemis and the Bemis Shareholders, (ii) approving this Agreement and the Transactions, (iii) authorizing the execution, delivery and performance of this Agreement, (iv) directing that this Agreement be submitted to a vote at the Bemis Special Meeting and (v) making the Bemis Board Recommendation. This Agreement has been duly and validly executed and delivered by Bemis and constitutes the valid and binding agreement of Bemis, enforceable against Bemis in accordance with its terms, except that (1) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (2) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (such exceptions in clauses (1) and (2), the “Enforceability Exceptions”).

(b)                                 The execution, delivery and performance by Bemis of this Agreement and the consummation by Bemis of the Transactions requires no action by or in respect of, or filing with, any Governmental Entity, other than (i) the filing of the Articles of Merger with the Missouri Secretary of State, (ii) compliance with any applicable requirements of the HSR Act and the expiration or termination of any applicable waiting period thereunder, (iii) the filings, consents, approvals, authorizations, clearances or other actions under the Antitrust Laws applicable to the Transactions and the expiration or termination of any applicable waiting periods thereunder, (iv) the filing with the SEC of the Proxy Statement and any amendments or supplements thereto, and other filings required under, and compliance with any applicable requirements of the Exchange Act and any other applicable securities laws, (v) compliance with any applicable requirements of the NYSE, and (vi) any other actions or filings the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Bemis Material Adverse Effect.

(c)                                  The execution, delivery and performance by Bemis of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Bemis Governing Documents or the comparable governing instruments of any Bemis Subsidiary, (ii) assuming that the consents, approvals and filings referred to in Section 3.3(b) are made and obtained and receipt of the Bemis Shareholder Approval, contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (iii) assuming that the consents, approvals and filings referred to in Section 3.3(b) are made and obtained and receipt of the Bemis Shareholder Approval, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Bemis or any of its Subsidiaries is entitled under any provision of any Contract binding upon Bemis or any Bemis Subsidiary or any Bemis Permit or (iv) result in the creation or imposition of any Lien on any asset of Bemis or any Bemis Subsidiary, with only such exceptions, in the case of each of clauses (ii) through (iv), as have not had and would not reasonably be expected to have, individually or in the aggregate, a Bemis Material Adverse Effect.

Section 3.4                                    Reports and Financial Statements.

(a)                                 Bemis and each Bemis Subsidiary has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act since January 1, 2016 (the “Applicable Date”) (the forms, statements, certifications, reports and documents filed with or furnished to the SEC since the Applicable Date and those filed with or furnished to the SEC subsequent to the date of this Agreement, together with any exhibits and schedules thereto and any information incorporated by reference therein, in each case as amended since the date of their filing and prior to the date hereof, collectively the “Bemis Filings”). Each of the Bemis Filings, at the time of its filing or being furnished complied or, if not yet filed or furnished, will at the time of being filed or furnished comply, in each case, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Bemis Filings, and the applicable requirements of the NYSE. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Bemis Filings did not, and each Bemis Filing filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date of this Agreement, to Bemis’s knowledge, none of the Bemis Filings is the subject of ongoing SEC review, inquiry, investigation or challenge or the subject of any outstanding or unresolved SEC comments.

(b)                                 Each of the audited and unaudited consolidated financial statements included in or incorporated by reference into the Bemis Filings (including the related notes and schedules) fairly presents or, in the case of the Bemis Filings filed after the date of this Agreement, will fairly present, in each case, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Bemis and the Bemis Subsidiaries, as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to, in the case of any unaudited interim financial statements, normal and recurring year-end audit adjustments that are not and will not be material in amount or effect).

Section 3.5                                    Internal Controls and Procedures. Bemis has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) sufficient to comply in all material respects with all legal and accounting requirements applicable to Bemis and the Bemis Subsidiaries and as otherwise as required by Rule 13a-15 or 15d-15 under the Exchange Act. Bemis’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Bemis in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Bemis’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Bemis, each Bemis Subsidiary and each of their respective officers and directors in their capacities as such are in material compliance with, and, since the Applicable Date, have materially complied with, the applicable provisions of Sarbanes-Oxley Act and the Exchange Act. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, Bemis’s management has disclosed to Bemis’s auditors and the audit committee of the Bemis Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Bemis’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Bemis’s internal control over financial reporting. Bemis has made available prior to the date of this Agreement to Amcor (x) either materials relating to or a summary of any disclosure of matters described in clauses (i) or (ii) in the preceding sentence made by management of Bemis to its auditors and audit committee on or after the Applicable Date and prior to the date of this Agreement and (y) any material communication on or after the Applicable Date and prior to the date of this Agreement made by management of Bemis or its auditors to the audit committee as required by the listing standards of the NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date and prior to the date of this Agreement, no complaints from any source regarding a material violation of accounting procedures, internal accounting controls or auditing matters or compliance with Law, including from any current or former employee of Bemis or any Bemis Subsidiary regarding questionable accounting, auditing or legal compliance matters have, to the knowledge of Bemis, been received by Bemis.

Section 3.6                                    No Undisclosed Liabilities. There are no obligations or liabilities of Bemis or any Bemis Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case other than (i) liabilities or obligations disclosed, reflected or reserved against in the consolidated balance sheet of Bemis as of December 31, 2017, and the notes thereto set forth in Bemis’s annual report on Form 10-K for the fiscal year ended December 31, 2017, (ii) liabilities or obligations incurred in the ordinary course of business since December 31, 2017, (iii) liabilities or obligations arising out of this

Agreement (and which do not arise out of a breach by Bemis of any representation or warranty or covenant in this Agreement), or (iv) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Bemis Material Adverse Effect.

Section 3.7                                    Compliance with Laws; Permits.

(a)                                 Bemis and each Bemis Subsidiary is, and since the Applicable Date has been, in compliance with and is not, and since the Applicable Date has not been, in default under, or in violation of, any Law or Order applicable to Bemis, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Bemis Material Adverse Effect.

(b)                                 Bemis and the Bemis Subsidiaries are, and since the Applicable Date have been, in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, exemptions, consents, certificates, registrations, concessions, approvals and orders of any Governmental Entity necessary for Bemis and the Bemis Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Bemis Permits”), except where the failure to have any of the Bemis Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Bemis Material Adverse Effect. All Bemis Permits are in full force and effect, except where the failure to be in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a Bemis Material Adverse Effect. Bemis and each Bemis Subsidiary is in compliance with all Bemis Permits, except where the failure to be in compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Bemis Material Adverse Effect.

(c)                                  Neither Bemis nor any Bemis Subsidiary is a party to or subject to the provisions of any judgment, order, writ, injunction, decree, award, stipulation or settlement of or with any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Bemis Material Adverse Effect.

Section 3.8                                    Environmental Laws. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Bemis Material Adverse Effect: (i) Bemis and the Bemis Subsidiaries are now, and have been since the Applicable Date, in compliance with all Environmental Laws and Environmental Permits; (ii) neither Bemis nor any Bemis Subsidiary has treated, stored, handled, manufactured, generated, distributed, sold, disposed of or arranged for disposal of, transported, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Substance, in each case as would result in liability under any Environmental Law; (iii) neither Bemis nor any Bemis Subsidiary has, since the Applicable Date (or earlier to the extent unresolved), received any notice alleging that Bemis or any Bemis Subsidiary may be in violation of or subject to liability, and there is no claim, Proceeding, demand, Lien, Order, investigation or information request pending or, to the knowledge of Bemis, threatened against Bemis or any Bemis Subsidiary, under any Environmental Law or relating to any Hazardous Substances; and (iv) neither Bemis nor any Bemis Subsidiary has assumed or provided an indemnity with respect to any obligation or liability of any other Person relating to Environmental Laws or any Hazardous Substances (excluding any indemnities included in Contracts entered into in the ordinary course of business that are not principally related to environmental liabilities). Bemis and the Bemis Subsidiaries have made available to Amcor all material environmental assessments, audits and reports relating to the current or former facilities or operations of Bemis and each Bemis Subsidiary that are in their possession or under their reasonable control.

Section 3.9                                    Employee Benefit Plans.

(a)                                 Section 3.9(a) of the Bemis Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of each material Bemis Benefit Plan. With respect to each material Bemis Benefit Plan, Bemis has made available to Amcor true, correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) the current plan document, all amendments thereto and the most recent summary or a summary plan description provided to participants; (ii) the most recent Form 5500 or other annual report; (iii) the most recent audited financial statement and actuarial valuation; (iv) all material filings and correspondence with any Governmental Entity since the Applicable Date; and (v) all material related insurance contracts which implement each such material Bemis Benefit Plan.

(b)                                 (i) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Bemis Material Adverse Effect, each of the Bemis Benefit Plans has been established, funded, operated and administered in compliance with its terms and in accordance with applicable Laws, including ERISA, the Code and in each case the regulations thereunder; (ii) no Bemis Benefit Plan provides benefits, including death or medical or other welfare benefits (whether or not insured), with respect to current or former employees or directors of Bemis or any Bemis Subsidiary (or their dependents or beneficiaries) beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, Section 4980B of the Code, or comparable U.S. state Law (collectively, “COBRA”) for which the cost is borne entirely by the covered Person; (iii) except as has not had, and would not reasonably be expected to have a Bemis Material Adverse Effect, Bemis, the Bemis Subsidiaries and their ERISA Affiliates have complied and are in compliance with the requirements of COBRA as well as the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, and including any guidance issued thereunder (“PPACA”); (iv) no liability with respect to a complete withdrawal or a partial withdrawal (as defined in Section 4203 or 4205 of ERISA, respectively) from a multiemployer plan (within the meaning of Section 3(37) of ERISA) has been incurred (whether or not assessed or asserted) by Bemis, any Bemis Subsidiary or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that is likely to cause Bemis, any Bemis Subsidiary or any of their ERISA Affiliates to incur any such liability; (v) no Bemis Benefit Plan is a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA or Section 413(c) of the Code; (vi) except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Bemis Material Adverse Effect, all contributions, distributions, reimbursements or other amounts payable by Bemis or any Bemis Subsidiary pursuant to each Bemis Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards; (vii) except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Bemis Material Adverse Effect, neither Bemis nor any Bemis Subsidiary has engaged in a transaction in connection with which Bemis or any Bemis Subsidiary could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code; (viii) except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Bemis Material Adverse Effect, there are no pending, or to the knowledge of Bemis, threatened Proceedings (other than routine claims for benefits) with respect to any of the Bemis Benefit Plans or any trusts related thereto; (ix) neither Bemis nor any Bemis Subsidiary has any current or contingent liability or obligation as a result of at any time being treated as a single employer under Section 414 of the Code with any other Person; and (x) neither Bemis nor any Bemis Subsidiary has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any material Tax or other penalty under PPACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or Section 4980B, 4980D or 4980H of the Code.

(c)                                  With respect to each Bemis Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code other than any multiemployer plan (each, a “Bemis Title IV Plan”): (i) no Bemis Title IV Plan has failed to satisfy the minimum funding standard (within the meaning of Sections 412 and 430 of the Code or Section 302 of ERISA) applicable to such Bemis Title IV Plan, whether or not waived and no application for a waiver of the minimum funding standard or extension of any amortization periods with respect to any Bemis Title IV Plan has been requested or granted; (ii) no reportable event within the meaning of Section 4043 of ERISA has occurred within the last three years; (iii) all amounts due to the Pension Benefit Guaranty Corporation (“PBGC”) pursuant to Section 4007 of ERISA have been timely paid; (iv) with respect to each Bemis Title IV Plan for which there has been a significant reduction in the rate of future benefit accrual as referred to in Section 204(h) of ERISA, the requirements of Section 204(h) of ERISA have been complied with; (v) all contributions required under Section 302 of ERISA and Section 412 of the Code have been timely made; (vi) no Bemis Title IV Plan has been or is considered to be in “at risk” status under Section 430 of the Code or has been required to apply any of the funding-based limitations under Section 436 of the Code; (vii) there has been no event described in Section 4062(e) of ERISA; (viii) no event has occurred or circumstances exist that could result in a liability under or with respect to Section 4069 of ERISA; and (ix) no notice of intent to terminate any Bemis Title IV Plan has been filed and no amendment to treat a Bemis Title IV Plan as terminated has been adopted and no Proceeding has been commenced by the PBGC to terminate any Bemis Title IV Plan.

(d)                                 Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Bemis Material Adverse Effect, (i) each of the Bemis Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a current favorable determination letter or opinion letter as to its qualification and (ii) there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan. Each such favorable determination letter has been provided or made available to Amcor.

(e)                                  Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event, including a termination of employment, forgiveness of indebtedness or otherwise) could (i) result in any payment becoming due to any current or former director or any employee of Bemis or any Bemis Subsidiary or any other service provider under any Bemis Benefit Plan being an “excess parachute payment” (within the meaning of Section 280G of the Code), (ii) increase any benefits or compensation otherwise payable under any Bemis Benefit Plan or (iii) result in any acceleration of the time of payment, funding or vesting of, or result in the forfeiture of, any compensation or benefits under any Bemis Benefit Plan.

(f)                                   Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Bemis Material Adverse Effect, each Bemis Benefit Plan, if any, which is maintained outside of the United States (each, a “Bemis Foreign Plan”) has been operated in conformance with its terms and the applicable Laws in the jurisdictions in which such Bemis Foreign Plan is present or operates and, to the extent relevant, the United States. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Bemis Material Adverse Effect: (i) each Bemis Foreign Plan required to be registered or approved by a non-U.S. regulatory authority or Governmental Entity or intended to meet certain regulatory or requirements for favorable tax treatment has been timely and properly registered or approved and has been maintained in good standing with applicable regulatory authorities and Governmental Entities, and no event has occurred since the date of the most recent approval or application therefor relating to any such Bemis Foreign Plan that could reasonably be expected to affect any such approval relating thereto; (ii) neither Bemis nor any of the Bemis Subsidiaries has incurred any liability in connection with the termination of, or withdrawal from, any Bemis Foreign Plan that is a defined benefit pension plan; and (iii) all Bemis Foreign Plans that are required to be funded are fully funded, and adequate reserves have been established with respect to any Foreign Plan that is not required to be funded.

(g)                                  Each Bemis Benefit Plan has been maintained and operated in documentary and operational compliance in all respects with Section 409A of the Code and the regulations promulgated thereunder or an available exemption therefrom.

(h)                                 Bemis is not a party to nor does it have any obligation under any Bemis Benefit Plan to “gross up,” “indemnify,” or compensate any person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

Section 3.10                             Absence of Certain Changes or Events.

(a)                                 Since December 31, 2017, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Bemis Material Adverse Effect.

(b)                                 Since December 31, 2017 through the date of this Agreement, (i) the business of Bemis and the Bemis Subsidiaries has been conducted, in all material respects, in the ordinary course of business, and (ii) neither Bemis nor any Bemis Subsidiary has taken any action that would have constituted a material breach of Section 5.1(b) (other than clauses (i), (iii), (vii), (xiii), and (xiv) (and, to the extent related thereto, clause (xv)) of Section 5.1(b), as to which this Section 3.10(b)(ii) shall not apply) had such action been taken after the execution of this Agreement without the prior written consent of Amcor.

Section 3.11                             Investigation; Litigation. There are no civil, criminal or administrative actions, suits, claims, litigation, charges, demands, notices of violation, enforcement actions, hearings, arbitrations, audits, examinations, inquiries, investigations or other proceedings (“Proceedings”) pending or, to the knowledge of Bemis, threatened against Bemis or any Bemis Subsidiary, except for those that have not been, and would not reasonably be expected to be, individually or in the aggregate, material to Bemis and the Bemis Subsidiaries, taken as a whole.

Section 3.12                             Tax Matters.

(a)                                 Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Bemis Material Adverse Effect:

(i)                                     all Tax Returns that are required to be filed by or with respect to Bemis or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

(ii)                                  Bemis and its Subsidiaries have paid all Taxes due and owing by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor or third party (in each case, whether or not shown on any Tax Return), other than Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the consolidated financial statements of Bemis and its Subsidiaries included in the Bemis SEC Documents;

(iii)                               there is not pending or threatened in writing any Proceeding with a Governmental Entity with respect to any Taxes of Bemis or any of its Subsidiaries;

(iv)                              neither Bemis nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency;

(v)                                 neither Bemis nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify in whole or in part for tax-free treatment under Section 355 of the Code or so much of Section 356 as relates to Section 355 (or any similar provisions of state, local, or non-U.S. Law);

(vi)                              no claim has been made in writing by a Taxing Governmental Entity in a jurisdiction where any of Bemis or its Subsidiaries does not file Tax Returns that such Person is or may be required to filed Tax Returns in, or subject to taxation by, that jurisdiction;

(vii)                           neither Bemis nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Scheme Closing Date as a result of (A) any installment sale or open transaction disposition made on or prior to the Scheme Closing Date, (B) any prepaid amount received on or prior to the Scheme Closing Date, (C) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or non-U.S. Law) entered into on or prior to the Scheme Closing Date, (D) any “gain recognition agreement” or “domestic use election” (or analogous concepts under state, local or non-U.S. Law), (E) election under Section 108(i) or (F) a change in the method of accounting for a period ending prior to or including the Scheme Closing Date;

(viii)                        none of Bemis or any of its Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes or agreements or arrangements exclusively between or among Bemis and its wholly owned Subsidiaries) or has any liability for Taxes of any Person (other than Bemis or any of its wholly owned Subsidiaries) by reason of Contract, assumption, operation of Law, Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), transferee or successor liability, or otherwise;

(ix)                              there are no Liens for Taxes upon any property or assets of Bemis or any of its Subsidiaries, except for the Bemis Permitted Liens; and

(x)                                 neither Bemis nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(b)                                 Neither Bemis nor any of its Subsidiaries has taken or agreed to take any action or knows of any facts or circumstances that could reasonably be expected to (i) prevent the Merger and the Scheme from qualifying for the Intended Tax Treatment or (ii) cause New Holdco to be treated as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code as a result of the Transactions.

Section 3.13                             Labor Matters.

(a)                                 Bemis and the Bemis Subsidiaries are, and since the Applicable Date, have been, in compliance with all applicable Laws respecting labor, employment and employment practices, including those relating to terms and conditions of employment, wages and hours, occupational safety and health, immigration, employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, redundancies, mass layoffs, plant closures, affirmative action, workers’ compensation, labor relations, employee leaves of absence, worker and employee classification, payment and withholding of employment-related Taxes, and unemployment insurance, except where any such failure to be in compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Bemis Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Bemis Material Adverse Effect, since the Applicable Date: (i) Bemis and its Subsidiaries have fully and timely paid all wages, salaries, prevailing wages, commissions, bonuses, fees, and other compensation which have come due and payable to their current and former employees and independent contractors under applicable Law, contract, or company policy; and (ii) each individual who has provided services to Bemis or its Subsidiaries was properly classified and treated as an independent contractor, consultant, or other service provider for all applicable purposes.

(b)                                 Except where such agreements or representation are imposed on all employers in a particular industry or location by applicable Law, (i) neither Bemis nor any of its Subsidiaries is party to or bound by any collective bargaining agreement or other Contract with any labor union, works council, or other labor organization (“Labor Organization”) and (ii) no employee of Bemis or any of its Subsidiaries is represented by a Labor Organization with respect to such employment.

(c)                                  There is no unfair labor practice charge pending or, to the knowledge of Bemis, threatened against Bemis or any of its Subsidiaries. Neither Bemis nor any Bemis Subsidiary is subject to an actual, pending or, to the knowledge of Bemis, threatened, labor dispute, strike, slowdown, walkout or work stoppage, nor has Bemis or any of its Subsidiaries experienced any such labor dispute, strike, slowdown, walkout or work stoppage since the Applicable Date. To the knowledge of Bemis, there are, and since the Applicable Date have been no organizational campaigns, petitions or other activities or proceedings of any Labor Organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of Bemis or any of its Subsidiaries or to compel Bemis or any of its Subsidiaries to bargain with any such Labor Organization. To the knowledge of Bemis, there are, and since the Applicable Date have been, no actual or threatened organizational efforts with respect to the formation of a collective bargaining unit or Labor Organization decertification activities involving employees of Bemis or any of its Subsidiaries.

Section 3.14                             Intellectual Property.

(a)                                 Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Bemis Material Adverse Effect: (i) Bemis or a Bemis Subsidiary owns or otherwise possesses a valid and legally enforceable right to use all Intellectual Property used in or necessary for their respective businesses as currently conducted, free and clear of all Liens; (ii) there are no pending or, to the knowledge of Bemis, threatened claims, actions or Proceedings against Bemis or any Bemis Subsidiary by any Person (x) alleging infringement, misappropriation or other violations by Bemis or any Bemis Subsidiary of any third party’s Intellectual Property or (y) challenging the ownership, validity or enforceability of any Intellectual Property owned by Bemis or any Bemis Subsidiary; (iii) the conduct of the businesses of Bemis and the Bemis Subsidiaries has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate, any third party’s Intellectual Property; (iv) to the knowledge of Bemis, no third party has infringed, misappropriated or violated or is infringing, misappropriating or violating any Intellectual Property owned by Bemis or any Bemis Subsidiary; (v) the Intellectual Property owned by Bemis or any of its Subsidiaries is not subject to any outstanding settlement or Order restricting the use, registration, ownership or disposition thereof; (vi) Bemis and the Bemis Subsidiaries have taken commercially reasonable efforts to maintain and protect all Intellectual Property owned by Bemis or any Bemis Subsidiary and the integrity and security of Bemis’s and the Bemis Subsidiaries’ information technology systems, including data stored or contained therein, and there has been no breach of or other unauthorized access to such systems or any theft or loss of any confidential or personally identifiable data held by Bemis or any Bemis Subsidiary; and (vii) neither Bemis nor any Bemis

Subsidiary is bound by any Contract that, upon consummation of the Transactions, will cause or require Bemis or Amcor or any of their Subsidiaries (other than Bemis or any of its Subsidiaries, to the extent so bound prior to the Scheme Closing Date) to grant, or cause to be granted, to any third party any right to or with respect to any Intellectual Property owned by any of them prior to the Scheme Closing Date.

(b)                                 Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Bemis Material Adverse Effect, the businesses of Bemis and each Bemis Subsidiary are being conducted in compliance with all applicable Laws pertaining to the privacy, data protection and information security.

Section 3.15                             Real Property.

(a)                                 With respect to the real property owned by Bemis or any Bemis Subsidiary (such property collectively, the “Bemis Owned Real Property”), except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Bemis Material Adverse Effect, either Bemis or a Bemis Subsidiary has good and marketable fee simple title to such Bemis Owned Real Property, free and clear of all Liens, other than any such Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due and payable (or that may thereafter be paid without penalty) or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the consolidated financial statements of Bemis and the Bemis Subsidiaries included in the Bemis SEC Documents, (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business for amounts which are not overdue for a period of more than 90 days and for which adequate reserves have been established in accordance with GAAP on the consolidated financial statements of Bemis and the Bemis Subsidiaries included in the Bemis SEC Documents, (iii) which is disclosed on the most recent (as of the date hereof) consolidated balance sheet of Bemis included in the Bemis SEC Documents filed with the SEC prior to the date of this Agreement or notes thereto or securing Indebtedness reflected on such balance sheet, (iv) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Bemis included in the Bemis SEC Documents filed with the SEC prior to the date of this Agreement (v) that is an easement, covenant, condition or restriction of record as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the business of Bemis or any of the Bemis Subsidiaries; (vi) that is a zoning or other governmentally established Lien as to which no material violation exists or, if such violation exists, as to which the cure of such violation would not materially interfere with the conduct of the business of Bemis or any of the Bemis Subsidiaries; (vii) that is a railroad trackage agreement, utility, slope or drainage easement, right-of-way easement or lease regarding any sign as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the business of Bemis or any of the Bemis Subsidiaries; or (viii) that is an imperfection of title or license, if any, that does not materially impair the use or operation of any asset to which it relates in the conduct of the business of Bemis or any of the Bemis Subsidiaries; (ix) set forth in Section 3.15(a) of the Bemis Disclosure Letter (any such Lien described in any of clauses (i) through (ix), a “Bemis Permitted Lien”). Neither Bemis nor any of the Bemis Subsidiaries has received notice of any pending, and to the knowledge of Bemis there is no threatened, condemnation proceeding with respect to any Bemis Owned Real Property, except proceedings which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Bemis Material Adverse Effect. There are no outstanding options, rights of first offer or rights of first refusal to purchase the Bemis Owned Real Property or any portion thereof or interest therein, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Bemis Material Adverse Effect.

(b)                                 Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Bemis Material Adverse Effect, (i) each material lease, sublease and other agreement under which Bemis or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property (the “Bemis Leased Real Property”), is valid, binding and in full force and effect, subject to the Enforceability Exceptions and (ii) no uncured default of a material nature on the part of Bemis or, if applicable, its Subsidiary or, to the knowledge of Bemis, the landlord thereunder exists with respect to any Bemis Leased Real Property and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, except to the extent such breach or default has not had, and would not reasonably be expected to have, individually or in the aggregate, a Bemis Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Bemis Material Adverse Effect, Bemis and each of its Subsidiaries has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the lease, sublease or other agreement applicable thereto, the Bemis Leased Real Property, free and clear of all Liens, except for Bemis Permitted Liens.

(c)                                  Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Bemis Material Adverse Effect, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Bemis Owned Real Property and the Bemis Leased Real Property are in good condition and repair and sufficient for the operation of the business conducted thereon.

Section 3.16                             Opinion of Financial Advisor. The Bemis Board of Directors has received the opinion of Goldman, Sachs & Co., to the effect that, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Exchange Ratio is fair from a financial point of view to the holders (other than Amcor and its affiliates) of Bemis Shares.

Section 3.17                             Required Vote; Takeover Statutes.

(a)                                 The Bemis Shareholder Approval is the only vote of holders of securities of Bemis required to adopt this Agreement and to consummate the Transactions.

(b)                                 Assuming the accuracy of the representations and warranties in Section 4.17, no Takeover Statute applicable to Bemis or its Affiliates nor any anti-takeover provision in the Bemis Governing Documents is applicable to the Transactions.

Section 3.18                             Material Contracts.

(a)                                 Section 3.18 of the Bemis Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 3.18(a) under which Bemis or any Bemis Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts of the type described in this Section 3.18(a), in each case whether entered into before, on or after the date of this Agreement, being referred to herein as the “Bemis Material Contracts”):

(i)                                     (A) any (i) joint venture, partnership or other similar Contract, or (ii) material collaboration, co-promotion, strategic alliance or other similar Contract, and (B) any shareholders, investors rights, registration rights or similar agreement or arrangement relating to Bemis or any Bemis Subsidiary;

(ii)                                  each Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which Bemis or any of its Subsidiaries has or could reasonably be expected to have material continuing rights or obligations following the date of this Agreement, including pursuant to any “earn-out” or indemnity;

(iii)                               each Contract under which Bemis or any Bemis Subsidiary (x) is granted any license or other right with respect to any Intellectual Property of a third party, or has granted to a third party any license or other right with respect to any Intellectual Property and, in each of (x) and (y), which such Contract or Intellectual Property is material to Bemis and the Bemis Subsidiaries, taken as a whole;

(iv)                              each Contract that limits the freedom of Bemis or any Bemis Subsidiary to compete in any line of business or geographic region (including any Contract that requires Bemis or any Bemis Subsidiary to work exclusively with any Person in any line of business or geographic region, or which by its terms would further so limit the freedom of New Holdco or its Subsidiaries after the Effective Time), or with any Person, or otherwise restricts the research, development, manufacture, marketing, distribution or sale of any product by Bemis and the Bemis Subsidiaries, in each case, in a manner that is material to the business of Bemis and the Bemis Subsidiaries, taken as a whole, as currently conducted;

(v)                                 each Contract that contains exclusivity or “most favored nation” provisions, or grants any right of first refusal, right of first offer, exclusive development rights or exclusive marketing or distribution rights to any Person relating to any product or potential product in each case, that is material to the business of Bemis and the Bemis Subsidiaries, taken as a whole, as currently conducted;

(vi)                              each Contract that requires Bemis or any of its Subsidiaries to (A) purchase or sell a minimum quantity of goods relating to any product or potential product, or (B) purchase or sell goods relating to any product or potential product exclusively, in each case from or to any Person and which involved payments to or by Bemis or any of its Subsidiaries in excess of $45 million in the aggregate during the fiscal year ended December 31, 2017;

(vii)                           each material Contract with any of Bemis’s top ten customers or top ten suppliers, measured by revenue and expense, respectively, for the 12-month period ended December 31, 2017;

(viii)                        each Contract that is required to be filed by Bemis as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ix)                              each Contract relating to any material swap, forward, futures, warrant, option or other derivative transaction;

(x)                                 each Contract involving the settlement of any Proceeding or threatened Proceeding (or series of related Proceedings) (A) which (x) would reasonably be expected to involve payments after the date hereof in excess of $10 million or (y) would reasonably be expected to impose or currently imposes material monitoring or reporting obligations to any other Person outside the ordinary course of business or material restrictions on Bemis or any Bemis Subsidiary (or, following the Merger Closing, New Holdco or any of its Subsidiaries) or (B) which is material to Bemis and the Bemis Subsidiaries, taken as a whole, and with respect to which material conditions precedent to the settlement have not been satisfied as of the date hereof;

(xi)                              each collective bargaining agreement or other similar Contract with any Labor Organization, excluding any such agreements that are imposed on all employers in a particular industry or location by applicable Law;

(xii)                           each Contract providing for employment, consulting or similar agreement for the provision of services to which Bemis or any of its Subsidiaries is a party and provides for annual compensation opportunities in excess of $250,000 which cannot be terminated for no consideration with less than 90 days of advanced written notice, or if such services are to be provided outside of the U.S., each Contract which provides for compensation upon termination or notice of termination in excess of what is required by applicable Law;

(xiii)                        each non-qualified deferred compensation, equity, severance, retention, transaction or other bonus plans or arrangements for Bemis’s or any of its Subsidiaries’ current or former directors, officers or employees, in each case, pursuant to which Bemis or any of its Subsidiaries is or will be subject to, excluding severance entitlements imposed by applicable Law;

(xiv)                       (A) each loan Contract, note, letter of credit and other evidence of Indebtedness in excess of $10 million, (B) any mortgages, pledges and other evidences of Liens securing such obligations on any real or other property that is material to Bemis and the Bemis Subsidiaries, taken as a whole, and (C) any guarantees supporting such obligations and financing Contracts including change of control provisions, other than Contracts solely among Bemis and any wholly owned Bemis Subsidiary; and

(xv)                          each Contract that has or would reasonably be expected to involve, either pursuant to its own terms or the terms of any related Contracts, net payments or receipts in excess of $45 million in any year.

(b)                                 Bemis has made available to Amcor prior to the date of this Agreement a true and complete copy (including all attachments, schedules and exhibits thereto) of each Bemis Material Contract as in effect on the date of this Agreement. Except for breaches, violations or defaults which have not had and would not reasonably be expected to have, individually or in the aggregate, a Bemis Material Adverse Effect, (i) each Bemis Material Contract is in full force and effect and is a valid and binding Contract of Bemis or its Subsidiaries, as applicable, and, to the knowledge of Bemis, of each other party thereto, enforceable against Bemis or such Subsidiary, as applicable, and, to the knowledge of Bemis, each other party thereto, in accordance with its terms (except for any Bemis Material Contract that expired in accordance with their respective terms or were otherwise amended, modified or terminated after the date of this Agreement in accordance with Section 5.1) and (ii) (x) neither Bemis nor any of its Subsidiaries, nor (y) to the knowledge of Bemis any other party to a Bemis Material Contract, has (in the case of each of (x) or (y)) violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of, such Bemis Material Contract, and neither Bemis nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Bemis Material Contract.

Section 3.19                             Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Bemis Material Adverse Effect, (a) all current, insurance policies (or replacements thereof) and Contracts of insurance of Bemis and its Subsidiaries are in full force and effect and are valid and binding and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither Bemis nor any of its Subsidiaries has received notice of cancellation or termination with respect to any third party insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Bemis Material Adverse Effect.

Section 3.20                             Finders and Brokers. Neither Bemis nor any Bemis Subsidiary has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions, except that Bemis has engaged Goldman, Sachs & Co. as Bemis’s financial advisor, the financial arrangements with which have been disclosed in writing to Amcor prior to the date of this Agreement.

Section 3.21                             FCPA and Anti-Corruption.

(a)                                 Neither Bemis nor any Bemis Subsidiary, nor any director, manager or, to the knowledge of Bemis, any employee or agent of Bemis or any Bemis Subsidiary has, since January 1, 2013, in connection with the business of Bemis or any Bemis Subsidiary, itself or, to the knowledge of Bemis, any of its or their respective agents, representatives, sales intermediaries or any other third party, in each case, acting on behalf of Bemis or any Bemis Subsidiary, made any unlawful payment or given, offered, promised, authorized, or agreed to give, any money or thing of value, directly or indirectly, to any Government Official, or otherwise taken any action, in each case in violation of the FCPA or other applicable Bribery Legislation.

(b)                                 Neither Bemis nor any Bemis Subsidiary, nor any director, manager or, to the knowledge of Bemis, any employee or agent of Bemis or any Bemis Subsidiary has, since January 1, 2013, been subject to any actual, pending, or, to Bemis’s knowledge, threatened Proceedings, or made any voluntary disclosures to any Governmental Entity, involving an actual or alleged violation by Bemis or any Bemis Subsidiary of applicable Bribery Legislation.

(c)                                  Bemis and each Bemis Subsidiary have made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Bemis and each Bemis Subsidiary as required by applicable Bribery Legislation in all material respects.

(d)                                 Bemis and each Bemis Subsidiary have instituted policies and procedures reasonably designed to ensure compliance in all material respects with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force.

Section 3.22                             Sanctions. Neither Bemis nor any Bemis Subsidiary, nor any director, manager or, to the knowledge of Bemis, any employee or agent of Bemis or any Bemis Subsidiary, (a) is a Sanctioned Person, (b) has, since January 1, 2013, engaged in, or has any plan or commitment to engage in, direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of Bemis or any Bemis Subsidiary in violation of applicable Sanctions Law, (c) has, since January 1, 2013, violated, or engaged in any conduct sanctionable under, any Sanctions Law, nor to the knowledge of Bemis, been the subject of an investigation or allegation of such a violation or sanctionable conduct, or (d) made any voluntary disclosures to any Governmental Entity, involving an actual or alleged violation by Bemis or any Bemis Subsidiary of any applicable Sanctions Law.

Section 3.23                             Export and Import Matters. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to Bemis and the Bemis Subsidiaries, taken as a whole, none of Bemis or any Bemis Subsidiary, or any director, manager or, to the knowledge of Bemis, any employee or agent of Bemis or any Bemis Subsidiary have, since the Applicable Date, committed any violation of Ex-Im Laws, including requirements regarding the export, reexport, transfer or provision of any goods, software, technology, data or service within the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws and the valuation, classification, or duty treatment requirements of imported merchandise, the eligibility requirements of imported merchandise for favorable duty rates or other special treatment, country of origin marking requirements, antidumping and countervailing duties, and all other applicable U.S. import laws administered by U.S. Customs and Border Protection (or similar Laws of other jurisdictions in which Bemis and the Bemis Subsidiaries operate).

Section 3.24                             No Other Representations. Except for the representations and warranties contained in Article IV or in any certificates delivered by Amcor in connection with the Scheme, Bemis acknowledges that none of Amcor or any of its Subsidiaries (including New Holdco and Merger Sub) nor any of its or their Representatives makes, and Bemis acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Amcor or any of its Subsidiaries (including New Holdco and Merger Sub), or with respect to any other information (or the accuracy or completeness thereof) provided or made available to Bemis in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Bemis or to Bemis’s Representatives in “data rooms” or management presentations related to of the Transactions.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES
OF AMCOR

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Bemis by Amcor at the time of entering into this Agreement (the “Amcor Disclosure Letter”) (it being understood that any disclosure set forth in one section or subsection of the Amcor Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure) or as disclosed in an announcement by Amcor to ASX or a document lodged by Amcor with ASIC since January 1, 2016 (including exhibits and other information incorporated by reference therein) and publicly available prior to the date hereof (but excluding any forward-looking disclosures set forth in any “principal risks” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature), Amcor represents and warrants to Bemis as set forth below:

Section 4.1                                    Qualification, Organization, etc. Each of Amcor, New Holdco, Merger Sub and the Amcor Subsidiaries is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization, and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties, or conduct of its business, requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, has not had, and would not reasonably be expected to have, individually or in the aggregate, an Amcor Material Adverse Effect. Amcor has made available to Bemis a true and complete copy of the constitution of Amcor as amended through, and as in effect as of, the date of this Agreement, and all other organizational or constituent documents of Amcor, New Holdco or Merger Sub (collectively, the “Amcor Governing Documents”). The Amcor Governing Documents are in full force and effect and none of Amcor, New Holdco or Merger Sub is in violation of the Amcor Governing Documents in any material respect.

Section 4.2                                    Share Capital.

(a)                                 As of the close of business on August 2, 2018 (such date and time, the “Amcor Capitalization Date”), there were on issue 1,158,141,276 Amcor Shares (including 550,712

Amcor Restricted Shares), 2,446,533 Amcor Rights, 1,052,825 Amcor Performance Shares, 14,303,305 Amcor Options, 1,761,401 Amcor Performance Rights and 470,248 Amcor Cash Equivalent or Phantom Shares, and no Amcor Shares were held by Amcor Subsidiaries. All of the outstanding Amcor Shares are validly issued and are fully paid and are free of preemptive rights. Except as set forth in this Section 4.2(a), as of the date of this Agreement, Amcor has no shares or other equity interests on issue other than (i) the Amcor Shares that were outstanding on the Amcor Capitalization Date and (ii) Amcor Shares that were reserved for issuance as set forth in this Section 4.2(a) as of the Amcor Capitalization Date and have been issued after the Amcor Capitalization Date pursuant to the settlement of Amcor Equity Awards outstanding as of the Amcor Capitalization Date, in accordance with their terms. As of the Effective Time, each of the outstanding shares of capital stock or other equity securities of Amcor and Merger Sub will be duly authorized and validly issued, fully paid and nonassessable and owned solely by New Holdco or by a wholly owned Subsidiary of New Holdco, free and clear of all Liens.

(b)                                 As of the date of this Agreement, the authorized capital stock of New Holdco consists of 10,000 New Holdco Shares and 10,000 New Holdco Shares are issued and outstanding.

(c)

(i)                                     Each of the outstanding shares of capital stock or other equity securities of each of the Amcor Subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable and owned solely by Amcor or by a direct or indirect wholly owned Amcor Subsidiary, free and clear of all Liens.

(ii)                                  The New Holdco Shares to be issued pursuant to the Scheme and the Merger in accordance with Article I and Article II will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(d)                                 Each of New Holdco and Merger Sub (i) was formed solely for the purpose of entering into the Transactions and (ii) since the date of its formation has not conducted any business and has no, and prior to the Scheme Closing (in the case of New Holdco) and the Merger Closing (in the case of Merger Sub) will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

(e)                                  Except as set forth in Section 4.2(a), as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, puts, commitments, derivative instruments or rights of any kind that obligate Amcor or any Amcor Subsidiary to (i) issue, transfer or sell any shares in the capital or other equity interests of Amcor or any Amcor Subsidiary or securities convertible into, or exchangeable for, such shares or equity interests (in each case other than to Amcor or a wholly owned Amcor Subsidiary); (ii) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (iii) redeem or otherwise acquire any such shares in its capital or other equity interests; (iv) provide a material capital contribution to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Amcor

Subsidiary that is not wholly owned by Amcor or in any other Person; or (v) make any payment to any Person the value of which is derived from, or calculated based on, the value of Amcor Shares or any other Amcor equity interests.

(f)                                   Neither Amcor nor any Amcor Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Amcor Shareholders or any Amcor Subsidiary on any matter.

(g)                                  There are no voting trusts or other agreements or understandings to which Amcor or any Amcor Subsidiary is a party with respect to the voting of the shares of capital stock or other equity interest of Amcor or any Amcor Subsidiary.

Section 4.3                                    Corporate Authority Relative to this Agreement; No Violation.

(a)                                 Amcor, New Holdco and Merger Sub have all requisite corporate power and authority to enter into this Agreement and, in the case of New Holdco, the Deed Poll, and, assuming the Amcor Shareholder Approval and, if required, the approvals for the New Holdco Capital Increase are obtained, to perform its obligations (x) hereunder and to consummate the Transactions to which it is or is contemplated to be a party and (y) in the case of New Holdco, under the Deed Poll. The execution, delivery and performance by Amcor, New Holdco and Merger Sub of this Agreement, and, in the case of New Holdco, the Deed Poll, and the consummation of the Transactions have been duly and validly authorized, and, except as contemplated by this Agreement, no other corporate proceedings on the part of Amcor or any Amcor Subsidiary are necessary to authorize the consummation of the Transactions other than the Amcor Shareholder Approval. As of the date of this Agreement, the Amcor Board of Directors has unanimously adopted resolutions (i) declaring that this Agreement and the consummation of the Transactions are in the best interests of Amcor and the Amcor Shareholders, (ii) approving this Agreement and the Transactions, (iii) authorizing the execution, delivery and performance of this Agreement, (iv) directing that the Scheme be submitted to the Court and submitted to a vote at the Scheme Meeting and (v) making the Amcor Board Recommendation. Subject to the Enforceability Exceptions, this Agreement has been duly and validly executed and delivered by Amcor, New Holdco and Merger Sub and constitutes the valid and binding agreement of Amcor, New Holdco and Merger Sub, enforceable against Amcor, New Holdco and Merger Sub in accordance with its terms. As of the date of this Agreement, the board of directors of Merger Sub has unanimously adopted resolutions (i) declaring that this Agreement and the consummation of the Transactions are advisable and fair to, and in the best interests of, Merger Sub and its sole shareholder, New Holdco, (ii) approving this Agreement and the Transactions, (iii) authorizing the execution, delivery and performance of this Agreement, (iv) directing that this Agreement (which constitutes the plan of merger under the Missouri Code) be submitted to its sole shareholder, New Holdco, for approval and (v) recommending that its sole shareholder, New Holdco, approve this Agreement, and New Holdco has approved this Agreement and the Transactions as the sole shareholder of Merger Sub. As of the date of this Agreement, the New Holdco Board and Amcor, as the majority shareholder of New Holdco, have approved this Agreement, the Deed Poll and Transactions.

(b)                                 The execution, delivery and performance by Amcor, New Holdco and Merger Sub of this Agreement and the consummation by Amcor of the Transactions require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the involvement of the Court in the Scheme and the filing of the Court Order with ASIC, (ii) compliance with any applicable requirements of the HSR Act and the expiration or termination of any applicable waiting period thereunder, (iii) the filings, consents, approvals, authorizations, clearances or other actions under the Antitrust Laws applicable to the Transactions and the expiration or termination of any applicable waiting periods thereunder, (iv) the filing with ASIC and the Court of the Scheme Booklet and any amendments or supplements thereto, (v) the filing of the Form S-4 with the SEC and other filings required under, and compliance with any applicable requirements of the Securities Act and any other applicable U.S. state or federal securities laws, (vi) compliance with any applicable requirements of ASX, ASIC and the Court, and (vii) any other actions or filings the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, an Amcor Material Adverse Effect.

(c)                                  The execution, delivery and performance by Amcor, New Holdco and Merger Sub of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Amcor Governing Documents or the comparable governing instruments of any Amcor Subsidiary, (ii) assuming that the consents, approvals and filings referred to in Section 4.3(b) are made and obtained and receipt of the Amcor Shareholder Approval, contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (iii) assuming that the consents, approvals and filings referred to in Section 4.3(b) are made and obtained and receipt of the Amcor Shareholder Approval, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Amcor or any Amcor Subsidiary is entitled under any provision of any Contract binding upon Amcor or any Amcor Subsidiary or (iv) result in the creation or imposition of any Lien on any asset of Amcor or any Amcor Subsidiary, with only such exceptions, in the case of each of clauses (ii) through (iv), as have not had and would not reasonably be expected to have, individually or in the aggregate, an Amcor Material Adverse Effect.

Section 4.4                                    Reports and Financial Statements.

(a)                                 Amcor and the Amcor Subsidiaries have filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with or to ASIC since the Applicable Date (the forms, certifications, statements, reports and documents filed with or furnished ASIC since the Applicable Date and those filed with or furnished to ASIC subsequent to the date of this Agreement, together with any exhibits and schedules thereto and any information incorporated by reference therein, in each case as amended since the date of their filing and prior to the date hereof, collectively, the “Amcor ASIC Documents”). Each of the Amcor ASIC Documents, at the time of its filing or being furnished complied or, if not yet filed or furnished, will at the time of being filed or furnished comply, in each case, in all material respects with the applicable requirements of the Australian Act and the applicable requirements of ASIC and ASX. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Amcor ASIC Documents did not, and each Amcor ASIC Documents filed with or furnished to ASIC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. None of the Amcor ASIC Documents is the subject of ongoing ASIC review, inquiry, investigation or challenge or the subject of outstanding or unresolved comments.

(b)                                 Each of the audited and unaudited consolidated financial statements included in or incorporated by reference into the Amcor ASIC Documents (including the related notes and schedules) fairly presents or, in the case of the Amcor ASIC Documents filed after the date of this Agreement, will fairly present, in each case, in all material respects, in conformity with IFRS applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Amcor and the Amcor Subsidiaries, as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to, in the case of any unaudited interim financial statements, normal and recurring year-end audit adjustments, that are not and will not be material in amount or effect).

(c)                                  Since the Applicable Date, Amcor has complied in all material respects with its continuous disclosure obligations under ASX Listing Rule 3.1 and, other than in relation to the Transactions, is not relying on the carve-out in Listing Rule 3.1 to withhold any material information from public disclosure.

Section 4.5                                    Internal Controls and Procedures. Amcor has established and maintains disclosure controls and procedures and internal control over financial reporting sufficient to ensure that all material information required to be disclosed by Amcor in the reports that it files or publishes under the rules and regulations of ASX is recorded, processed, summarized and reported within the time periods specified in the rules and forms of applicable Law (including the rules and regulations of ASX), and that all such material information is accumulated and communicated to Amcor’s management as appropriate to allow timely decisions regarding required disclosure and to enable Amcor’s management to make such reports. Amcor, each Amcor Subsidiary and each of their respective officers and directors in their capacities as such are in material compliance with, and, since the Applicable Date, have materially complied with the applicable provisions of the requirements of ASX.

Section 4.6                                    No Undisclosed Liabilities. There are no obligations or liabilities of Amcor or any Amcor Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case other than (i) liabilities or obligations disclosed, reflected or reserved against in the consolidated balance sheet of Amcor as of June 30, 2017, and the notes thereto set forth in Amcor’s 2017 Annual Report for the fiscal year ended June 30, 2017, (ii) liabilities or obligations incurred in the ordinary course of business since June 30, 2017, (iii) liabilities or obligations arising out of this Agreement (and which do not arise out of a breach by Amcor of any representation or warranty or covenant in this Agreement), or (iv) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, an Amcor Material Adverse Effect.

Section 4.7                                    Compliance with Laws; Permits.

(a)                                 Amcor and each Amcor Subsidiary is, and since the Applicable Date has been, in compliance with and is not, and since the Applicable Date has not been, in default under, or in violation of, any Law or Order applicable to Amcor, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, an Amcor Material Adverse Effect.

(b)                                 Amcor and the Amcor Subsidiaries are, and since the Applicable Date have been, in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, exemptions, consents, certificates, registrations, concessions, approvals and orders of any Governmental Entity necessary for Amcor and the Amcor Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Amcor Permits”), except where the failure to have any of the Amcor Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, an Amcor Material Adverse Effect. All Amcor Permits are in full force and effect, except where the failure to be in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, an Amcor Material Adverse Effect. Amcor and each Amcor Subsidiary is in compliance with all Amcor Permits, except where the failure to be in compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, an Amcor Material Adverse Effect.

(c)                                  Neither Amcor nor any Amcor Subsidiary is a party to or subject to the provisions of any judgment, order, writ, injunction, decree, award, stipulation or settlement of or with any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, an Amcor Material Adverse Effect.

Section 4.8                                    Environmental Laws. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Amcor Material Adverse Effect: (i) Amcor and the Amcor Subsidiaries are now, and have been since the Applicable Date, in compliance with all Environmental Laws and Environmental Permits; (ii) neither Amcor nor any Amcor Subsidiary has treated, stored, handled, manufactured, generated, distributed, sold, disposed of or arranged for disposal of, transported, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Substance, in each case as would result in liability under any Environmental Law; (iii) neither Amcor nor any Amcor Subsidiary has, since the Applicable Date (or earlier to the extent unresolved), received any notice alleging that Amcor or any Amcor Subsidiary may be in violation of or subject to liability, and there is no claim, Proceeding, demand, Lien, Order, investigation or information request pending or, to the knowledge of Amcor, threatened against Amcor or any Amcor Subsidiary, under any Environmental Law or relating to any Hazardous Substances; and (iv) neither Amcor nor any Amcor Subsidiary has assumed or provided an indemnity with respect to any obligation or liability of any other Person relating to Environmental Laws or any Hazardous Substances (excluding any indemnities included in Contracts entered into in the ordinary course of business that are not principally related to environmental liabilities).

Section 4.9                                    Absence of Certain Changes or Events. Since June 30, 2017, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, an Amcor Material Adverse Effect.

Section 4.10                             Investigation; Litigation. There are no Proceedings pending or, to the knowledge of Amcor, threatened against Amcor or any Amcor Subsidiary, except for those that have not been, and would not reasonably be expected to be, individually or in the aggregate, material to Amcor and the Amcor Subsidiaries, taken as a whole.

Section 4.11                             Finders and Brokers. Neither Amcor nor any Amcor Subsidiary has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions, except that Amcor has engaged UBS AG, Australia Branch, and Moelis & Company LLC as Amcor’s financial advisors.

Section 4.12                             Tax Matters.

(a)                                 Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Amcor Material Adverse Effect:

(i)                                     all Tax Returns that are required to be filed by or with respect to Amcor or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate;

(ii)                                  Amcor and its Subsidiaries have paid all Taxes due and owing by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor or third party (in each case, whether or not shown on any Tax Return), other than Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with IFRS on the consolidated financial statements of Amcor and its Subsidiaries included in the Amcor ASIC Documents; and

(iii)                               none of Amcor or any of its Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes or agreements or arrangements exclusively between or among Amcor and its wholly owned Subsidiaries) or has any liability for Taxes of any Person (other than Amcor or any of its wholly owned Subsidiaries) by reason of Contract, assumption, operation of Law, Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), transferee or successor liability, or otherwise.

(b)                                 Neither Amcor nor any of its Subsidiaries has taken or agreed to take any action or knows of any facts or circumstances that could reasonably be expected to (i) prevent the Merger and the Scheme from qualifying for the Intended Tax Treatment or (ii) cause New Holdco to be treated as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code as a result of the Transactions.

Section 4.13                             Required Vote; Takeover Statutes.

(a)                                 The Amcor Shareholder Approval is the only vote of holders of securities of Amcor required to adopt this Agreement, approve the Scheme and to consummate the Transactions.

(b)                                 No Takeover Statute applicable to Amcor or any Amcor Subsidiary nor any anti-takeover provision in the Amcor Governing Documents is applicable to the Transactions.

Section 4.14                             Anti-Corruption.

(a)                                 Neither Amcor nor any Amcor Subsidiary, nor any director, manager or, to the knowledge of Amcor, any employee or agent of Amcor or any Amcor Subsidiary has, since January 1, 2013, in connection with the business of Amcor or any Amcor Subsidiary, itself or, to the knowledge of Amcor, any of its or their respective agents, representatives, sales intermediaries or any other third party, in each case, acting on behalf of Amcor or any Amcor Subsidiary, made any unlawful payment or given, offered, promised, authorized, or agreed to give, any money or thing of value, directly or indirectly, to any Government Official, or otherwise taken any action, in each case in violation of any applicable Bribery Legislation.

(b)                                 Neither Amcor nor any Amcor Subsidiary, nor any director, manager or, to the knowledge of Amcor, any employee or agent of Amcor or any Amcor Subsidiary has, since January 1, 2013, been subject to any actual, pending, or, to Amcor’s knowledge, threatened Proceedings, or made any voluntary disclosures to any Governmental Entity, involving an actual or alleged violation by Amcor or any Amcor Subsidiary of applicable Bribery Legislation.

(c)                                  Amcor and each Amcor Subsidiary have made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Amcor and each Amcor Subsidiary as required by applicable Bribery Legislation in all material respects.

(d)                                 Amcor and each Amcor Subsidiary have instituted policies and procedures reasonably designed to ensure compliance in all material respects with applicable Bribery Legislation and maintain such policies and procedures in force.

Section 4.15                             Sanctions. Neither Amcor nor any Amcor Subsidiary, nor any director, manager or, to the knowledge of Amcor, any employee or agent of Amcor or any Amcor Subsidiary, (a) is a Sanctioned Person, (b) has, since January 1, 2013, engaged in, or has any plan or commitment to engage in, direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of Amcor or any Amcor Subsidiary in violation of applicable Sanctions Law, (c) has, since January 1, 2013, violated, or engaged in any conduct sanctionable under, any Sanctions Law, nor to the knowledge of Amcor, been the subject of an investigation or allegation of such a violation or sanctionable conduct, or (d) made any voluntary disclosures to any Governmental Entity, involving an actual or alleged violation by Amcor or any Amcor Subsidiary of any applicable Sanctions Law.

Section 4.16                             Export and Import Matters. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to Amcor and the Amcor

Subsidiaries, taken as a whole, none of Amcor or any Amcor Subsidiary, or any director, manager or, to the knowledge of Amcor, any employee or agent of Amcor or any Amcor Subsidiary have, since the Applicable Date, committed any violation of Ex-Im Laws, including requirements regarding the export, reexport, transfer or provision of any goods, software, technology, data or service within the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws and the valuation, classification, or duty treatment requirements of imported merchandise, the eligibility requirements of imported merchandise for favorable duty rates or other special treatment, country of origin marking requirements, antidumping and countervailing duties, and all other applicable U.S. import laws administered by U.S. Customs and Border Protection (or similar Laws of other jurisdictions in which Amcor and the Amcor Subsidiaries operate).

Section 4.17                             Bemis Share Ownership and Other Interests. None of Amcor, any Amcor Subsidiary or any of their respective affiliates (a) directly or indirectly owns, beneficially or otherwise, any of Bemis Shares; or (b) is an “interested shareholder” with respect to Bemis under Section 351.459.1(11) of the Missouri Code.

Section 4.18                             No Other Representations. Except for the representations and warranties contained in Article III or in any certificates delivered by Bemis in connection with the Scheme, each of Amcor, New Holdco and Merger Sub acknowledges that neither Bemis nor any of its Subsidiaries nor any Representative of Bemis makes, and each of Amcor, New Holdco and Merger Sub acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Bemis or any of its Subsidiaries or with respect to any other information (or the accuracy or completeness thereof) provided or made available to them in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Amcor, New Holdco, Merger Sub or their respective Representatives in “data rooms” or management presentations in expectation of the Transactions.

ARTICLE V.

COVENANTS RELATING TO CONDUCT
OF BUSINESS PENDING THE CLOSING

Section 5.1                                    Conduct of Business by Bemis Pending the Effective Time.

(a)                                 Between the date of this Agreement and the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.1, except (w) as set forth in Section 5.1 of the Bemis Disclosure Letter, (x) as expressly contemplated or expressly required by this Agreement, (y) as required by applicable Law or (z) as consented to in writing by Amcor (which consent shall not be unreasonably withheld, delayed or conditioned), Bemis shall, and shall cause each Bemis Subsidiary to, conduct its business in the ordinary course of business, including by using reasonable best efforts to preserve intact its and their present business organizations and to preserve its and their present relationships with Governmental Entities and with customers, suppliers and other Persons with whom it and they have material business relations.

(b)                                 Without limiting the generality and in furtherance of the foregoing, between the date of this Agreement and the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.1, except (w) as set forth in Section 5.1 of the Bemis Disclosure Letter, (x) as expressly contemplated or expressly required by this Agreement, (y) as required by applicable Law or (z) as consented to in writing by Amcor (which consent shall not be unreasonably withheld, delayed or conditioned), Bemis shall not, and shall cause each Bemis Subsidiary not to:

(i)                                     (A) amend the Bemis Governing Documents or the governing documents of any Bemis Subsidiary, (B) split, combine, subdivide, reduce or reclassify any of its issued or unissued capital stock or other equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests, except for any such transaction by a wholly owned Bemis Subsidiary which remains a wholly owned Bemis Subsidiary after consummation of such transaction, (C) declare, determine to be paid, set aside, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests, except for (1) any dividends or distributions paid by a direct or indirect wholly owned Bemis Subsidiary to another direct or indirect wholly owned Bemis Subsidiary or to Bemis or (2) Bemis’s regular quarterly cash dividend with record and payment dates consistent with the quarterly record and corresponding payment dates in 2017 and in an amount per Bemis Share per quarter not to exceed $0.31 with respect to 2018 quarterly dividends, $0.32 with respect to 2019 quarterly dividends, and $0.33 with respect to 2020 quarterly dividends, (D) enter into any agreement with respect to the voting of its capital stock or other equity interests, or (E) purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or other equity interests (other than (1) pursuant to the forfeiture of, cashless exercise, or withholding of Taxes with respect to, Bemis Equity Awards, in each case in accordance with past practice and as required or permitted by the terms of the Bemis Equity Plan as in effect on the date of this Agreement (or as modified after the date of this Agreement in accordance with the terms of this Agreement) or (2) purchases, repurchases, redemptions or other acquisitions of capital stock or other equity interests of any wholly owned Bemis Subsidiary by Bemis or any other wholly owned Bemis Subsidiary);

(ii)                                  authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(iii)                               except as required by the terms and conditions of any Bemis Benefit Plan in effect on the date of this Agreement and set forth in Section 5.1(b)(iii) of the Bemis Disclosure Letter, (A) grant any long-term incentive awards, (B) amend, modify or establish any Bemis Benefit Plan (including any plan, program or arrangement that would be a Bemis Benefit Plan if it were in existence immediately before the date of this Agreement), (C) modify or increase the compensation or benefits payable or to become payable to any of its directors, officers, employees or individual independent contractors other than (except in the case of executive officers and directors) in the ordinary course of business, (D) pay or award, or commit to pay or award, any bonuses or incentive compensation, (E) establish, adopt, enter into, amend or terminate any collective bargaining agreement or other Contract with any labor union, works council or other labor organization or Bemis Benefit Plan or any benefit or compensation plan, program, policy, scheme, agreement or arrangement that would be a Bemis Benefit Plan if in effect as of the date hereof, except as otherwise permitted by this Section 5.1(b)(iii) or any amendments or terminations in the ordinary course of business that do not contravene the other covenants set forth in this Section 5.1(b)(iii) or materially increase the cost to Bemis, in the aggregate, of maintaining such Bemis Benefit Plan, (F) take any action to accelerate the vesting, payment or funding of any payment or benefit payable or to become payable to any of its directors, officers, employees or individual independent contractors, (G) terminate the employment of any Bemis Senior Officer, other than for cause, (H) hire any officer, employee or individual independent contractor having total target annual cash compensation of more than $250,000, or any Bemis Senior Officer, or (I) implement or announce any employee layoffs (other than for cause or in the ordinary course of business) or location closings;

(iv)                              make any material change in financial accounting policies, principles, practices or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, applicable Law or SEC policy;

(v)                                 authorize or announce an intention to authorize, or enter into agreements providing for, any acquisitions of any business, whether by merger, consolidation, purchase of property or assets, joint venture, licenses or otherwise, except for such transactions for consideration (including assumption of liabilities) that does not exceed (when taken together with all other such transactions) $10 million in the aggregate (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition); provided that neither Bemis nor any Bemis Subsidiary shall enter into any such transaction that would, or would reasonably be expected to, prevent, materially delay or materially impair the consummation of the Transactions;

(vi)                              enter into any new line of business other than any line of business that is reasonably ancillary to or a reasonably foreseeable extension of any line of business engaged in by Bemis as of the date of this Agreement;

(vii)                           issue, deliver, grant, sell, transfer, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, transfer, pledge, disposition or encumbrance of, any shares of capital stock, voting securities or other equity interests in Bemis or any Bemis Subsidiary or any securities convertible into or exchangeable for any such shares, voting securities or equity interests, or any rights, warrants or options to acquire any such shares of its capital stock, voting securities or equity interests or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Bemis Equity Award under any existing Bemis Equity Plan (except as otherwise required by the express terms of any Bemis Equity Award as in effect on the date hereof), other than (A) issuances of Bemis Shares in respect of the settlement of Bemis Equity Awards outstanding on the date hereof and in accordance with their respective terms as in effect on the date hereof or (B) transactions between Bemis and a wholly owned Bemis Subsidiary or between wholly owned Bemis Subsidiaries;

(viii)                        create, incur, assume or otherwise become liable with respect to any Indebtedness (whether evidenced by a note or other instrument, pursuant to an issuance of debt securities, financing lease, sale-leaseback transaction or otherwise), other than (A) Indebtedness solely between Bemis and a wholly owned Bemis Subsidiary or between wholly owned Bemis Subsidiaries in the ordinary course of business, (B) borrowings by Bemis or any Bemis Subsidiary in the ordinary course of business under the Bemis Credit Agreement and guarantees of such borrowings issued by the Bemis Subsidiaries to the extent required under the terms of the Bemis Credit Agreement as in effect on the date hereof and (C) in connection with letters of credit issued in the ordinary course of business;

(ix)                              make any loans, advances or capital contributions to, or investments in, any other Person (other than Bemis or any wholly owned Bemis Subsidiary), in each case, other than in the ordinary course of business;

(x)                                 sell, lease, license, transfer, exchange, swap, let lapse, cancel, pledge, abandon or otherwise dispose of, or subject to any Lien (other than any Bemis Permitted Lien (excluding sections (iv) and (ix) of such definition), any properties or assets (including shares of capital stock or other equity interests of Bemis or any of the Bemis Subsidiaries and including Intellectual Property), except (A) in the case of Liens, as required in connection with any Indebtedness permitted to be incurred pursuant to Section 5.1(b)(viii), (B) sales of inventory, or dispositions of obsolete or worthless equipment, in each case, in the ordinary course of business, (C) non-exclusive licenses of non-material Intellectual Property in the ordinary course of business, (D) such transactions with neither a fair market value of the assets or properties nor an aggregate purchase price that exceeds (when taken together with all other such transactions) $500,000 in the aggregate (valuing any non-cash consideration at its fair market value as of the date of the agreement for such transaction), and (E) for transactions among Bemis and its wholly owned Bemis Subsidiaries or among wholly owned Bemis Subsidiaries;

(xi)                              without limiting Section 6.8, settle, or offer or propose to settle, any Proceeding involving or against Bemis or any Bemis Subsidiary, other than (A) ordinary course disputes with vendors, customers or employees in which no litigation or arbitration commences and (B) settlements or compromises of any Proceeding where (1) the amount paid in an individual settlement or compromise by Bemis (and not including any amount paid by Bemis’s third-party insurance carriers or third parties) does not exceed the amount set forth in Section 5.1(b)(xi) of the Bemis Disclosure Letter and (2) there is no material non-monetary relief.

(xii)                           (A) make or change any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, (B) file any material amended Tax Return, (C) settle or compromise any audit or Proceeding relating to Taxes that involves a material amount of Taxes, (D) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, (E) surrender any right to claim a material Tax refund, or (F) take any action that would require the filing of a “gain recognition agreement” (within the meaning of the Treasury Regulations promulgated under Section 367 of the Code) by Bemis or its Subsidiaries to avoid current recognition of a material amount of income or gain for U.S. federal income tax purposes;

(xiii)                        make or commit to any new capital expenditure, other than (A) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident (if covered by third party insurance or if the portion of which that is not covered by insurance is less than $10 million) or (B) in the ordinary course of business and in the aggregate not in excess of the amounts reflected in Bemis’s capital expenditure budget for each of 2018 and 2019 set forth in Section 5.1(b)(xiii) of the Bemis Disclosure Letter;

(xiv)                       except in the ordinary course of business or with respect to matters that are expressly permitted by the other provisions of this Section 5.1(b), (A) enter into any Contract that would, if entered into prior to the date hereof, be a Bemis Material Contract, or (B) modify, amend or terminate any Bemis Material Contract or waive, release or assign any material rights, benefits or claims thereunder; or

(xv)                          agree, resolve or commit, in writing or otherwise, to do any of the foregoing.

(c)                                  Without in any way limiting any party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give Amcor, directly or indirectly, the right to control or direct the operations of Bemis prior to the Effective Time. Prior to the Effective Time, Bemis shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.2                                    Conduct of Business by Amcor Pending the Effective Time.

(a)                                 Between the date of this Agreement and the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.1, except (w) as set forth in Section 5.2 of the Amcor Disclosure Letter, (x) as expressly contemplated or expressly required by this Agreement, (y) as required by applicable Law or (z) as consented to in writing by Bemis (which consent shall not be unreasonably withheld, delayed or conditioned), Amcor, New Holdco and Merger Sub shall not, and shall cause each Amcor Subsidiary not to:

(i)                                     (A) subject, in the case of New Holdco, to Section 6.11, amend the Amcor Governing Documents in any manner that would prevent, delay or impair the consummation of the Merger or the Scheme or adversely affect the rights of Bemis Shareholders, or (B) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock or other equity interests, except for (1) any dividends or distributions paid by a direct or indirect wholly owned Amcor Subsidiary to another direct or indirect wholly owned Amcor Subsidiary or to Amcor, (2)

semiannual cash dividends on the Amcor Shares consistent with past practice (including increases in the amount of such dividends consistent with past practice) and (3) cash dividends on the Amcor Shares as are necessary to pro-rate the normal semiannual cash dividend for a three month period if the Effective Time would occur prior to the record date for the payment of such normal semiannual cash dividend for the six month period in which such three month period occurs but after the payment (in such six month period) of a normal quarterly cash dividend on the Bemis Shares;

(ii)                                  split, combine, reduce or reclassify any of its issued or unissued shares, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, its capital stock or other equity interests, except for any such transaction by a wholly owned Amcor Subsidiary which remains a wholly owned Amcor Subsidiary after consummation of such transaction;

(iii)                               acquire another business, whether by merger, consolidation, purchase of property or assets, joint venture, licenses or otherwise, or merge or consolidate with any other Person or enter into any binding share exchange, business combination or similar transaction with another Person or restructure, reorganize or completely or partially liquidate, in each case, to the extent that such action would, or would reasonably be expected to, prevent, materially delay or materially impair the consummation of the Merger or the Scheme;

(iv)                              issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of capital stock, voting securities or other equity interests in Amcor or New Holdco or any securities convertible into or exchangeable for any such shares, voting securities or equity interests, or any rights, warrants or options to acquire any such shares of the capital stock, voting securities or equity interests of Amcor or New Holdco, other than (A) (x) issuances of Amcor Shares in respect of the settlement of Amcor Equity Awards, and (y) grants of Amcor Equity Awards or other equity and equity-linked awards to employees, directors and officers of Amcor or the Amcor Subsidiaries, (B) transactions between Amcor and a wholly owned Amcor Subsidiary or between wholly owned Amcor Subsidiaries, or (C) issuances of Amcor Shares having a value at the time of issuance of no more than $500 million (in the aggregate for all such issuances) as consideration in connection with any merger, consolidation or acquisition of the stock or assets of any other Person; or

(v)                                 agree, resolve or commit, in writing or otherwise, to do any of the foregoing.

(b)                                 Without in any way limiting any party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give Bemis, directly or indirectly, the right to control or direct the operations of Amcor, Merger Sub or New Holdco prior to the Scheme Closing. Prior to the Scheme Closing, each of Amcor, Merger Sub and New Holdco shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.3                                    Solicitation by Bemis.

(a)                                 No Solicitation or Negotiation. Bemis agrees that, except as expressly permitted by this Section 5.3, it shall not, and it shall cause the Bemis Subsidiaries and each of its and the Bemis Subsidiaries’ respective directors, officers and employees not to, and it shall use reasonable best efforts to cause its and the Bemis Subsidiaries’ respective third-party consultants, financial advisors, accountants, legal counsel, investment bankers and other third party agents, advisors and representatives not to, directly or indirectly:

(i)                                     initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Bemis Competing Proposal;

(ii)                                  engage or otherwise participate in any discussions or negotiations with any third party relating to any Bemis Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Bemis Competing Proposal;

(iii)                               provide any non-public information or data to any Person in connection with, related to or in contemplation of any Bemis Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Bemis Competing Proposal;

(iv)                              amend, grant any waiver or release under or fail to enforce any standstill or similar agreement with respect to any class of equity securities of Bemis or any of the Bemis Subsidiaries, unless the Bemis Board of Directors determines after considering advice from outside legal counsel that the failure to amend, waive, release or fail to enforce such provision would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law;

(v)                                 approve any Person becoming an “interested shareholder” under Section 351.459 of the Missouri Code;

(vi)                              enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other agreement relating to a Bemis Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Bemis Competing Proposal (other than a Bemis Competing Proposal NDA); or

(vii)                           (A) fail to make, withdraw or modify in a manner adverse to Amcor, or publicly propose to fail to make, withdraw or modify in a manner adverse to Amcor, the Bemis Board Recommendation, (B) fail to include the Bemis Board Recommendation in the Proxy Statement, (C) recommend, adopt or approve or publicly propose to recommend, adopt or approve a Bemis Competing Proposal, or (D) fail to reaffirm the Bemis Board Recommendation in a statement complying with Rule 14e-2(a) under the Exchange Act with regard to a Bemis Competing Proposal or in connection with such action by the close of business on the 10th Business Day after the commencement of such Bemis Competing Proposal under Rule 14e-2(a) (any of the foregoing in this Section 5.3(a)(vii), a “Bemis Adverse Recommendation Change”).

Nothing contained herein shall prevent the Bemis Board of Directors from (A) complying with Rule 14e-2(a) under the Exchange Act with regard to a Bemis Competing Proposal or (B) issuing “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided, however, that any such disclosure or statement that constitutes or contains a Bemis Adverse Recommendation Change shall be subject to the provisions of this Section 5.3(a) (it being understood, for the avoidance of doubt, that a disclosure that constitutes only a customary “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not in and of itself be deemed to be a Bemis Adverse Recommendation Change).

Bemis shall, and Bemis shall cause the Bemis Subsidiaries and each of its and the Bemis Subsidiaries’ respective directors, officers and employees to, and shall use its reasonable best efforts to cause its and the Bemis Subsidiaries’ respective third-party consultants, financial advisors, accountants, legal counsel, investment bankers and other third party agents, advisors and representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Bemis Competing Proposal, or proposal or offer that would reasonably be expected to lead to a Bemis Competing Proposal. Bemis will promptly (and in each case within 24 hours from the date of this Agreement) request from each Person (and such Person’s Representatives) that has executed a confidentiality agreement in connection with its consideration of making a Bemis Competing Proposal to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning Bemis or any Bemis Subsidiary and shall promptly (and in each case within 24 hours from the date of this Agreement) terminate all physical and electronic data access previously granted to each such Person.

(b)                                 Responding to Bemis Competing Proposals. Prior to the time, but not after, the Bemis Shareholder Approval is obtained, Bemis and its Representatives may, in response to a bona fide written Bemis Competing Proposal made after the date of this Agreement that did not result from a breach of this Section 5.3, (i) contact the Person who made such Bemis Competing Proposal and its Representatives solely to (x) clarify the terms and conditions thereof or (y) inform such Person of the existence of the provisions contained in this Section 5.3; (ii) provide access to information regarding Bemis or any of its Subsidiaries in response to a request therefor to the Person who made such Bemis Competing Proposal and such Person’s Representatives; provided that such information has previously been, or is promptly (in no event later than 24 hours), made available to Amcor and that, prior to furnishing any such non-public information, Bemis receives from the Person making such Bemis Competing Proposal an executed confidentiality agreement containing terms at least as restrictive in all material respects on such Person with respect to confidentiality as the Confidentiality Agreement (each such confidentiality agreement, a “Bemis Competing Proposal NDA”); and (iii) participate in discussions or negotiations with any such Person and its Representatives regarding such Bemis Competing Proposal, if, and only if, prior to taking any action described in clause (ii) or (iii) above, the Bemis Board of Directors determines in good faith after consultation with outside legal counsel and a financial advisor of nationally recognized reputation that (A) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law and (B) such Bemis Competing Proposal either constitutes a Bemis Superior Proposal or would reasonably be expected to result in a Bemis Superior Proposal.

(c)                                  Notice. Bemis shall promptly notify Amcor (in no event later than 24 hours) of (i) the receipt by Bemis (or any of its Representatives) of any Bemis Competing Proposal or any inquiries, proposals or offers that would reasonably be expected to lead to a Bemis Competing Proposal, (ii) the receipt by Bemis (or any of its Representatives) of any request for non-public information relating to Bemis or any of its Subsidiaries from any Person who has made or is reasonably likely to be seeking to make a Bemis Competing Proposal, or (iii) any discussions or negotiations with respect to a Bemis Competing Proposal sought to be initiated or continued by any Person with Bemis, its Subsidiaries or any of their respective Representatives. Each such notice shall indicate the name of such Person and the material terms and conditions (including price) of any proposals, offers or requests (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). Following delivery of the initial notice, Bemis shall keep Amcor informed, on a reasonably current basis, of the status and material terms of any such proposals, offers or requests (including any amendments thereto) and the status of any such discussions or negotiations. Neither Bemis nor any of its Subsidiaries will enter into any agreement with any Person which prohibits Bemis from providing any information to Amcor in accordance with, or otherwise complying with, this Section 5.3.

(d)                                 Definitions. For purposes of this Agreement:

“Bemis Competing Proposal” means, other than the Transactions, any offer or proposal from any Person or group of Persons, other than Amcor and its Subsidiaries, relating to (i) any direct or indirect acquisition or purchase of 20% or more of the consolidated assets of Bemis and its Subsidiaries or 20% or more of any class of equity or voting securities of Bemis, in each case, by such Person or group of Persons, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Person or group of Persons (or their stockholders) beneficially owning 20% or more of any class of equity or voting securities of Bemis or (iii) a merger, consolidation, share exchange, business combination, sale of all or substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Bemis or any of its Subsidiaries that would result in such Person or group of Persons beneficially owning 20% or more of the consolidated assets of Bemis and its Subsidiaries or 20% or more of any class of equity or voting securities of Bemis.

“Bemis Superior Proposal” means a bona fide written Bemis Competing Proposal that did not result from a breach of this Section 5.3 (with references to 20% being deemed to be replaced with references to 50%), which the Bemis Board of Directors determines in good faith after consultation with outside legal counsel and a financial advisor of nationally recognized reputation to be (i) more favorable to the Bemis Shareholders from a financial point of view than the Transactions and (ii) reasonably capable of being completed as proposed, in the case of each of clauses (i) and (ii), taking into account all financial, legal, regulatory and other aspects of this Agreement and the Transactions (including any changes to the terms of this Agreement and the Transactions proposed by Amcor in response to such Bemis Competing Proposal or otherwise) and such Bemis Competing Proposal.

(e)                                  Fiduciary Exception. Notwithstanding Section 5.3(a)(vi) and Section 5.3(a)(vii), but subject (as applicable) to compliance with Section 5.3(f), prior to the time, but not after, the Bemis Shareholder Approval is obtained, the Bemis Board of Directors may (A) make a Bemis Adverse Recommendation Change and/or (B) terminate this Agreement in accordance with

Section 8.1(b)(ii) in order to concurrently enter into a definitive agreement for a Bemis Superior Proposal, in either case if (i)(x) in the case of such an action taken in connection with a Bemis Competing Proposal, the Bemis Competing Proposal is not withdrawn and the Bemis Board of Directors determines in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that such Bemis Competing Proposal constitutes a Bemis Superior Proposal; or (y) in the case of any such Bemis Adverse Recommendation Change taken other than in connection with a Bemis Competing Proposal, there is a material event, development, circumstance, occurrence or change in circumstances or facts (including any material change in probability or magnitude of circumstances) that was not known to the Bemis Board of Directors on the date of this Agreement (or if known, the consequences of which were not known as of the date of this Agreement) (an “Intervening Event”) and (ii) the Bemis Board of Directors determines in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, and taking into account any proposal by Amcor to amend the terms of this Agreement and the Transactions in accordance with Section 5.3(f), that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(f)                                   Last Look. The Bemis Board of Directors shall not make a Bemis Adverse Recommendation Change pursuant to Section 5.3(e)(A) or terminate this Agreement pursuant to Section 5.3(e)(B) and Section 8.1(b)(ii) unless, prior to making such Bemis Adverse Recommendation Change or such termination of this Agreement, (i) Bemis notifies Amcor in writing of its intention to do so at least four Business Days before taking such action, which such notification shall attach, in the case of a Bemis Adverse Recommendation Change pursuant to Section 5.3(e)(A) in response to a Bemis Superior Proposal or termination of this Agreement pursuant to Section 5.3(e)(B) and Section 8.1(b)(ii), any proposed draft agreements (including financing arrangements and other ancillary agreements) in Bemis’s or its Subsidiaries’ or its or their Representatives’ possession and other material definitive documentation relating to such Bemis Competing Proposal in Bemis’s or its Subsidiaries’ or its or their Representatives’ possession and the identity of the Person making the Bemis Competing Proposal, or, in the case of a Bemis Adverse Recommendation Change in response to an Intervening Event, a reasonably detailed description of the facts relating to such Bemis Adverse Recommendation Change, (ii) during such four Business Day period, if requested by Amcor, Bemis and its Representatives shall have discussed and negotiated in good faith with Amcor and its Representatives regarding any proposal by Amcor to amend the terms of this Agreement and the Transactions in response to such Bemis Superior Proposal or other potential Bemis Adverse Recommendation Change, as applicable, and (iii) after such four Business Day period, the Bemis Board of Directors shall have determined in good faith, after considering advice from outside legal counsel and a financial advisor of nationally recognized reputation, and taking into account any proposal by Amcor to amend the terms of this Agreement and the Transactions made during such period, that (A) in the case of a Bemis Adverse Recommendation Change pursuant to Section 5.3(e)(A) in response to a Bemis Superior Proposal or termination of this Agreement pursuant to Section 5.3(e)(B) and Section 8.1(b)(ii), such Bemis Competing Proposal continues to constitute a Bemis Superior Proposal and (B) in any case, the failure to take such action would continue to reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any amendment to the financial or other material terms of any such Bemis Superior Proposal shall require a new written notification from Bemis and a new notice period under Section 5.3(f)(i) (except that such negotiation period shall be for three Business Days), during which period Bemis shall be required to comply with the other requirements of this Section 5.3(f) anew).

(g)                                  References in this Section 5.3 to the “Bemis Board of Directors” shall mean the Bemis Board of Directors or, to the extent applicable, a duly authorized committee thereof.

Section 5.4                                    Solicitation by Amcor.

(a)                                 No Solicitation or Negotiation. Amcor agrees that, except as expressly permitted by this Section 5.4, it shall not, and it shall cause the Amcor Subsidiaries and each of its and the Amcor Subsidiaries’ respective directors, officers and employees not to, and it shall use reasonable best efforts to cause its and the Amcor Subsidiaries’ respective third-party consultants, financial advisors, accountants, legal counsel, investment bankers and other third party agents, advisors and representatives not to, directly or indirectly:

(i)                                     initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Amcor Competing Proposal;

(ii)                                  engage or otherwise participate in any discussions or negotiations with any third party relating to any Amcor Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Amcor Competing Proposal;

(iii)                               provide any non-public information or data to any Person in connection with, related to or in contemplation of any Amcor Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Amcor Competing Proposal;

(iv)                              amend, grant any waiver or release under or fail to enforce any standstill or similar agreement with respect to any class of equity securities of Amcor or any of the Amcor Subsidiaries, unless the Amcor Board of Directors determines after considering advice from outside legal counsel that the failure to amend, waive, release or fail to enforce such provision would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law;

(v)                                 consent to or agree that takeover offers and accompanying documents be sent earlier under section 633(6) of the Australian Act;

(vi)                              enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other agreement relating to an Amcor Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Amcor Competing Proposal (other than an Amcor Competing Proposal NDA); or

(vii)                           (A) fail to make, withdraw or modify in a manner adverse to Bemis, or publicly propose to fail to make, withdraw or modify in a manner adverse to Bemis, the Amcor Board Recommendation, (B) fail to include the Amcor Board Recommendation in the Scheme Booklet, (C) recommend, adopt or approve or publicly propose to recommend, adopt or approve an Amcor Competing Proposal or (D) fail to reaffirm, by way of an ASX announcement, the Amcor Board Recommendation by the close of business on the 10th Business Day after the commencement of an Amcor Competing Proposal pursuant to a publicly announced takeover bid under Australian Law (any of the foregoing in this Section 5.4(a)(vii), an “Amcor Adverse Recommendation Change”).

Nothing contained herein shall prevent the Amcor Board of Directors from making a customary statement that Amcor Shareholders should, with respect to an unsolicited Amcor Competing Proposal and during a period of no more than ten business days from the date of commencement of such Amcor Competing Proposal, “take no action pending further advice” (or words to that effect); provided, however, that any such statement that constitutes or contains an Amcor Adverse Recommendation Change shall be subject to the provisions of this Section 5.4(a) (it being understood, for the avoidance of doubt, that a disclosure that constitutes only a customary “take no action pending further advice” statement with respect to an unsolicited Amcor Competing Proposal and during a period of no more than ten business days from the date of commencement of such Amcor Competing Proposal or similar communication shall not in and of itself be deemed to be an Amcor Adverse Recommendation Change).

Amcor shall, and Amcor shall cause the Amcor Subsidiaries and each of its and the Amcor Subsidiaries’ respective directors, officers and employees to, and shall use its reasonable best efforts to cause its and the Amcor Subsidiaries’ respective third-party consultants, financial advisors, accountants, legal counsel, investment bankers and other third party agents, advisors and representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Amcor Competing Proposal, or proposal or offer that would reasonably be expected to lead to an Amcor Competing Proposal. Amcor will promptly inform the Persons referred to in the preceding sentence of the obligations undertaken in this Section 5.4. Amcor will promptly (and in each case within 24 hours from the date of this Agreement) request from each Person (and such Person’s Representatives) that has executed a confidentiality agreement in connection with its consideration of making an Amcor Competing Proposal to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning Amcor or any Amcor Subsidiary and shall promptly (and in each case within 24 hours from the date of this Agreement) terminate all physical and electronic data access previously granted to each such Person.

(b)                                 Responding to Amcor Competing Proposals. Prior to the time, but not after, the Amcor Shareholder Approval is obtained, Amcor and its Representatives may, in response to a bona fide written Amcor Competing Proposal made after the date of this Agreement that did not result from a breach of this Section 5.4, (i) contact the Person who made such Amcor Competing Proposal and its Representatives solely to (x) clarify the terms and conditions thereof or (y) inform such Person of the existence of the provisions contained in this Section 5.4; (ii) provide access to information regarding Amcor or any of its Subsidiaries in response to a request therefor to the Person who made such Amcor Competing Proposal and such Person’s Representatives; provided that such information has previously been, or is promptly (in no event later than 24 hours), made available to Amcor and that, prior to furnishing any such non-public information, Amcor receives from the Person making such Amcor Competing Proposal an executed confidentiality agreement containing terms at least as restrictive in all material respects on such

Person with respect to confidentiality as the Confidentiality Agreement (each such confidentiality agreement, an “Amcor Competing Proposal NDA”); and (iii) participate in discussions or negotiations with any such Person and its Representatives regarding such Amcor Competing Proposal, if, and only if, prior to taking any action described in clause (ii) or (iii) above, the Amcor Board of Directors determines in good faith after consultation with outside legal counsel and a financial advisor of nationally recognized reputation that (A) the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law and (B) such Amcor Competing Proposal either constitutes an Amcor Superior Proposal or would reasonably be expected to result in an Amcor Superior Proposal.

(c)                                  Notice. Amcor shall promptly notify Bemis (in no event later than 24 hours) of (i) the receipt by Amcor (or any of its Representatives) of any Amcor Competing Proposal or any inquiries, proposals or offers that would reasonably be expected to lead to an Amcor Competing Proposal, (ii) the receipt by Amcor (or any of its Representatives) of any request for non-public information relating to Amcor or any of its Subsidiaries from any Person who has made or is reasonably likely to be seeking to make an Amcor Competing Proposal, or (iii) any discussions or negotiations with respect to an Amcor Competing Proposal sought to be initiated or continued by any Person with Amcor, its Subsidiaries or any of their respective Representatives. Each such notice shall indicate the name of such Person and the material terms and conditions (including price) of any proposals, offers or requests (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). Following delivery of the initial notice, Amcor shall keep Bemis informed, on a reasonably current basis, of the status and material terms of any such proposals, offers or requests (including any amendments thereto) and the status of any such discussions or negotiations. Neither Amcor nor any of its Subsidiaries will enter into any agreement with any Person which prohibits Amcor from providing any information to Bemis in accordance with, or otherwise complying with, this Section 5.4.

(d)                                 Definitions. For purposes of this Agreement:

“Amcor Competing Proposal” means, other than the Transactions, any offer or proposal from any Person or group of Persons, other than New Holdco and its Subsidiaries, relating to (i) any direct or indirect acquisition or purchase of 20% or more of the consolidated assets of Amcor and its Subsidiaries or 20% or more of any class of equity or voting securities of Amcor, in each case, by such Person or group of Persons, (ii) any takeover bid that, if completed, would result in such Person or group of Persons (or their stockholders) beneficially owning 20% or more of any class of equity or voting securities of Amcor or (iii) a merger, consolidation, share exchange, business combination, sale of all or substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Amcor or any of its Subsidiaries that would result in such Person or group of Persons beneficially owning 20% or more of the consolidated assets of Amcor and its Subsidiaries or 20% or more of any class of equity or voting securities of Amcor.

“Amcor Superior Proposal” means a bona fide, written Amcor Competing Proposal that did not result from a breach of this Section 5.4 (with references to 20% being deemed to be replaced with references to 50%), which the Amcor Board of Directors determines in good faith after consultation with outside legal counsel and a financial advisor of nationally recognized reputation to be (i) more favorable to Amcor Shareholders from a financial point of view than the Transactions and (ii) reasonably capable of being completed as proposed, in the case of each of clauses (i) and (ii), taking into account all financial, legal, regulatory and other aspects of this Agreement and the Transactions (including any changes to the terms of this Agreement and the Transactions proposed by Bemis in response to such Amcor Competing Proposal or otherwise) and such Amcor Competing Proposal.

(e)                                  Fiduciary Exception. Notwithstanding Section 5.4(a)(vi) and Section 5.4(a)(vii), but subject (as applicable) to compliance with Section 5.4(f), prior to the time, but not after, the Amcor Shareholder Approval is obtained, the Amcor Board of Directors may (A) make an Amcor Adverse Recommendation Change and/or (B) terminate this Agreement in accordance with Section 8.1(c)(ii) in order to concurrently enter into a definitive agreement for an Amcor Superior Proposal, in either case if (i)(x) in the case of such an action taken in connection with an Amcor Competing Proposal, the Amcor Competing Proposal is not withdrawn and the Amcor Board of Directors determines in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that such Amcor Competing Proposal constitutes an Amcor Superior Proposal; or (y) in the case of any such Amcor Adverse Recommendation Change taken other than in connection with an Amcor Competing Proposal, there is an Intervening Event (with references to Bemis in such definition being references to Amcor and it being understood that an opinion by the Independent Expert in the IER that the Transactions are not in the best interests of Amcor Shareholders shall be deemed to qualify as an Intervening Event in relation to Amcor) and (ii) the Amcor Board of Directors determines in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, and taking into account any proposal by Bemis to amend the terms of this Agreement and the Transactions in accordance with Section 5.4(f), that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(f)                                   Last Look. The Amcor Board of Directors shall not make an Amcor Adverse Recommendation Change pursuant to Section 5.4(e)(A) or terminate this Agreement pursuant to Section 5.4(e)(B) and Section 8.1(c)(ii) unless, prior to making such Amcor Adverse Recommendation Change or such termination of this Agreement, (i) Amcor notifies Bemis in writing of its intention to do so at least four Business Days before taking such action, which such notification shall attach, in the case of an Amcor Adverse Recommendation Change pursuant to Section 5.4(e)(A) in response to an Amcor Superior Proposal or termination of this Agreement pursuant to Section 5.4(e)(B) and Section 8.1(c)(ii), all proposed draft agreements (including financing arrangements and other ancillary agreements) in Amcor’s or its Subsidiaries’ or its or their Representatives’ possession and other material definitive documentation relating to such Amcor Competing Proposal in Amcor’s or its Subsidiaries’ or its or their Representatives’ possession and the identity of the Person making the Amcor Competing Proposal, or, in the case of an Amcor Adverse Recommendation Change in response to an Intervening Event (with references to Bemis in such definition being references to Amcor and it being understood that an opinion by the Independent Expert in the IER that the Transactions are not in the best interests of Amcor Shareholders shall be deemed to qualify as an Intervening Event in relation to Amcor), a reasonably detailed description of the facts relating to such Amcor Adverse Recommendation Change, (ii) during such four Business Day period, if requested by Bemis, Amcor and its Representatives shall have discussed and negotiated in good faith with Bemis and its

Representatives regarding any proposal by Bemis to amend the terms of this Agreement and the Transactions in response to such Amcor Superior Proposal or other potential Amcor Adverse Recommendation Change, as applicable, and (iii) after such four Business Day period, the Amcor Board of Directors shall have determined in good faith, after considering advice from outside legal counsel and a financial advisor of nationally recognized reputation, and taking into account any proposal by Bemis to amend the terms of this Agreement and the Transactions made during such period, that (A) in the case of an Amcor Adverse Recommendation Change pursuant to Section 5.4(e)(A) in response to an Amcor Superior Proposal or termination of this Agreement pursuant to Section 5.4(e)(B) and Section 8.1(c)(ii), such Amcor Competing Proposal continues to constitute an Amcor Superior Proposal and (B) in any case, the failure to take such action would continue to reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that any amendment to the financial or other material terms of any such Amcor Superior Proposal shall require a new written notification from Amcor and a new notice period under Section 5.4(f)(i) (except that such negotiation period shall be for three Business Days), during which period Amcor shall be required to comply with the other requirements of this Section 5.4(f) anew).

(g)                                  References in this Section 5.4 to the “Amcor Board of Directors” shall mean the Amcor Board of Directors or, to the extent applicable, a duly authorized committee thereof.

Section 5.5                                    Preparation of the Scheme Booklet, the Proxy Statement and the Form S-4; Bemis Special Meeting; Amcor Scheme Meeting.

(a)                                 As promptly as reasonably practicable following the date hereof, each of Amcor, New Holdco and Bemis shall cooperate in preparing and Amcor (in the case of the Scheme Booklet) and New Holdco and Bemis (in the case of the Form S-4) shall cause to be filed:

(i)                                     with the SEC, (A) the proxy statement relating to the matters to be submitted to the Bemis Shareholders at the Bemis Special Meeting, which will be used as a prospectus of New Holdco with respect to the New Holdco Shares issuable in the Merger (such proxy and prospectus materials, and any amendments or supplements thereto, the “Proxy Statement”) and (B) a registration statement on Form S-4 (of which the Proxy Statement will form a part as a prospectus of New Holdco) pursuant to which the offer and sale of New Holdco Shares in the Merger will be registered pursuant to the Securities Act (together with any amendments and supplements thereto, the “Form S-4”); and

(ii)                                  with ASIC (and, subsequently, the Court), the Scheme Booklet; provided that the Scheme Booklet will be filed with ASIC as promptly as reasonably practicable following the initial filing of the Form S-4 with the SEC (subject to Section 5.5(g)).

Each of the Parties shall use its reasonable best efforts to (i) respond as promptly as reasonably practicable to any comments from the SEC, have the Proxy Statement cleared by the SEC and the Form S-4 declared effective by the SEC as promptly as reasonably practicable (subject to, after consultation with Bemis, postponement of such effectiveness if Amcor reasonably considers it necessary or advisable in connection with a postponement of the Scheme Meeting and/or the Bemis Special Meeting pursuant to this Section 5.5), keep the Form S-4 effective as long as is necessary to consummate the Scheme and the Merger and mail the Proxy Statement to the Bemis Shareholders as promptly as reasonably practicable after the Form S-4 is declared effective, and (ii) respond as promptly as reasonably practicable to any comments from ASIC or the Court to the Scheme Booklet and mail the Scheme Booklet to the Amcor Shareholders as promptly as reasonably practicable after its approval by the Court at the First Court Hearing. Amcor and Bemis will cooperate in good faith to coordinate the timing of the mailing of the Proxy Statement and the Scheme Booklet with the objective of mailing the Proxy Statement and the Scheme Booklet as promptly as reasonably practicable following the date hereof (subject to, after consultation with Bemis, postponement of such mailing if Amcor reasonably considers it necessary or advisable in connection with a postponement of the Scheme Meeting and/or the Bemis Special Meeting pursuant to this Section 5.5).

(b)                                 Each Party shall, as promptly as reasonably practicable after receipt thereof, provide the other Parties with copies of any written comments with respect to the Proxy Statement, the Form S-4 or the Scheme Booklet that are received from the SEC or ASIC (as applicable). Each Party shall cooperate and provide the other Party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement or the Form S-4 prior to filing such with the SEC or the Scheme Booklet prior to its filing with the Court or ASIC (other than any filing, amendment or supplement in connection with a Bemis Adverse Recommendation Change or an Amcor Adverse Recommendation Change, in each case that is made in accordance with Section 5.3 or Section 5.4, as applicable) and consider such other Party’s comments in good faith, and each Party will promptly provide the other Party with a copy of all such filings made with the SEC, the Court and ASIC. Amcor shall request that the Court hold the First Court Hearing as promptly as reasonably practicable following the conclusion of ASIC’s review of the Scheme Booklet pursuant to section 411(2) of the Australian Act.

(c)                                  Each Party shall, as promptly as reasonably practicable, furnish all information concerning such Party required to be included in the Proxy Statement and the Form S-4 pursuant to the Securities Act and Exchange Act, and the Scheme Booklet pursuant to the Australian Act, the Australian Regulations, ASX Listing Rules and RG 60, including with respect to the preparation and inclusion of any required pro forma or audited financial information (including by preparing, as promptly as reasonably practicable, financial statements prepared under U.S. GAAP or with a reconciliation to U.S. GAAP), and shall provide any other information concerning such Person and its Subsidiaries to the other Parties to be included therein and provide such other assistance and cooperation as may be reasonably requested by such other Party in the preparation of the Proxy Statement, the Form S-4, the Scheme Booklet and the resolution of any comments to any of the foregoing received from the SEC, the Court or ASIC. Without limiting the foregoing, Amcor shall be responsible for preparing or causing to be prepared as promptly as reasonably practicable after the date of this Agreement any New Holdco financial information or pro forma financial information required to be included in the Form S-4 or the Scheme Booklet, and Bemis shall reasonably cooperate with Amcor in the preparation of such information. Each Party shall use its reasonable best efforts to cause its independent registered public accounting firm to consent to the inclusion or incorporation by reference of its audit reports on the annual audited consolidated financial statements included in the Form S-4 and, if requested by Amcor, the Scheme Booklet.

(d)                                 Each of Amcor and Bemis shall use its reasonable best efforts to ensure that the information relating to Amcor and its Subsidiaries (including New Holdco) in the case of Amcor, and relating to Bemis and the Bemis Subsidiaries in the case of Bemis, contained in the Form S-4, the Proxy Statement and the Scheme Booklet will not, (i) in the case of the Proxy Statement, on the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to the Bemis Shareholders or at the time of the Bemis Special Meeting (as it may be adjourned or postponed in accordance with the terms hereof), (ii) in the case of the Form S-4 and the Proxy Statement, at the time the Form S-4 (and any amendment or supplement thereto) is declared effective or any post-effective amendment thereto or to the Proxy Statement is declared effective, or (iii) in the case of the Scheme Booklet, on the date the Scheme Booklet is first mailed to Amcor Shareholders, or at the time of the Scheme Meeting, with respect to each of the foregoing clauses (i) through (iii), contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and, in respect of the Scheme Booklet, be misleading or deceptive in any material respect (whether by omission or otherwise), including in the form and context in which it appears in the Scheme Booklet. If any information relating to Bemis or Amcor, respectively, or any of their respective Subsidiaries, should be discovered by Bemis or Amcor which, in the reasonable judgment of Bemis or Amcor, respectively, should be set forth in an amendment of, or a supplement to, any of the Form S-4, the Proxy Statement or the Scheme Booklet so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, or, in respect of the Scheme Booklet, not be misleading or deceptive in any material respect (whether by omission or otherwise), including in the form and context in which it appears in the Scheme Booklet, the Party which discovers such information shall promptly notify the other Parties, and Bemis or Amcor shall cooperate in the prompt filing with (to the extent required by applicable Law) the SEC, ASIC or the Court (as applicable) of any necessary amendment of, or supplement to, the Scheme Booklet, the Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to the Amcor Shareholders or Bemis Shareholders (as applicable). The Scheme Booklet shall contain a responsibility statement to the effect that (A) Bemis is responsible for the information about Bemis and its Subsidiaries contained in the Scheme Booklet and (B) Amcor is responsible for the information about Amcor and the Amcor Subsidiaries (including New Holdco), the Scheme Consideration and such other matters as Amcor is responsible for under applicable Law, contained in the Scheme Booklet.

(e)                                  Bemis shall, in accordance with applicable Law and the Bemis Governing Documents and subject to Section 5.5(g), cause the Bemis Special Meeting to be duly called and held as promptly as reasonably practicable after clearance of the Form S-4 by the SEC for the purpose of obtaining the Bemis Shareholder Approval. Subject to Section 5.3, Bemis shall, through the Bemis Board of Directors, make the Bemis Board Recommendation, include such Bemis Board Recommendation in the Proxy Statement and solicit and use its reasonable best efforts to obtain the Bemis Shareholder Approval. Once Bemis has established a record date for the Bemis Special Meeting, Bemis shall not, without the prior written consent of Amcor (not to be unreasonably withheld, conditioned or delayed), adjourn, postpone or otherwise delay the Bemis Special Meeting; provided that Bemis shall have the right, following consultation with Amcor, to make one or more successive postponements, adjournments or other delays of the Bemis Special Meeting of not more than 15 days individually (i) if, on a date for which the

Bemis Special Meeting is scheduled, Bemis has not received proxies representing a sufficient number of Bemis Shares to obtain the Bemis Shareholder Approval, whether or not a quorum is present, or (ii) if insufficient Bemis Shares would be represented at the Bemis Shareholder Meeting to constitute a quorum necessary to conduct the business of the Bemis Shareholder Meeting, (iii) if such adjournment, postponement or delay is reasonably determined to be required by applicable Law, including to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided or made available to Bemis Shareholders or to permit dissemination of information which is material to the Bemis Shareholders voting at the Bemis Special Meeting and to give Bemis Shareholders sufficient time to evaluate any such supplement or amendment or other information; provided, that the 15-day period provided for in this sentence will not apply to adjournment, postponement or delay pursuant to this section (iii) and any such adjournment or postponement will allow for reasonable additional time (as reasonably determined by Bemis in consultation with outside legal counsel), or (iv) if the Scheme Meeting has been adjourned or postponed by Amcor in accordance with Section 5.5(f), to the extent necessary to enable the Bemis Special Meeting and the Scheme Meeting to be held within a single period of 24 consecutive hours as contemplated by Section 5.5(g). Other than pursuant to section (iii) or (iv) of the prior sentence or with the prior written consent of Amcor, the Bemis Special Meeting may not be adjourned or postponed to a date that is, in the aggregate, more than 60 days after the date for which the Bemis Special Meeting was originally scheduled. Once Bemis has established a record date for the Bemis Special Meeting, Bemis shall not change such record date or establish a different record date for the Bemis Special Meeting without the prior written consent of Amcor (not to be unreasonably withheld, conditioned or delayed), unless (x) following consultation with Amcor, required to do so by applicable Law or the Bemis Governing Documents, (y) Bemis reasonably determines it is necessary or advisable to obtain the Bemis Shareholder Approval or (z) it is required in connection with any adjournment or postponement of the Bemis Special Meeting permitted by the preceding sentences (it being understood that in the case of this clause (z), Bemis shall consult with and consider in good faith the views of Amcor in connection with setting such new record date). Without the prior written consent of Amcor, the approval of this Agreement shall be the only matter (other than (1) matters of procedure and matters required by applicable Law to be voted on by the Bemis Shareholders in connection with the adoption of this Agreement or the Transactions (including a “say-on-golden-parachute” non-binding advisory vote) and (2) any required votes of the Bemis Shareholders with respect to the contemplated governing documents of New Holdco) that Bemis shall propose to be acted on by the Bemis Shareholders at the Bemis Special Meeting. During the proxy solicitation period Bemis shall keep Amcor reasonably informed of the number of proxy votes received in respect of resolutions to be proposed at the Bemis Special Meeting. Bemis agrees that, unless this Agreement is terminated in accordance with Section 8.1, Bemis’s obligations to cause the Bemis Special Meeting to be duly called and held in accordance with this Section 5.5 shall not be limited or otherwise affected by the commencement, public proposal, public disclosure or communication to Bemis of any Bemis Competing Proposal or the making of any Bemis Adverse Recommendation Change.

(f)                                   Amcor shall, in accordance with applicable Law and as promptly as reasonably practicable, apply for an order of the Court pursuant to subsection 411(1) of the Australian Act directing Amcor to convene the Scheme Meeting and, as soon as reasonably practicable after such order is made by the Court, request ASIC to register the explanatory statement included in the Scheme Booklet in relation to the Scheme in accordance with section 412(6) of the

Corporations Act, and, subject to Section 5.5(g), cause the Scheme Meeting to be duly called and held in accordance with such order of the Court and as promptly as reasonably practicable following the mailing of the Scheme Booklet (as approved by the Court) for the purposes of obtaining the Amcor Shareholder Approval. Subject to Section 5.4, Amcor shall, through the Amcor Board of Directors, make the Amcor Board Recommendation, include such Amcor Board Recommendation in the Scheme Booklet, and solicit and use its reasonable best efforts to obtain the Amcor Shareholder Approval. Once Amcor has established a date for the Scheme Meeting, Amcor shall not, without the prior written consent of Bemis (not to be unreasonably withheld, conditioned or delayed), adjourn, postpone or otherwise delay the Scheme Meeting; provided that Amcor shall have the right, following consultation with Bemis, to make one or more successive postponements, adjournments or delays of the Scheme Meeting of not more than 15 days individually (i) if, on a date for which the Scheme Meeting is scheduled, Amcor has not received proxies representing a sufficient number of Amcor Shares to obtain the Amcor Shareholder Approval, whether or not a quorum is present, (ii) if such adjournment, postponement or delay is reasonably determined to be (x) required by applicable Law (including any Order of the Court), including to the extent necessary to ensure that any necessary supplement or amendment to the Scheme Booklet is provided or made available to Amcor Shareholders or to permit dissemination of information which is material to the Amcor Shareholders voting at the Scheme Meeting and to give Amcor Shareholders sufficient time to evaluate any such supplement or amendment or other information, or (y) necessary or advisable in the event that one or more of the required Governmental Consents under Antitrust Laws required to be obtained pursuant to Condition 2(d) and the status of which would be material to Amcor Shareholders voting at the Scheme Meeting has not be obtained at such time; provided, that the 15-day period provided for in this sentence will not apply to adjournment or postponement pursuant to this section (ii) and any such adjournment or postponement will allow for reasonable additional time (as reasonably determined by Amcor in consultation with outside legal counsel), (iii) if insufficient Amcor Shares would be represented at the Amcor Shareholder Meeting to constitute a quorum necessary to conduct the business of the Amcor Shareholder Meeting or (iv) if the Bemis Special Meeting has been adjourned or postponed by Bemis in accordance with Section 5.5(e), to the extent necessary to enable the Scheme Meeting and the Bemis Special Meeting to be held within a single period of 24 consecutive hours as contemplated by Section 5.5(g). Other than pursuant to section (ii) or (iv) of the prior sentence or with the prior written consent of Bemis, the Amcor Shareholder Meeting may not be adjourned or postponed to a date that is, in the aggregate, more than 60 days after the date for which the Amcor Shareholder Meeting was originally scheduled. Once Amcor has established a record date for the Amcor Shareholder Meeting, Amcor shall not change such record date or establish a different record date for the Amcor Shareholder Meeting without the prior written consent of Bemis (not to be unreasonably withheld, conditioned or delayed), unless (x) following consultation with Bemis, required to do so by the Court, applicable Law or the Amcor Governing Documents, (y) Amcor reasonably determines it is necessary or advisable to obtain the Amcor Shareholder Approval or (z) it is required in connection with any adjournment or postponement of the Amcor Shareholder Meeting permitted by the preceding sentences (it being understood that in the case of this clause (z), Amcor shall consult with and consider in good faith the views of Bemis in connection with setting such new record date). Without the prior written consent of Bemis, the approval of this Agreement shall be the only matter (other than (1) matters of procedure and matters required by applicable Law to be voted on by the Amcor Shareholders in connection with the approval of the

Scheme or the Transactions and (2) any required votes of the Amcor Shareholders with respect to the contemplated governing documents of New Holdco) that Amcor shall propose to be acted on by the Amcor Shareholders at the Amcor Shareholder Meeting. During the proxy solicitation period, Amcor shall keep Bemis reasonably informed of the number of proxy votes received in respect of resolutions to be proposed at the Scheme Meeting. Amcor shall request that the Court hold the Second Court Hearing as promptly as reasonably practicable following the Amcor Shareholder Approval. Amcor agrees that, unless this Agreement is terminated in accordance with Section 8.1, Amcor’s obligations to cause the Scheme Meeting to be duly called and held in accordance with this Section 5.5 shall not be limited or otherwise affected by the commencement, public proposal, public disclosure or communication to Amcor of any Amcor Competing Proposal or the making of any Amcor Adverse Recommendation Change.

(g)                                  Notwithstanding anything to the contrary herein, it is the intention of the Parties that, and each of the Parties shall cooperate and use their reasonable best efforts to cause that, the date and time of the Bemis Special Meeting and the Scheme Meeting shall be coordinated such that they occur within a single period of 24 consecutive hours, and in any event as close in time as possible, and at a time (taking into account scheduled Court recess) such that the Second Court Hearing could be held promptly thereafter.

ARTICLE VI.

ADDITIONAL AGREEMENTS

Section 6.1                                    Access; Confidentiality; Notice of Certain Events.

(a)                                 From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Bemis shall, and shall cause each of the Bemis Subsidiaries to, (x) afford to Amcor and its Representatives reasonable access during normal business hours and upon reasonable advance notice to the properties, offices, books, Contracts, commitments, personnel and records of Bemis and the Bemis Subsidiaries and (y) furnish reasonably promptly to Amcor and its Representatives such information (financial or otherwise) concerning its business, properties and personnel as Amcor may reasonably request. To the extent reasonably required in connection with the development of the post-close integration plan pursuant to Section 6.12, Amcor shall, and shall cause each of the Amcor Subsidiaries to, afford to Bemis and its Representatives reasonable access during normal business hours and upon reasonable advance notice to the Contracts and personnel of Amcor and the Amcor Subsidiaries and (y) furnish reasonably promptly to Bemis and its Representatives such information (financial or otherwise) concerning its business and personnel as Bemis may reasonably request.

(b)                                 Bemis shall give prompt notice to Amcor (i) of any notice or other communication received by Bemis or any of the Bemis Subsidiaries from any Governmental Entity in connection with this Agreement or the Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to Bemis, Amcor or their respective Subsidiaries, (ii) of any Proceeding commenced or, to Bemis’s knowledge, threatened, against Bemis or any Bemis Subsidiary or otherwise relating to, involving or affecting Bemis or any Bemis Subsidiary, in each case in connection with, arising from or otherwise relating to the Transactions, and (iii) upon becoming aware of the occurrence or impending occurrence of any Effect which has had, or would reasonably be expected to have, individually or in the aggregate, a Bemis Material Adverse Effect. Amcor shall give prompt notice to Bemis (x) of any notice or other communication received by Amcor or any of the Amcor Subsidiaries from any Governmental Entity in connection with this Agreement or the Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to Bemis, Amcor or their respective Subsidiaries, (y) of any Proceeding commenced or, to Amcor’s knowledge, threatened, against Amcor or any Amcor Subsidiary or otherwise relating to, involving or affecting Amcor or any Amcor Subsidiary, in each case in connection with, arising from or otherwise relating to the Transactions, and (z) upon becoming aware of the occurrence or impending occurrence of any Effect which has had, or would reasonably be expected to have, individually or in the aggregate, an Amcor Material Adverse Effect.

(c)                                  Notwithstanding the foregoing, no Party shall be required by this Section 6.1 to provide another Party or its Representatives with access to such properties, offices, books, Contracts, commitments, personnel and records, or to furnish any such information, (i) that such Party is prohibited from providing pursuant to legally binding confidentiality obligations to a third party in existence prior to the date of this Agreement or entered into after the date of this Agreement without breach of this Agreement (provided however that the applicable Party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (ii) the disclosure of which would violate any applicable Law (provided however that the applicable Party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any such Law), or (iii) that is subject to any attorney-client, attorney work product or other legal privilege (provided however that the applicable Party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege).

(d)                                 The failure to deliver any notice pursuant to Section 6.1(b) shall not result in or constitute a failure of any of the Conditions or give rise to any right to terminate under Article VIII.

Section 6.2                                    Filings; Other Actions; Notification.

(a)                                 Cooperation. Except where an alternative standard is required pursuant to the terms and conditions of this Agreement and subject to the limitations set forth in Section 6.2(b), Amcor and Bemis shall cooperate with each other and use, and shall cause their respective Subsidiaries to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement to consummate and make effective the Transactions as promptly as reasonably practicable (and in any event prior to the End Date), including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing as promptly as reasonably practicable after the date of this Agreement the notifications, filings and other information required to be filed under the HSR Act and any applicable foreign Antitrust Laws with respect to the Transactions) and to obtain as promptly as reasonably practicable (and in any event prior to the End Date) all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any Governmental Entity and any third party, in each case in order to consummate the Transactions. In furtherance and not in limitation of the foregoing (but subject to the limitations set forth in Section 6.2(b)), each of the Parties shall use its reasonable best efforts to resolve as promptly as reasonably practicable (and in any event prior to the End Date) such objections, if any, as may be asserted by any Governmental Entity in connection with the HSR Act or any other applicable Laws with respect to the Transactions. Subject to applicable Laws relating to the exchange of information, each of Amcor and Bemis shall (i) have the right to review in advance and, to the extent practicable, each will consult the other on, any filing made with, or written materials submitted to, any third party or Governmental Entity in connection with the Transactions, (ii) provide the other with copies of all material written correspondence between it (or its Subsidiaries or its or their respective Representatives) and any Governmental Entity relating to the Transactions, (iii) consult and reasonably cooperate with one another, and consider in good faith the views of one another, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of such Party in connection with the HSR Act and any other applicable Law prior to their submission; provided however that Amcor, acting reasonably and after having consulted with and considering in good faith the views of Bemis and subject to and without limiting any of Amcor’s other obligations under this Agreement, shall have the right to lead all communications and strategy (both substantive and procedural) with respect to obtaining the required approvals or clearances under the HSR Act and other Antitrust Laws; and provided further that materials furnished pursuant to this Section 6.2 may be redacted as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, or as necessary to address any applicable Law relating to the exchange of information.

(b)                                 Notwithstanding anything in this Section 6.2 to the contrary, neither Amcor nor any of its Subsidiaries shall be required to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (i) requires the divestiture of any assets of any of Amcor or Bemis, or any of their respective Subsidiaries, or (ii) limits Amcor’s or Bemis’s (or any of their respective Subsidiaries’) freedom of action with respect to, or its or their ability to retain, their respective businesses or any portion thereof (each of clauses (i) and (ii), a “Restriction”); provided, however, that Amcor shall, and shall cause the Amcor Subsidiaries to, take such actions, including agreeing to divestitures or accepting any other Restriction, involving Amcor’s or any Amcor Subsidiaries’ or Bemis’s or any Bemis Subsidiaries’ assets or businesses or products or product lines that generated, in the aggregate, net sales of no more than $400 million during the twelve-month period ended December 31, 2017, if necessary to obtain any requisite consents, registrations, approvals, permits, expirations of waiting periods and authorizations required to be obtained from any Governmental Entity, it being understood that Amcor’s obligation to agree to any such divestiture or other Restriction “as promptly as reasonably practicable” shall not preclude or restrict Amcor from (A) engaging in discussions or negotiations with any applicable Governmental Entity regarding the requirement, scope or terms of such divestiture or other Restriction, or (B) engaging in litigation (including any appeals) with any Governmental Entity relating to the matters contemplated by this Section 6.2; provided, that in exercising the foregoing rights in clause (A) and (B), Amcor shall act reasonably and as promptly as reasonably practicable and in a manner that would not reasonably be expected to delay the consummation of the Transactions beyond the End Date, and, prior to taking such action, consult with Bemis. In no event shall Bemis or its Subsidiaries be required to propose, commit to or effect any Restriction (and Bemis and its Subsidiaries shall not propose, commit to or effect any Restriction without the prior written consent of Amcor, which may, subject to this Section 6.2, be withheld in Amcor’s sole discretion) with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Merger Closing.

Section 6.3                                    Publicity. To the extent permitted by applicable Law and subject to the immediately following sentence, Bemis and Amcor shall consult with each other and consider in good faith the comments of the other before, directly or indirectly, issuing or causing the publication of any press release or making any other public announcement or public communication with respect to the Transactions and, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of such press release or make such other announcement or communication, shall not take any such action without the prior written consent of the other Party. Notwithstanding the foregoing, neither Bemis nor Amcor will be required to consult with or obtain the consent of the other Party with respect to any such press release, public announcement or other public communication (i) if the Bemis Board of Directors has effected a Bemis Adverse Recommendation Change in accordance with Section 5.3 and such release, announcement or communication relates thereto, (ii) if the Amcor Board of Directors has effected an Amcor Adverse Recommendation Change in accordance with Section 5.4 and such release, announcement or communication relates thereto, (iii) if the information contained therein substantially reiterates (and is not inconsistent with) previous press releases, announcements or communications made by Amcor and Bemis in compliance with this Section 6.3 or (iv) in connection with any dispute between the Parties regarding this Agreement or the Transactions.

Section 6.4                                    Directors’ and Officers’ Insurance and Indemnification. In furtherance and not in limitation of any rights that the past and present directors and officers of Bemis and the Bemis Subsidiaries (collectively, the “Indemnified Parties”) may otherwise be entitled to pursuant to those agreements set forth on Section 6.4 of the Bemis Disclosure Letter:

(a)                                 From and after the Effective Time, New Holdco shall cause the Surviving Corporation to indemnify and hold harmless all Indemnified Parties against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any actual or threatened Proceeding to each Indemnified Party to the fullest extent permitted by applicable Law and pursuant to the Bemis Governing Documents or the organizational documents of any Bemis Subsidiary or any indemnification agreements, if any, in existence on the date of this Agreement and set forth on Section 6.4 of the Bemis Disclosure Letter; provided that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in connection with such persons serving as an officer or director of Bemis or any of the Bemis Subsidiaries or of any Person serving at the request of Bemis or any of the Bemis Subsidiaries as a director, officer, employee or agent of another Person, to the fullest extent permitted by applicable Law and provided pursuant to the Bemis Governing Documents or the organizational documents of any Bemis Subsidiary or any indemnification agreements, if any, in existence on the date of this Agreement.

(b)                                 The Parties agree that after the Effective Time all rights to elimination or limitation of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in their respective articles of incorporation or by laws (or comparable organizational documents) or in any agreement, if any, in existence on the date of this Agreement shall survive the Merger and shall continue in full force and effect in accordance with their terms. For six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the provisions in (i) the Bemis Governing Documents and the organizational documents of any Bemis Subsidiary that are in existence on the date of this Agreement and (ii) any other agreements of Bemis and the Bemis Subsidiaries with any Indemnified Party, if any, in existence on the date of this Agreement and set forth on Section 6.4 of the Bemis Disclosure Letter, in each case, regarding elimination or limitation of liability, indemnification of officers, directors, employees and agents or other fiduciaries and advancement of expenses, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time without the consent of such Indemnified Party.

(c)                                  At or prior to the Effective Time, Bemis shall be permitted to, and if Bemis is unable to, New Holdco shall, or shall cause the Surviving Corporation to, purchase a prepaid directors’ and officers’ liability “tail” insurance policy or other comparable directors’ and officers’ liability and fiduciary liability policies, in each case providing coverage for claims asserted prior to and for six years after the Effective Time with respect to any matters existing or occurring at or prior to the Effective Time (and, with respect to claims made prior to or during such period, until final resolution thereof), with levels of coverage, terms, conditions, retentions and limits of liability that are at least as favorable as those contained in Bemis’s directors’ and officers’ insurance policies and fiduciary liability insurance policies in effect as of the date hereof (the “D&O Insurance”); provided that (x) Bemis may not purchase D&O Insurance if the aggregate annual cost exceeds of 300% of the current annual premium paid by Bemis and (y) if the aggregate annual cost for such insurance coverage exceeds 300% of the current annual premium paid by Bemis, the Surviving Corporation shall instead be obligated to obtain D&O Insurance with the best available coverage with respect to matters occurring at or prior to the Effective Time for an aggregate annual cost of 300% of the current annual premium.

(d)                                 In the event New Holdco or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of New Holdco or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.4. The rights and obligations under this Section 6.4 shall survive consummation of the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The provisions of this Section 6.4 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. The rights of each Indemnified Party under this Section 6.4 shall be in addition to any rights such individual may have under the Missouri Code.

Section 6.5                                    Takeover Statutes. If any Takeover Statute applicable to Bemis or any Bemis Subsidiary is or may become applicable to this Agreement or the Transactions, Bemis and the Bemis Board of Directors shall take such actions as are necessary so that the Transactions may be consummated as promptly as reasonably practicable on the terms of this Agreement and otherwise take all action necessary to act to eliminate or minimize the effects of such statute or regulation on such transactions. If any Takeover Statute applicable to Amcor or any Amcor Subsidiary is or may become applicable to this Agreement or the Transactions, Amcor and the Amcor Board of Directors shall take such actions as are necessary so that the Transactions may be consummated as promptly as reasonably practicable on the terms of this Agreement and otherwise take all action necessary to act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 6.6                                    Employee Benefits Matters.

(a)                                 During the period commencing at the Effective Time and ending on the first anniversary of the Effective Time (the “Continuation Period”), New Holdco shall, or shall cause the Surviving Corporation or any applicable Subsidiary of New Holdco (including Bemis and its Subsidiaries) to, provide the Continuing Employees with (i) base salary or hourly wage and short-term cash incentive bonus opportunity that, in each case, is no less than the base pay or hourly wage and short-term cash incentive bonus opportunity paid or made available to the applicable Continuing Employee immediately prior to the Effective Time, (ii) subject to Section 6.6(a) of the Bemis Disclosure Letter, a total direct compensation opportunity for 2019 (i.e., base salary or hourly wage, short-term case inventive bonus opportunity, long-term incentive opportunity and retention or other transition opportunity) that is substantially similar to the applicable Continuing Employee’s total direct compensation (consisting of base salary or hourly wage rate, short-term cash incentive bonus opportunity and long-term incentive opportunity) for 2018, (iii) severance benefits that are no less favorable to the applicable Continuing Employee than those applicable immediately prior to the Effective Time, and (iii) group employee benefits that are substantially similar in the aggregate to the group employee benefits provided to the Continuing Employees under either the Bemis Benefit Plans or the Amcor Benefit Plans, as applicable, immediately prior to the Effective Time.

(b)                                 Effective as of the Effective Time and to the extent permissible under applicable Law and the terms of the applicable benefit or compensation plan (provided, that to the extent not permissible under the terms of the applicable plan, the plan sponsor shall amend the applicable benefit or compensation plan to effectuate the provisions of this Section 6.6(b) or, if such benefit or compensation plan cannot be so amended, Amcor and Bemis shall consult to determine an appropriate benefit or compensation alternative to effectuate the intent of this Section 6.6(b)), for purposes of vesting, eligibility to participate and level of benefits under the Amcor Benefit Plans or Bemis Benefit Plans in which any employee of Amcor or Bemis or any of their respective Subsidiaries who continues to be employed by New Holdco or its Subsidiaries immediately after the Effective Time (collectively, the “Continuing Employees”) participates during the Continuation Period (such benefit plans, collectively, the “New Plans”), each Continuing Employee shall be credited with his or her years of service with Bemis, Amcor or any of their respective Subsidiaries and their respective predecessors before the Effective Time to the extent such Continuing Employee was entitled, before the Effective Time, to credit for such service under any Amcor Benefit Plan, Bemis Benefit Plan or applicable Law, as applicable, for similar purposes prior to the Effective Time; provided that the foregoing shall not apply with respect to (A) to the extent that the employees of Amcor and its Subsidiaries and the employees of Bemis and its Subsidiaries are treated similarly, any defined benefit pension plan, (B) any equity-based plan or arrangement, (C) to the extent that the employees of Amcor and its Subsidiaries and the employees of Bemis and its Subsidiaries participating in the New Plan are treated similarly, the level of the employer contribution under any U.S. tax-qualified or non-qualified defined contribution plans, (D) the determination of the level of benefits, including any employer subsidy, applicable to a Continuing Employee under any New Plan that provides retiree medical benefits, (E) any benefit plan that is frozen or for which participation is limited to a grandfathered population, (F) if such service was recognized for similar purposes prior to the Effective Time, to the extent that its application would result in a Continuing Employee receiving service credit in excess of the maximum service credit that such Continuing Employee, respectively, could be credited for such similar purpose or (G) to the extent that its application would result in a duplication of benefits or compensation with respect to the same period of service. Notwithstanding anything to the contrary within the foregoing sentence, nothing in this Section 6.6(b) shall be interpreted to prevent any Continuing Employee from receiving the full service credit for his or her years of service with Bemis, Amcor or any of their respective Subsidiaries and their respective predecessors before the Effective Time that was already provided to such individual within any benefit plan in which that Continuing Employee was participating in or was eligible to participate in immediately prior to the Effective Time.

(c)                                  Amcor and Bemis shall reasonably cooperate in respect of consultation obligations and similar notice and bargaining obligations owed to any employees or consultants of Amcor or Bemis and their respective Subsidiaries in accordance with all applicable Laws and works council or other bargaining agreements, if any.

(d)                                 Between the date of this Agreement and the Effective Time, Bemis and Amcor shall use their commercially reasonable efforts to cooperate with each other as necessary to enable the Parties to comply with the provisions of this Section 6.6 and to furnish to one another such information regarding employment and benefits (including information related to the provision of services by any third-party vendors) as the other may from time to time reasonably request.

(e)                                  Bemis and Amcor shall provide each other with a copy of any material written communications intended for broad-based and general distribution to any current or former employees of Bemis, Amcor or any of their respective Subsidiaries if such communications relate to any of the Transactions, and will provide the other Party with a reasonable opportunity to review and comment on such communications prior to distribution.

(f)                                   Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Amcor, the Surviving Corporation or any affiliate of

Amcor, or shall interfere with or restrict in any way the rights of Amcor, the Surviving Corporation or any affiliate of Amcor, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee or any other Person at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Amcor, the Surviving Corporation, Bemis or any affiliate of Amcor and the Continuing Employee; any severance, benefit or other applicable plan or program covering such Continuing Employee; or applicable Law. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.6, express or implied, shall (i) be deemed or construed to establish, terminate or be an amendment or other modification of any Bemis Benefit Plan, Amcor Benefit Plan, New Plan or any other compensation or benefit plan, program, scheme, agreement, policy, Contract or arrangement, (ii) create any third party rights or remedies of any nature whatsoever in any current or former employee, director, or service provider of Bemis, Amcor or their affiliates (or any beneficiaries or dependents thereof) or any other Person who is not a Party to this Agreement, (iii) limit or otherwise prevent or restrict New Holdco, the Surviving Corporation, or any applicable Subsidiary of New Holdco from providing compensation, benefits, and other employment terms and conditions to Continuing Employees in accordance with the requirements of applicable Law or Contract with any works council, labor union or other labor organization, or (iv) alter or limit the ability of the Surviving Corporation, Amcor, Bemis or any of their respective affiliates to establish, amend, modify or terminate any Bemis Benefit Plan, Amcor Benefit Plan, New Plan or other compensation or benefit plan, program, scheme, agreement, policy, Contract or arrangement at any time assumed, established, sponsored or maintained by any of them.

Section 6.7                                    Rule 16b-3. Prior to the Effective Time, Bemis and New Holdco shall, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Bemis equity securities (including derivative securities) and acquisitions of New Holdco equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of Bemis subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Bemis or New Holdco, as applicable, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.8                                    Transaction Litigation; Notices. Each of Amcor and Bemis shall promptly notify the other of any shareholder demands, litigations, arbitrations or other similar Proceedings (including derivative claims) commenced against it, any of its Subsidiaries or its or their respective directors or officers, in each case by any shareholder of Amcor or Bemis, as applicable, relating to this Agreement or any of the Transactions (collectively, the “Transaction Litigation”) and shall keep the other Party reasonably informed regarding any Transaction Litigation. Each of Amcor and Bemis shall have the right to participate in, but not control, the defense of any Transaction Litigation brought against the other Party, any of its Subsidiaries or its or their directors or officers and the Party controlling such defense shall consult with the other Party regarding the defense of any such Transaction Litigation and take into consideration all of such other Party’s reasonable comments or requests with respect to such Transaction Litigation. Prior to the Merger Closing, neither Bemis nor any Bemis Subsidiary shall settle, offer to settle or otherwise permit or participate in, directly or indirectly, the settlement or offer or settlement of any such Transaction Litigation without the prior written consent of Amcor, such consent not to be unreasonably withheld, conditioned or delayed (subject to Section 6.8 of the Bemis Disclosure Letter). In the event, and to the extent of, any conflict or overlap between the provisions of this Section 6.8 and Section 5.1 or Section 5.2, the provisions of this Section 6.8 shall control.

Section 6.9                                    Listing.

(a)                                 Delisting and Deregistration Matters.

(i)                                     Prior to the Effective Time, Bemis shall take all actions as may be necessary, proper or advisable under applicable Law and the rules and policies of NYSE such that the delisting of the Bemis Shares from the NYSE and the deregistration of the Bemis Shares under the Exchange Act shall occur as promptly as reasonably practicable after the Effective Time.

(ii)                                  Except to the extent required to comply with applicable Law, Amcor shall not take any action within its control to cause Amcor Shares to cease being quoted on ASX or to become suspended from quotation prior to the Scheme Closing Date.

(iii)                               Amcor will apply to ASX to suspend trading in Amcor Shares with effect from the close of trading on the date of Scheme Closing, and to remove Amcor from the official list of ASX as promptly as reasonably practicable after the Scheme Implementation Date.

(b)                                 Exchange Listing. New Holdco, Bemis and Amcor shall use their respective reasonable best efforts to cause the New Holdco Shares (including those New Holdco Shares issued in connection with the CDIs) and CDIs to be issued pursuant to the Merger and the Scheme and in accordance with this Agreement, the Deed Poll, the Scheme Booklet and the Form S-4 and the New Holdco Shares and CDIs to be reserved for issuance upon vesting and exercise of the Converted Equity Awards to be approved for listing at the Effective Time on the NYSE (in the case of New Holdco Shares) and on the trading day following the Scheme Closing on ASX (in the case of CDIs), subject to official notice of issuance in the case of the NYSE and admission to quotation in the case of ASX; provided that until the Scheme Implementation Date the CDIs will trade on ASX on a deferred settlement basis. If any of the Parties discovers that an amendment or supplement to documents or other information filed with the NYSE or ASX should be filed pursuant to applicable Law, or so that any such documents or information would not include any misstatement of a material fact or any omission of any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that makes such discovery shall promptly notify the other Parties and each Party shall use reasonable best efforts to cause an appropriate amendment or supplement to be filed with the NYSE and ASX, as applicable, and, to the extent required by applicable Law, to cause such information to be made public

(c)                                  Indices. New Holdco acknowledges its present intention to seek the inclusion after the Effective Time of the New Holdco Shares (including those New Holdco Shares issued in connection with the CDIs) and CDIs in the S&P 500 index (in the case of the New Holdco Shares) and the ASX 200 index (in the case of the CDIs).

Section 6.10                             Amcor American Depositary Receipts. The American depositary receipts (the “ADRs”) evidencing American depositary shares, each of which depositary share represents a beneficial interest in four Amcor Shares, deposited with JP Morgan Chase Bank (the “Depositary”) pursuant to the amended and restated deposit agreement (the “Deposit Agreement”) between Amcor and the Depositary, dated February 28, 2017 shall be subject to the Scheme. Pursuant to the Deposit Agreement, Amcor shall instruct the Depositary to distribute the Scheme Consideration (less any required cancellation or other fees) received by the Depositary to the holders of ADRs (to reflect the underlying Amcor Shares represented thereby) and terminate the Deposit Agreement as of the Scheme Implementation Date.

Section 6.11                             New Holdco Governing Documents; New Holdco Capital Increase.

(a)                                 The Parties will take all such actions necessary such that, effective upon and following the Effective Time (but, in the case of Section 6.11(a)(v) and (vi), effective prior to the Scheme Closing):

(i)                                     The name of New Holdco shall be “Amcor plc”.

(ii)                                  The New Holdco Board shall consist of eleven directors, eight of whom shall be from the Amcor Board of Directors and shall be nominated by Amcor prior to the Scheme Closing (the “Amcor Nominees”) and three of whom (the “Bemis Nominees”) shall be from the Bemis Board of Directors and shall be nominated by Bemis prior to the Scheme Closing (it being understood that each individual Bemis Nominee shall be subject to the prior written approval of Amcor). It is the intention of the Parties that each member of the New Holdco Board as of immediately following the Effective Time be nominated for reelection by shareholders at the first annual shareholders meeting of New Holdco following the Effective Time.

(iii)                               One of the Amcor Nominees shall serve as initial Chairman of the New Holdco Board.

(iv)                              The CEO of New Holdco shall be Mr. Ron S. Delia.

(v)                                 New Holdco shall be a public limited company incorporated under the Laws of the Bailiwick of Jersey.

(vi)                              The Memorandum of Association and Articles of Association of New Holdco shall, as of immediately prior to the Scheme Closing and until amended after the Effective Time in accordance with their terms, reflect the provisions set forth on Exhibit E; provided, that Amcor shall (i) be permitted, following consultation with Bemis, to amend or modify Exhibit E so long as such amendments or modifications are not intended to, and would not reasonably be expected to, adversely affect the rights or obligations of the Bemis Shareholders in a manner disproportionate to the Amcor Shareholders, or any director of New Holdco in a manner disproportionate to any other director of New Holdco and (ii) consult with Bemis regarding the other terms of the Memorandum of Association and Articles of Association of New Holdco.

(b)                                 Prior to the approval of the Form S-4 by the SEC, Amcor and New Holdco shall take or cause to be taken all such steps (if any) as may be required for New Holdco to issue the New Holdco Shares and the Converted Equity Awards (and New Holdco Shares underlying such awards) in respect of the Scheme and the Merger (the “New Holdco Capital Increase”) in consultation with Bemis, including the due passing of related shareholders resolutions and board resolutions.

(c)                                  The Parties will take all actions within their control such that, effective as promptly as reasonably practicable following the Effective Time, the sole jurisdiction of tax residence of New Holdco shall be the United Kingdom.

Section 6.12                             Integration Planning. As promptly as reasonably practicable after the date hereof, the Chief Executive Officer of Amcor and the Chief Executive Officer of Bemis and such other individuals as shall be jointly designated by the Chief Executive Officer of Amcor and the Chief Executive Officer of Bemis will, in good faith and subject to applicable Law, work to develop a post-closing integration plan. Neither Party shall have control over any other Party’s operations, business or decision-making before the Effective Time, and control over all such matters shall remain in the hands of the relevant Party, in each case subject to the terms and conditions of this Agreement.

Section 6.13                             Financing Cooperation.

(a)                                 From and after the date of this Agreement, and through the earlier of the Merger Closing and the date on which this Agreement is terminated in accordance with Article VIII, Bemis shall, and shall cause the Bemis Subsidiaries to, and use commercially reasonable efforts to cause its and their respective Representatives (including their auditors) to, provide such customary cooperation (including using commercially reasonable efforts to obtain any payoff letters to be delivered at the Merger Closing with respect to any current bank debt financing of Bemis or any Bemis Subsidiary) as is reasonably requested by Amcor in the arrangement or continuation of any bank debt financing (including customary waivers or consents) or any capital markets debt financing (including providing reasonably available financial and other information regarding Bemis and the Bemis Subsidiaries customarily included in marketing and offering documents and to enable Amcor to prepare customary pro forma financial statements) for the purposes of, in the sole discretion of Amcor, financing any rollover, repayment or refinancing of Indebtedness in connection with the Transactions (collectively, the “Debt Financing”); provided however that neither Bemis or any Bemis Subsidiary shall be required to execute any definitive financing documents pursuant to which Indebtedness is incurred prior to the Effective Time.

(b)                                 As promptly as reasonably practicable after the receipt of any written request by Amcor to do so, Bemis shall use its commercially reasonable efforts to commence offers to purchase and/or consent solicitations related to any or all of the outstanding aggregate principal amount and all other amounts due of any or all series of notes, debentures or other debt securities of Bemis or its Subsidiaries, including any Bemis Senior Notes, on such terms and conditions, including pricing terms, that are specified and requested, from time to time, by Amcor (each a “Debt Tender Offer” and collectively, the “Debt Tender Offers”) and Amcor shall assist Bemis in connection therewith. Bemis shall request that Bemis’s counsel provide such legal opinions as may be reasonably requested by Amcor that are customary or necessary in connection with the Debt Tender Offers, if any. Amcor shall only request Bemis to conduct any Debt Tender Offer in compliance with the documents governing the applicable debt securities and the rules and regulations of the SEC, including Rule 14e-1 under the Exchange Act. Notwithstanding the foregoing, the closing of each Debt Tender Offer, if any, shall be conditioned on the occurrence of the Merger Closing. Subject to the preceding sentence, Bemis shall, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause their respective Representatives to, provide all cooperation as may be reasonably requested by Amcor in connection with any Debt Tender Offer, including using commercially reasonable efforts in assisting with the preparation of the related offer to purchase and letter of transmittal. Bemis (i) shall waive any of the conditions to the Debt Tender Offers (other than the occurrence of the Merger Closing) and make any change to the Debt Tender Offers, in each case, as may be reasonably requested by Amcor and (ii) shall not, without the written consent of Amcor, waive any condition to any Debt Tender Offer or make any changes to any Debt Tender Offer.

(c)                                  Notwithstanding the foregoing, nothing in this Section 6.13 shall require Bemis, any of its Subsidiaries, or any of its or their directors or officers to commit to any action that is not contingent upon the Merger Closing or that would be effective prior to the Merger Closing, or bear any cost or expense or incur any liability prior to the Merger Closing that is not subject to reimbursement or indemnification under this Section 6.13. Amcor shall (i) promptly, upon request by Bemis, reimburse Bemis for all reasonable and documented out-of-pocket costs and expenses (including reasonable outside attorneys’ fees) incurred by Bemis pursuant to this Section 6.13 and (ii) indemnify and hold harmless Bemis, the Bemis Subsidiaries and their respective affiliates and their Representatives from and against any and all losses suffered or incurred by any of them to the extent arising as a result of Bemis’s performance of its obligations under this Section 6.13, except to the extent suffered or incurred as a result of gross negligence, bad faith, willful misconduct or material breach of this Agreement on the part of Bemis, the Bemis Subsidiaries and their respective affiliates and their Representatives.

Section 6.14                             Tax Matters. Prior to the Effective Time, none of Amcor, the Amcor Subsidiaries, Bemis, the Bemis Subsidiaries, New Holdco, or Merger Sub shall take or cause to be taken, or fail to take or cause to be taken, any action, which action or failure to act could reasonably be expected to (i) prevent the Merger and the Scheme from qualifying for the Intended Tax Treatment or (ii) cause New Holdco to be treated as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code as a result of the Transactions. The Parties shall cooperate and use reasonable best efforts to obtain the opinions or written advice described in Condition 3(d) and Condition 4(d), respectively. Amcor and Bemis shall afford, in a timely manner, all such cooperation and assistance as may reasonably be requested by the other party to obtain an opinion or other advice from Amcor Tax Advisor or Bemis Tax Advisor, as applicable, relating to the application of Section 7874 of the Code, the Treasury Regulations (whether final, temporary or proposed) promulgated thereunder, or official interpretations thereof as set forth in published guidance by the IRS (“Section 7874 Rules”), to the Transactions; provided, that, for the avoidance of doubt, no opinion relating to the application of Section 7874 Rules is required for Amcor or Bemis under this Agreement. In the event that (i) neither Amcor Tax Advisor nor Bemis Tax Advisor is able to provide the opinions or written advice described in Condition 3(d) and Condition 4(d) or (ii) Amcor Tax Advisor is unable to provide to Amcor, or Bemis Tax Advisor is unable to provide to Bemis, as a result of a Tax Law Change since the date of this Agreement, an opinion or other written advice sought by Amcor or Bemis, as applicable, at a “should” (or higher) level of comfort, that New Holdco would not be treated as a United States domestic corporation for U.S. federal income tax purposes as a result of the Transactions (assuming for this purpose that New Holdco would not have been treated as a United States domestic corporation for U.S. federal income tax purposes prior to the Tax Law Change), the Parties shall in good faith discuss possible amendments and modifications to the Transactions in order to permit either of Amcor Tax Advisor or Bemis Tax Advisor to deliver such opinion or written advice, as applicable; provided that, nothing in this Section 6.14 shall require a restructuring of the Transactions.

Section 6.15                             Treatment of Amcor Equity Awards.

(a)                                 The Amcor Board of Directors may, as determined in its reasonable discretion, at any time prior to the Scheme Closing, adopt such resolutions or take such other actions (including procuring consent from holders of Amcor Equity Awards, as required) as may be appropriate to adjust the terms of any or all outstanding Amcor Equity Awards outstanding immediately prior to the Scheme Implementation Date to provide that, at the Scheme Implementation, each Amcor Equity Award shall be converted into a similar award denominated with respect to, or settled in, an equal number of New Holdco Shares or CDIs (a “Converted Equity Award”).

(b)                                 In addition to the foregoing, subject to the other terms of this Agreement (including Section 6.15(c)), the Amcor Board of Directors may make any additional adjustments to the terms of the Converted Equity Awards as it reasonably deems advisable and appropriate.

(c)                                  Notwithstanding the foregoing provisions of this Section 6.15, each Amcor Equity Award outstanding immediately prior to the Scheme Closing entitling the holder thereof to a number of Amcor Shares shall be converted into an award (i) denominated with respect to, or settled in, an equal number of New Holdco Shares or CDIs and (ii) otherwise economically equivalent to such Amcor Equity Award (including with respect to the exercise price of Amcor Options); provided, that the foregoing clause (ii) shall not restrict Amcor’s ability to modify the vesting criteria or schedule of any such Amcor Equity Award.

Section 6.16                             Appeal Process. If the Court refuses to make any orders directing Amcor to convene the Scheme Meeting or approving the Scheme, Bemis and Amcor shall:

(a)                                 consult with each other in good faith as to whether to appeal the Court’s decision; and

(b)                                 appeal the Court decision unless Bemis and Amcor agree otherwise or an independent senior counsel opines that, in his or her view, an appeal would have no reasonable prospect of success.

ARTICLE VII.

CONDITIONS

Section 7.1                                    Scheme Conditions. The Conditions are hereby incorporated in and shall constitute a part of this Agreement. The effectiveness of the Scheme is subject to the satisfaction or waiver of the Conditions in accordance with Exhibit A.

Section 7.2                                    Merger Conditions.

(a)                                 The respective obligations of each Party to effect the Merger is subject to the satisfaction of the following conditions:

(i)                                     the Scheme Implementation has occurred; and

(ii)                                  no Governmental Entity of a competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal consummation of the Merger (it being understood that if any such Law or Order arises out of or relates to Antitrust Laws, such Law or Order will only constitute a condition under this Section 7.2(a)(ii) to the extent it would constitute a Material Restraint).

(b)                                 The obligation of Amcor, Merger Sub and New Holdco to effect the Merger shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver by New Holdco of the following condition:

(i)                                     Bemis shall, between the Scheme Closing and the Merger Closing, have in all material respects complied with the covenants set forth in Section 5.1.

(c)                                  The obligation of Bemis to effect the Merger shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Bemis of the following condition:

(i)                                     Amcor shall, between the Scheme Closing and the Merger Closing, have in all material respects complied with the covenants set forth in Section 5.2, Section 6.11(a) and Section 6.15.

ARTICLE VIII.

TERMINATION

Section 8.1                                    Termination. This Agreement may be terminated and the Scheme, the Merger and the other Transactions may be abandoned at any time prior to the Scheme Closing (or, solely in the case of Section 8.1(a), Section 8.1(d) or Section 8.1(g), at any time prior to the Effective Time) and (except in the case of Section 8.1(b)(ii), Section 8.1(c)(ii), Section 8.1(e) and Section 8.1(f)) whether before or after the Amcor Shareholder Approval or the Bemis Shareholder Approval have been obtained:

(a)                                 by mutual written consent of Amcor and Bemis;

(b)

(i)                                     by Bemis (provided that Bemis is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement which breach would give rise to the failure of Condition 3(a) or 3(b)), if Amcor, New Holdco or Merger Sub

shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of Condition 4(a) or 4(b) and (ii) is either incapable of being cured or is not cured by the earlier of (x) the End Date and (y) 30 days following written notice by Bemis thereof; or

(ii)                                  by Bemis, in order for Bemis to concurrently enter into a definitive agreement with respect to a Bemis Superior Proposal as provided in Section 5.3(e); provided that prior to or concurrently with such termination Bemis pays or causes to be paid to Amcor the Bemis Termination Fee;

(c)

(i)                                     by Amcor (provided that Amcor, Merger Sub and New Holdco are not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement which breach would give rise to the failure of Condition 4(a) or 4(b)), if Bemis shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of Condition 3(a) or 3(b) and (ii) is either incapable of being cured or is not cured by the earlier of (x) the End Date and (y) 30 days following written notice by Amcor thereof; or

(ii)                                  by Amcor, in order for Amcor to concurrently enter into a definitive agreement with respect to an Amcor Superior Proposal as provided in Section 5.4(e); provided that prior to or concurrently with such termination Amcor pays or causes to be paid to Bemis the Amcor Termination Fee;

(d)                                 by either Amcor or Bemis, if the Scheme Closing or the Merger Closing shall not have occurred by 5:00 p.m. (U.S. Central Time), on the End Date; provided that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party whose material breach (or, in the case of Amcor, Merger Sub or New Holdco’s material breach) of any representation, warranty, covenant or agreement set forth in this Agreement has been the principal cause of the Scheme Closing or the Merger Closing (as applicable) not occurring prior to the End Date;

(e)                                  by Amcor, prior to the receipt of the Bemis Shareholder Approval, if (i) there has occurred a Bemis Adverse Recommendation Change, or (ii) at any time after a Bemis Competing Proposal shall have been publicly proposed or publicly announced the Bemis Board of Directors shall have failed to publicly affirm the Bemis Board Recommendation within ten Business Days after receipt of any written request to do so from Amcor (provided that Amcor shall only make such request once with respect to any Bemis Competing Proposal or any material and publicly proposed or disclosed amendment thereto);

(f)                                   by Bemis, prior to the Amcor Shareholder Approval, if (i) there has occurred an Amcor Adverse Recommendation Change, or (ii) at any time after an Amcor Competing Proposal shall have been publicly proposed or publicly announced the Amcor Board of Directors shall have failed to publicly affirm the Amcor Board Recommendation within ten Business Days after receipt of any written request to do so from Bemis (provided that Bemis shall only make such request once with respect to any Amcor Competing Proposal or any material and publicly proposed or disclosed amendment thereto);

(g)                                  by either Bemis or Amcor if any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable Order or Law permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Scheme; provided that (i) the right to terminate this Agreement pursuant to this Section 8.1(g) shall not be available to any Party whose material breach (or, in the case of Amcor, Merger Sub or New Holdco’s material breach) of any representation, warranty, covenant or agreement set forth in this Agreement has been the principal cause of such Law or Order, and (ii) if any such Law or Order arises out of or relates to Antitrust Laws, such Law or Order will only result in a right to terminate this Agreement pursuant to this Section 8.1(g) to the extent it would constitute a Material Restraint (provided, that, for clarity, notwithstanding anything to the contrary in the definition of Material Restraint, such Law or Order must, as applicable, be final and nonappealable and permanently enjoin or otherwise prohibit or making illegal the consummation of the Merger or the Scheme);

(h)                                 by either Bemis or Amcor, if:

(i)                                     the Amcor Shareholder Approval shall not have been obtained at the Scheme Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; or

(ii)                                  the Bemis Shareholder Approval shall not have been obtained at the Bemis Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken;

(i)                                     by either Amcor or Bemis, if the Court declines or refuses to make any orders directing Amcor to convene the Scheme Meeting or declines or refuses to approve the Scheme, and either (subject to compliance with Section 6.16) (x) no appeal of the Court’s decision is made, or (y) on appeal, a court of competent jurisdiction issues a final and non-appealable ruling upholding the declination or refusal (as applicable) of the Court; provided that the right to terminate this Agreement pursuant to this this Section 8.1(i) shall not be available to any Party whose material breach (or, in the case of Amcor, Merger Sub or New Holdco’s material breach) of any representation, warranty, covenant or agreement set forth in this Agreement has been the principal cause of such declination or refusal; or

(j)                                    by mutual consent of Amcor and Bemis, if, following the discussion contemplated by the final sentence of Section 6.14, either Amcor is unable to obtain from Amcor Tax Advisor or Bemis is unable to obtain from Bemis Tax Advisor, as a result of a Tax Law Change since the date of this Agreement, an opinion or other written advice sought by Amcor or Bemis, as applicable, at a “should” (or higher) level of comfort, that New Holdco would not be treated as a United States domestic corporation for U.S. federal income tax purposes as a result of the Transactions (assuming for this purpose that New Holdco would not have been treated as a United States domestic corporation for U.S. federal income tax purposes prior to the Tax Law Change).

Section 8.2                                    Effect of Termination.

(a)                                 In the event this Agreement is terminated pursuant to Section 8.1, written notice thereof shall be given to the other Parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and, except as set forth in this Section 8.2 and as set forth in Section 9.2, this Agreement shall become void and of no effect with no liability on the part of any Party (or of any of its respective Representatives); provided that no such termination shall relieve (i) Bemis from any obligation to pay, if applicable, the Bemis Termination Fee pursuant to Section 8.2(b) or (ii) Amcor from any obligation to pay, if applicable, the Amcor Termination Fee pursuant to Section 8.2(c); provided further that no such termination shall relieve or otherwise affect the lability of any Party for fraud or any Intentional Breach of this Agreement by such Party prior to termination.

(b)                                 If this Agreement is terminated (x) by Amcor pursuant to Section 8.1(e), (y) by Amcor or Bemis pursuant to Section 8.1(d) or Section 8.1(i), in each case at a time when Amcor had the right to terminate pursuant to Section 8.1(e), or (z) by Bemis pursuant to Section 8.1(b)(ii), then Bemis shall, within two Business Days after such termination in the case of clause (x) or in the case of clause (y) with respect to a termination by Amcor, or concurrently with such termination in the case of clause (y) with respect to a termination by Bemis or in the case of clause (z), pay Amcor a fee equal to $130,000,000 (the “Bemis Termination Fee”). In addition, if (i) this Agreement is terminated (A) by Amcor or Bemis pursuant to Section 8.1(d) or Section 8.1(h)(ii) or (B) by Amcor pursuant to Section 8.1(c)(i) in respect of any covenant of Bemis, (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of this Agreement, a bona fide Bemis Competing Proposal shall have been publicly made to Bemis or any of its Subsidiaries, shall have been made directly to the Bemis Shareholders generally or shall have otherwise become public or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide Bemis Competing Proposal or, in the case of termination by Amcor pursuant to Section 8.1(c)(i), a Bemis Competing Proposal shall have been made publicly or privately to the Bemis Board of Directors, and (iii) within 12 months after the date of a termination in either of the cases referred to in clauses (i)(A) and (i)(B) of this sentence of Section 8.2(b), Bemis consummates a Bemis Competing Proposal or enters into a definitive agreement providing for a Bemis Competing Proposal, then Bemis shall pay the Bemis Termination Fee concurrently with the earlier of such entry or consummation; provided that solely for purposes of the second sentence of this Section 8.2(b), the term “Bemis Competing Proposal” shall have the meaning assigned to such term in Section 5.3(d), except that the references to “20% or more” shall be deemed to be references to “more than 50%”. In no event shall Bemis be required to pay the Bemis Termination Fee on more than one occasion.

(c)                                  If this Agreement is terminated (x) by Bemis pursuant to Section 8.1(f), (y) by Amcor or Bemis pursuant to Section 8.1(d) or Section 8.1(i) in each case at a time when Bemis had the right to terminate pursuant to Section 8.1(f), or (z) by Amcor pursuant to Section 8.1(c)(ii), then Amcor shall, within two Business Days after such termination in the case of clause (x) or in the case of clause (y) with respect to a termination by Bemis, or concurrently with such termination in the case of clause (y) with respect to a termination by Amcor or in the case of clause (z), pay Bemis a fee equal to $130,000,000 (the “Amcor Termination Fee”). In addition, if (i) this Agreement is terminated (A) by Amcor or Bemis pursuant to Section 8.1(d), Section 8.1(h)(i) or Section 8.1(i) or (B) by Bemis pursuant to Section 8.1(b)(i) in respect of any covenant of Amcor, (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of this Agreement, a bona fide Amcor Competing Proposal shall have been publicly made to Amcor or any of its Subsidiaries, shall have been made directly to the Amcor Shareholders generally or shall have otherwise become public or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide Amcor Competing Proposal or, in the case of termination by Bemis pursuant to Section 8.1(b)(i), an Amcor Competing Proposal shall have been made publicly or privately to the Amcor Board of Directors, and (iii) within 12 months after the date of a termination in either of the cases referred to in clauses (i)(A) and (i)(B) of this sentence of Section 8.2(c), Amcor consummates an Amcor Competing Proposal or enters into a definitive agreement providing for an Amcor Competing Proposal, then Amcor shall pay the Amcor Termination Fee concurrently with the earlier of such entry or consummation; provided that solely for purposes of the second sentence of this Section 8.2(c), the term “Amcor Competing Proposal” shall have the meaning assigned to such term in Section 5.4(d), except that the references to “20% or more” shall be deemed to be references to “more than 50%”. In no event shall Amcor be required to pay the Amcor Termination Fee on more than one occasion.

(d)                                 Each Party acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no Party would have entered into this Agreement. Accordingly, if Bemis fails to pay when due the Bemis Termination Fee, if any, or if Amcor fails to pay when due the Amcor Termination Fee, if any (any such amount, a “Payment”), and, in order to obtain such Payment, the Party entitled to receive such Payment (the “Recipient”) commences a suit which results in a judgment against the Party obligated to make such Payment (the “Payor”) for the applicable Payment, or any portion thereof, the Payor shall pay to the Recipient its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the Payment at the prime rate of Citibank N.A. in effect on the date such Payment was required to be paid from such date through the date of full payment thereof.

(e)

(i)                                     Subject to the remainder of this Section 8.2(e)(i) and without limiting Amcor’s rights pursuant to Section 9.14, but notwithstanding anything else to the contrary in this Agreement, Amcor’s right to receive payment from Bemis of the Bemis Termination Fee pursuant to Section 8.2(b), under circumstances in which such fee is payable in accordance with this Agreement, together with any costs, fees or expenses payable pursuant to Section 8.2(d), shall constitute the sole and exclusive monetary remedy of Amcor, New Holdco and Merger Sub against Bemis and its Subsidiaries and any of their respective former, current or future general or limited partners, shareholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Bemis Related Parties”) for all damages, costs, expenses, liabilities or losses of any kind (collectively, “Damages”) suffered as a result of a breach or failure to perform hereunder (whether at law, in equity, in contract, in tort or otherwise), and upon payment of such amount, none of the Bemis Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (whether at law, in equity, in contract, in tort or otherwise) other than as contemplated by Section 9.3, except that, to the extent any termination of this Agreement resulted from, directly or indirectly, an Intentional Breach of this Agreement by Bemis or such Intentional Breach by Bemis shall cause the Scheme Closing or the Merger not to occur, Amcor shall be entitled to the payment of the Bemis Termination Fee (to the extent owed pursuant to Section 8.2(b)) together with any costs, fees or expenses payable pursuant to Section 8.2(d), and to any Damages, to the extent proven, resulting from or arising out of such Intentional Breach (as reduced by any Bemis Termination Fee previously paid by Bemis).

(ii)                                  Subject to the remainder of this Section 8.2(e)(ii) and without limiting Bemis’s rights pursuant to Section 9.14, but notwithstanding anything else to the contrary in this Agreement, Bemis’s right to receive payment from Amcor of the Amcor Termination Fee pursuant to Section 8.2(c), under circumstances in which such fee is payable in accordance with this Agreement, together with any costs, fees or expenses payable pursuant to Section 6.13(c) or Section 8.2(d), shall constitute the sole and exclusive monetary remedy of Bemis against Amcor and its Subsidiaries (including Merger Sub and New Holdco) and any of their respective former, current or future general or limited partners, shareholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Amcor Related Parties”) for all Damages suffered as a result of a breach or failure to perform hereunder (whether at law, in equity, in contract, in tort or otherwise), and upon payment of such amount, none of the Amcor Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (whether at law, in equity, in contract, in tort or otherwise) other than as contemplated by Section 9.3, except that to the extent any termination of this Agreement resulted from, directly or indirectly, an Intentional Breach of this Agreement by Amcor, New Holdco or Merger Sub or such Intentional Breach by Amcor, New Holdco or Merger Sub shall cause the Scheme Closing or the Merger not to occur, Bemis shall be entitled to the payment of the Amcor Termination Fee (to the extent owed pursuant to Section 8.2(c)), together with any costs, fees or expenses payable pursuant to Section 6.13(c) or Section 8.2(d), and to any Damages, to the extent proven, resulting from or arising out of such Intentional Breach (as reduced by any Amcor Termination Fee paid by Amcor).

ARTICLE IX.

MISCELLANEOUS

Section 9.1                                    Amendment and Modification; Waiver.

(a)                                 Subject to applicable Law, at any time prior to the Effective Time, this Agreement may only be amended, modified or supplemented in a writing signed on behalf of each of Amcor and Bemis.

(b)                                 At any time and from time to time prior to the Effective Time, Bemis may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of Amcor, New Holdco or Merger Sub (ii) waive any inaccuracies in the representations and warranties made to Bemis contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of Bemis contained herein. Any agreement on the part of

Bemis to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Bemis.

(c)                                  At any time and from time to time prior to the Effective Time, Amcor may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of Bemis, (ii) waive any inaccuracies in the representations and warranties made to Amcor, contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of Amcor, New Holdco or Merger Sub, as applicable, contained herein. Any agreement on the part of Amcor to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Amcor.

(d)                                 Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 9.2                                    Survival. This Article IX and the agreements of the Parties contained in Article II and Section 6.4 (Directors’ and Officers’ Insurance and Indemnification) shall survive the Scheme Closing and the Effective Time. This Article IX (other than Section 9.1 (Amendment and Modification; Waiver), and Section 9.13 (Assignment)) and the agreements of the Parties contained in Section 6.13(c) (Financing Cooperation) and Section 8.2 (Effect of Termination) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement.

Section 9.3                                    Expenses. Except as set forth in this Section 9.3, Section 6.13(c) or Section 8.2, all fees and expenses incurred in connection with this Agreement, the Merger, the Scheme and the other Transactions shall be paid by the Party incurring such expenses, whether or not the Merger and/or the Scheme is consummated, except that each of Amcor and Bemis shall bear and pay one-half the costs and expenses (other than the fees and expenses of each Party’s non-shared attorneys and accountants, which shall be borne by the Party incurring such expenses) incurred by the Parties hereto in connection with the filings of the premerger notification and report forms under the HSR Act and other Antitrust Laws (including filing fees).

Section 9.4                                    Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (b) when delivered, if delivered personally to the intended recipient, and (c) one Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a Party at the following address for such Party (or at such other address for a Party as shall be specified by like notice):

if to Amcor, Merger Sub or New Holdco, to:

Amcor Limited

Level 11, 60 City Road

Southbank Victoria 3006

Australia

Attention: Julie McPherson, Company Secretary

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York, 10022

United States of America

Attention: Eric L. Schiele, P.C. and Jonathan L. Davis, P.C.

Facsimile No.: +1 (212) 446 4900

E-mail: eric.schiele@kirkland.com and jonathan.davis@kirkland.com if to Bemis, to:

Bemis Company, Inc.

Bemis Innovation Center

2301 Industrial Drive

Neenah, Wisconsin 54956

United States of America

Attention:                                         Sheri H. Edison, General Counsel

Facsimile No.:                   +1 (920) 527 7600

E-mail:                                                        shedison@bemis.com

with a copy to (which shall not constitute notice):

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

United States of America

Attention:                                         Michael A. Stanchfield

Amy C. Seidel

Brandon C. Mason

Facsimile No.:                 +1 (612) 766 1600

E-mail:                                                        Mike.Stanchfield@FaegreBD.com

Amy.Seidel@FaegreBD.com

Brandon.Mason@FaegreBD.com

with a further copy to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention:                                         Ethan A. Klingsberg

James E. Langston

Facsimile No.:                 +1 (212) 225 3999

E-mail:                                                        eklingsberg@cgsh.com

jlangston@cgsh.com

Section 9.5                                    Certain Definitions. For the purposes of this Agreement, the term:

“Amcor Benefit Plan” means each benefit or compensation plan, program, scheme, policy, arrangement or agreement, whether or not written, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation or paid time off, stock purchase, equity or equity- based (including stock options, stock appreciation rights, restricted stock, restricted stock unit, phantom stock), severance, retention, employment, change of control, pension, retirement, retention or other fringe benefit plan, policy, program, scheme, arrangement or agreement that is sponsored, maintained or contributed to by Amcor or any Amcor Subsidiary or which Amcor or any Amcor Subsidiary is obligated to sponsor, maintain or contribute to or under or with respect to which Amcor or any Amcor Subsidiary has any obligation or liability (whether actual or contingent).

“Amcor Cash Equivalent or Phantom Shares” means a cash equivalent or phantom share issued under the Amcor Equity Plans.

“Amcor Equity Awards” means the Amcor Rights, Amcor Performance Shares, Amcor Performance Rights, Amcor Options, Amcor Restricted Shares and Amcor Cash Equivalent or Phantom Shares.

“Amcor Equity Plans” means the Management Incentive Plan — Equity Plan Rules, the Senior Executive Retention Share Plan and the Long Term Incentive Plan — Plan Rules.

“Amcor Material Adverse Effect” means (A) any Effect that would prevent or materially impair the ability of Amcor, New Holdco or Merger Sub to consummate the Scheme or the Merger prior to the End Date (as the same may be extended) or (B) any Effect which has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of Amcor and its Subsidiaries, taken as a whole; provided however that, solely for the purposes of clause (B), no Effects to the extent resulting or arising from any of the following, either alone or in combination, shall be deemed to constitute an Amcor Material Adverse Effect or shall be taken into account when determining whether an Amcor Material Adverse Effect exists or has occurred or would reasonably be expected to exist or occur: (a) any changes in global, national or regional economic conditions, including any changes generally affecting financial, credit or capital market conditions, (b) conditions (or changes therein) in any industry or industries in which Amcor or any of its Subsidiaries operates (including changes in commodity prices or general market prices affecting the chemical or packaging industry generally), (c) general legal, tax, economic, political and/or regulatory conditions (or changes therein), (d) any change or prospective changes in GAAP, IFRS or the interpretation thereof, (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of and by any Governmental Entity (including with respect to Taxes), (f) the execution and delivery of this Agreement and the Deed Poll or the negotiation, public announcement, pendency or consummation of the Transactions or compliance with the terms of this Agreement and the Deed Poll, including any Transaction Litigation and including any actual or potential loss or impairment after the date hereof of any Contract or business relationship to the extent arising as a result thereof (it being understood that this clause (f) shall not apply with respect to any representation or warranty contained in this Agreement or the Deed Poll to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the Deed Poll or the consummation of the Transactions or the compliance with the terms of this Agreement or the Deed Poll), (g) any change in the price or trading volume of Amcor Shares, in and of itself (it being understood that the Effects giving rise or contributing to such change that are not otherwise excluded from the definition of “Amcor Material Adverse Effect” may be taken into account), (h) any failure by Amcor to meet, or any change in, any internal or published projections, estimates or expectations of Amcor’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Amcor to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the Effects giving rise or contributing to such failure that are not otherwise excluded from the definition of “Amcor Material Adverse Effect” may be taken into account), (i) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other similar force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, (j) any action taken at the request of Bemis in writing, (k) any reduction in the credit rating or credit rating outlook of Amcor or the Amcor Subsidiaries or any increase in credit default swap spreads with respect to indebtedness of Amcor or the Amcor Subsidiaries, in and of itself (it being understood that the Effects giving rise or contributing to such change that are not otherwise excluded from the definition of “Amcor Material Adverse Effect” may be taken into account) or (l) Effects arising out of any conversion or reconciliation between IFRS and GAAP undertaken in connection with the Transactions except, in the case of clauses (a) through (e) and clause (i), to the extent Amcor and the Amcor Subsidiaries, taken as a whole, are disproportionately impacted thereby relative to other entities operating in the same industry or industries in which Amcor and the Amcor Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be an Amcor Material Adverse Effect).

“Amcor Option” means an option to acquire an Amcor Share issued under the Amcor Equity Plans.

“Amcor Performance Share” means a performance share issued under the Amcor Equity Plans.

“Amcor Performance Right” means a performance right issued under the Amcor Equity Plans.

“Amcor Restricted Share” means a restricted share issued under the Amcor Equity Plans.

“Amcor Right” means a right issued under the Amcor Equity Plans.

“Amcor Share Register” means the register of members of Amcor maintained in accordance with the Australian Act.

“Amcor Shareholder Approval” means the approval of the Scheme at the Scheme Meeting (or any adjournment of such meeting) by the Amcor Shareholders by the requisite majorities under subparagraph 411(4)(a)(ii) of the Australian Act, or such other threshold as approved by the Court.

“Amcor Shareholders” means the holders of Amcor Shares.

“Amcor Subsidiaries” means each of New Holdco, Merger Sub, and the Subsidiaries of any of Amcor, New Holdco, and Merger Sub.

“Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the HSR Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees and other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.

“ASIC” means the Australian Securities and Investments Commission.

“ASX” means ASX Limited ACN 008 624 691 and, where the context requires, the financial market that it operates.

“ASX Listing Rules” means the official listing rules of ASX.

“ATO Ruling” means a class ruling of the Australian Tax Office in relation to capital gains tax rollover relief for Amcor Shareholders who are Australian tax residents and who are receiving the Scheme Consideration in connection with the Scheme.

“Australian Act” means the Corporations Act 2001 (Cth).

“Australian Regulations” means the Corporations Regulations 2001 (Cth).

“Bemis Benefit Plan” means each benefit or compensation plan, program, scheme, policy, arrangement or agreement, whether or not written, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation or paid time off, stock purchase, equity or equity-based (including stock option, stock appreciation right, restricted stock, restricted stock unit, phantom stock), severance, retention, employment, change of control, pension, retirement, retention or other fringe benefit plan, policy, program, scheme, arrangement or agreement that is sponsored, maintained or contributed to by Bemis or any Bemis Subsidiary or which Bemis or any Bemis Subsidiary is obligated to sponsor, maintain, contribute to or under or with respect to which Bemis or any Bemis Subsidiary has any obligation or liability (whether actual or contingent).

“Bemis Bylaws” means the bylaws of Bemis, as amended and restated as of the date of this Agreement.

“Bemis Certificate” means the Articles of Incorporation of Bemis, as amended and restated as of the date of this Agreement.

“Bemis Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of July 22, 2016, by and among Bemis, the Bemis Subsidiaries party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, National Association, as Syndication Agent, and various financial institutions.

“Bemis Equity Plan” means Bemis’s 2014 Stock Incentive Plan.

“Bemis Governing Documents” means the Bemis Bylaws and the Bemis Certificate.

“Bemis Material Adverse Effect” means (A) any Effect that would prevent or materially impair the ability of Bemis and the Bemis Subsidiaries to consummate the Merger prior to the End Date (as the same may be extended), or (B) any Effect which has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of Bemis and its Subsidiaries, taken as a whole; provided however that, solely for the purposes of clause (B), no Effects to the extent resulting or arising from any of the following, either alone or in combination, shall be deemed to constitute a Bemis Material Adverse Effect or shall be taken into account when determining whether a Bemis Material Adverse Effect exists or has occurred or is would reasonably be expected to exist or occur: (a) any changes in global, national or regional economic conditions, including any changes generally affecting financial, credit or capital market conditions, (b) conditions (or changes therein) in any industry or industries in which Bemis or any of its Subsidiaries operates (including changes in commodity prices or general market prices affecting the chemical or packaging industry generally), (c) general legal, tax, economic, political and/or regulatory conditions (or changes therein), (d) any change or prospective changes in GAAP, IFRS or the interpretation thereof, (e) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of and by any Governmental Entity (including with respect to Taxes), (f) the execution and delivery of this Agreement or the negotiation, public announcement, pendency or consummation of the Transactions or compliance with the terms of this Agreement, including any Transaction Litigation and including any actual or potential loss or impairment after the date hereof of any Contract or business relationship to the extent arising as a result thereof (it being understood that this clause (f) shall not apply with respect to any representation or warranty contained in this Agreement to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions or the compliance with the terms of this Agreement), (g) any change in the price or trading volume of Bemis Shares, in and of itself (it being understood that the Effects giving rise or contributing to such change that are not otherwise excluded from the definition of “Bemis Material Adverse Effect” may be taken into account), (h) any failure by Bemis to meet, or any change in, any internal or published projections, estimates or expectations of Bemis’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Bemis to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the Effects giving rise or contributing to such failure that are not otherwise excluded from the definition of “Bemis

Material Adverse Effect” may be taken into account), (i) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters or other similar force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, (j) any action taken at the request of Amcor in writing, (k) any reduction in the credit rating or credit rating outlook of Bemis or the Bemis Subsidiaries or any increase in credit default swap spreads with respect to indebtedness of Bemis or the Bemis Subsidiaries, in and of itself (it being understood that the Effects giving rise or contributing to such change that are not otherwise excluded from the definition of “Bemis Material Adverse Effect” may be taken into account), or (l) Effects arising out of any conversion or reconciliation between IFRS and GAAP undertaken in connection with the Transactions except, in the case of clauses (a) through (e) and clause (i), to the extent Bemis and the Bemis Subsidiaries, taken as a whole, are disproportionately impacted thereby relative to other entities operating in the same industry or industries in which Bemis and the Bemis Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be a Bemis Material Adverse Effect).

“Bemis SEC Documents” means, collectively, (i) Bemis’s annual reports on Form 10-K, (ii) Bemis’s quarterly reports on Form 10-Q, (iii) each of Bemis’s current reports on Form 8-K, and (iv) Bemis’s proxy statements relating to its annual meeting of shareholders, in each case filed or furnished by Bemis with the SEC since January 1, 2016.

“Bemis Senior Notes” means each of the 6.80% Senior Notes due 2019, 4.50% Senior Notes due 2021 and 3.10% Notes due 2026 issued by Bemis pursuant to the Indenture, dated as of June 15, 1995.

“Bemis Senior Officers” means the executive officers of Bemis and/or its Subsidiaries that are subject to the reporting requirements of Section 16(a) of the Exchange Act.

“Bemis Shareholder Approval” means the affirmative vote of at least two thirds (66.66%) of the outstanding Bemis Shares entitled to vote on the approval of this Agreement at the Bemis Special Meeting in favor of such adoption.

“Bemis Shareholders” means the holders of Bemis Shares.

“Bemis Special Meeting” means the meeting of the holders of Bemis Shares for the purpose of seeking the Bemis Shareholder Approval, including any postponement or adjournment thereof.

“Bemis Subsidiaries” means the Subsidiaries of Bemis.

“Book-Entry Share” means a non-certificated Bemis Share represented by book-entry.

“Bribery Legislation” means any and all of the following: the FCPA; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act 2010; the Proceeds of Crime Act 2002; and any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which Amcor or Bemis operates.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York, New York, Jefferson City, Missouri, or Melbourne, Australia.

“Certificates” means a certificate or certificates which immediately prior to the Effective Time represented outstanding Bemis Shares.

“Conditions” means the conditions to the Scheme as set forth in Exhibit A, and “Condition” means any one of the Conditions.

“Confidentiality Agreement” means the Confidentiality Agreement, dated May 21, 2018, between Amcor and Bemis, as it may be amended.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

“Court” means the Federal Court of Australia, or such other court of competent jurisdiction under the Australian Act as may be agreed to in writing by Amcor and Bemis.

“Court Order” means the order or orders of the Court sanctioning the Scheme under Section 411(4)(b) of the Australian Act.

“Deed Poll” means a deed poll substantially in the form of Exhibit C to this Agreement under which New Holdco covenants in favor of Amcor Shareholders to perform the obligations attributed to New Holdco under the Scheme.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“End Date” shall mean August 6, 2019; provided that if as of such date all Conditions (other than (i) Conditions 1(b), 2(b), 2(c), 2(d), and 2(g) and (ii) Condition 2(f) (if, in the case of this clause (ii), the reason for the failure of such Condition is a Restraint under any Antitrust Law) have been satisfied (or, in the sole discretion of the applicable Party, waived (where applicable and to the extent permitted by applicable Law)) or would be satisfied (or, in the sole discretion of the applicable Party, waived (where applicable and to the extent permitted by applicable Law)) if the Scheme were completed on such date, the “End Date” shall be extended to and including February 6, 2020 if Bemis notifies Amcor, or Amcor notifies Bemis, in writing on or prior to August 6, 2019; provided that the right to extend the End Date shall not be available to any Party whose material breach (or, in the case of Amcor, Merger Sub’s or New Holdco’s material breach) of such Party’s obligations under Section 6.2 has been the principal cause of the failure of the Scheme Closing and/or the Merger Closing to be consummated by the original End Date.

“Environmental Law” means all Laws which relate to pollution, protection of the environment, or public or worker health or safety (regarding Hazardous Substances).

“Environmental Permits” means any permit, license, consent, certificate, registration, variance, exemption, authorization or approval required under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any Person or trade or business, any other Person or trade or business (i) that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first Person or trade or business, (ii) that together with the first Person or trade or business at any relevant time would be treated as a single employer under Section 414 of the Code, or (iii) that is a member of the same “controlled group” as the first Person or trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Ex-Im Laws” means all applicable U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“First Court Hearing” means the hearing of the Court pursuant to Section 411(4)(a) of the Australian Act to consider and, if thought fit, approve the mailing of the Scheme Booklet (with or without amendment) and convene the Scheme Meeting.

“Government Official” means (a) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (b) any candidate for political office, or (c) any political party or party official.

“Governmental Consents” means all consents, clearances, approvals, permissions, nonactions, orders, waivers, permits, expirations of waiting periods and authorizations required to be obtained prior to the Scheme Closing by Amcor or Bemis or any of their respective Subsidiaries from any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation and implementation and the Merger, the Scheme and the other Transactions.

“Governmental Entity” means (a) any national, federal, state, county, municipal, local or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of, or pertaining to, government, including any arbitral body (public or private), (b) any public international governmental organization, or (c) any agency, commission, division, bureau, department or other political subdivision of any government, entity or organization described in the foregoing clause (a) or (b) of this definition.

“Hazardous Substance” means any material, substance or waste that is subject to regulation, or for which liability or standards of conduct may be imposed, under any Environmental Laws, including petroleum.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IER” means the report, including any update or supplementary report, of the Independent Expert setting out whether or not the Transactions are in the best interests of the Amcor Shareholders and the reasons for holding that opinion.

“Indebtedness” means, with respect to any Person,

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees, surety bonds and similar instruments;

(c) net obligations of such Person under any interest rate, swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness will have been assumed by such Person or is limited in recourse;

(f) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP or IFRS, recorded as capital leases;

(g) synthetic lease obligations;

(h) obligations outstanding under securitization facilities; and

(i) any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument, provided that Indebtedness shall not include any performance guarantee or any other guarantee that is not a guarantee of other Indebtedness.

“Independent Expert” means the independent expert nationally recognized in Australia appointed by Amcor in respect of the Transactions.

“Intellectual Property” means all intellectual property and similar proprietary rights existing anywhere in the world, including with respect to: (a) patents, utility models, and any other governmental grant for the protection of inventions or industrial designs, applications for the foregoing, and all reissues, reexaminations, divisionals, continuations, and continuations-in-part thereof, (b) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, corporate names and other similar designations of source or origin, together with the goodwill associated therewith and symbolized thereby, as well as any rights to domain names (c) copyrights, copyrightable works and other works of authorship, (d) trade secrets and other confidential information, including know-how, inventions (whether or not patentable), concepts, methods, processes, apparatuses, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, and business plans, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases), (f) software, including data, databases and documentation therefor, and (g) in each case of (a) through (f), whether registered or unregistered, and including all applications for any such rights as well as the right to apply for such rights.

“Intentional Breach” means, with respect to any agreement or covenant of a Party in this Agreement, an action or omission intentionally taken or omitted to be taken by such Party in material breach of such agreement or covenant that the breaching Party takes (or fails to take) with actual knowledge (determined without regard to the definition of “knowledge” in this Agreement) that such action or omission would, or would reasonably be expected to, cause such material breach of such agreement or covenant.

“IRS” means the United States Internal Revenue Service.

“knowledge” will be deemed to be, as the case may be, the actual knowledge of (a) the Persons listed in Section 9.5(a) of the Amcor Disclosure Letter with respect to Amcor, New Holdco or Merger Sub, or (b) the Persons listed in Section 9.5(b) of the Bemis Disclosure Letter with respect to Bemis.

“Law” means any law (including common law), statute, code, rule, regulation, Order, ordinance or other pronouncement of any Governmental Entity having the effect of law.

“Lien” means any lien, charge, pledge, hypothecation, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or encumbrance or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Material Restraint” means any Law or Order (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by any Governmental Entity of competent jurisdiction that (a) is in effect, (b) enjoins or otherwise prohibits or makes illegal consummation of the Merger or (other than with respect to Section 7.2(a)(ii)) the Scheme, and (c) either (i) arises under Antitrust Laws of the jurisdictions set forth in Exhibit B (as the same may be amended with the written consent of Amcor and Bemis) or (ii) the violation or contravention of which would reasonably be expected to result in (1) criminal liability to any Person, (2) personal liability to any director or officer of a Party or any of their respective Subsidiaries, or (3) a material and adverse effect on New Holdco and its Subsidiaries following the Effective Time.

“Order” means any order, judgment, injunction, ruling, writ, determination, award or decree of any Governmental Entity.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Representatives” means, when used with respect to Amcor or Bemis, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of Amcor or Bemis, as applicable, and their respective Subsidiaries.

“RG 60” means Regulatory Guide 60 issued by ASIC in September 2011.

“Sanctioned Country” means any of the Crimea Region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria.

“Sanctioned Person” means any Person with whom dealings are restricted or prohibited under the Sanctions Laws of the United States, the United Kingdom, the European Union or the United Nations, including (a) any Person identified in any list of sanctioned Persons maintained by (i) the United States Department of Treasury, Office of Foreign Assets Control (“OFAC”), the United States Department of Commerce, Bureau of Industry and Security or the United States Department of State; (ii) Her Majesty’s Treasury of the United Kingdom; (iii) any committee of the United Nations Security Council; or (iv) the European Union; (b) any Person located, organized, or resident in, organized in, or a Governmental Entity or government instrumentality of, any Sanctioned Country and (c) any Person directly or indirectly 50% or more owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (a) or (b).

“Sanctions Laws” means all Laws concerning economic sanctions, including embargoes, export restrictions, the ability to make or receive international payments, the freezing or blocking of assets of targeted Persons, the ability to engage in transactions with specified persons or countries or the ability to take an ownership interest in assets of specified Persons or located in a specified country, including any Laws threatening to impose economic sanctions on any person for engaging in proscribed behavior, and the Laws administered by OFAC.

“Scheme” means the proposed scheme of arrangement under Part 5.1 of the Australian Act between Amcor and Amcor Shareholders, the form of which is attached as Exhibit D to this Agreement, subject to any alterations or conditions made or required by the Court under Section 411(6) of the Australian Act and agreed to in writing by Amcor and New Holdco in accordance with the terms of this Agreement.

“Scheme Booklet” means a document (or the relevant sections of the Form S-4 comprising the Scheme Booklet) (including any amendments or supplements thereto) to be dispatched to Amcor Shareholders containing (i) details of the Scheme, (ii) the notice or notices of the Scheme Meeting, (iii) an explanatory statement as required by the Australian Act, the Australian Regulations and RG 60 with respect to the Scheme, (iv) the IER, (v) such other information as may be required or necessary pursuant to the Australian Act and (vi) such other information as Amcor and Bemis shall agree (acting reasonably).

“Scheme Closing” means the coming into effect under subsection 411(10) of the Australian Act of the order of the Court made under paragraph 411(4)(b) of the Australian Act in relation to the Scheme.

“Scheme Closing Date” means the date on which the Scheme Closing occurs.

“Scheme Meeting” means the extraordinary general meeting of the Amcor Shareholders (and any adjournment thereof) ordered by the Court to be convened under Section 411(1) of the Australian Act in connection with the Scheme and for the purpose of obtaining the Amcor Shareholder Approval.

“Scheme Implementation” means the transfer of the Amcor Shares to New Holdco in accordance with clause 4.2 of the Scheme.

“Scheme Implementation Date” means the date on which Scheme Implementation occurs, being the fifth ASX trading day after the Scheme Record Date, or such other date as may be agreed to in writing by Amcor and Bemis; provided, that Amcor and Bemis shall use their respective reasonable best efforts, after consulting with the Amcor Share registry and the New Holdco Share registry, to agree an earlier ASX trading day .

“Scheme Record Date” means 7.00 p.m. (Melbourne time) on the fifth ASX trading day after the Scheme Closing, or such other date and time as may be agreed to in writing by Amcor, Bemis and New Holdco; provided, that Amcor and Bemis shall use their respective reasonable best efforts, after consulting with the Amcor Share registry and the New Holdco Share registry, to agree an earlier ASX trading day .

“SEC” means the United States Securities and Exchange Commission.

“Second Court Hearing” means the hearing of the Court pursuant to Section 411(4)(b) of the Australian Act to approve the Scheme.

“Securities Act” means the United States Securities Act of 1933.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner.

“Takeover Statutes” means any “business combination,” “control share acquisition,” “fair price,” “moratorium,” “interested shareholder,” “affiliate transaction” or other takeover or anti-takeover statute, including Sections 351.407 and 351.459 of the Missouri Code, Chapter 6 of the Australian Act, the Australian Foreign Acquisitions and Takeovers Act 1975 (Cth), or similar Law, and any restrictive provision in the Bemis Governing Documents, including Article 10 of the Bemis Certificate, or the Amcor Governing Documents.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, escheat or unclaimed property, registration, alternative or add-on minimum or estimated tax, any tax amounts pursuant to a European Union “state aid” claim or a “false claims” act, including any interest, penalty, additions to tax or additional amounts attributable to or imposed with respect to any of the foregoing, whether disputed or not.

“Tax Law Change” means any change in applicable Law (whether or not such change in Law is yet effective) (or any other U.S. Tax Law), or official interpretation thereof as set forth in published guidance by the IRS (other than IRS News Releases) (whether or not such change in official interpretation is yet effective), or any bill that would implement such a change which has been passed in identical (or substantially identical such that a conference committee is not required prior to submission of such legislation for the President’s approval or veto) form by both the United States House of Representatives and the United States Senate and for which the time period for the President of the United States to sign or veto such bill has not yet elapsed.

“Tax Return” means any report, return, information return, certificate, claim for refund, election, estimated tax filing or declaration filed or required to be filed with any Governmental Entity in connection with the determination, assessment or collection of Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

Section 9.6                                    Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Defined Term	Location
“ADRs”	Section 6.10
“Agreement”	Preamble
“Amcor”	Preamble
“Amcor Adverse Recommendation Change”	Section 5.4(a)(vii)
“Amcor ASIC Documents”	Section 4.4(a)
“Amcor Board of Directors”	Recitals, Section 5.4(g)

“Amcor Board Recommendation”	Recitals
“Amcor Capitalization Date”	Section 4.2(a)
“Amcor Competing Proposal”	Section 5.4(d)
“Amcor Competing Proposal NDA”	Section 5.4(b)
“Amcor Disclosure Letter”	Article IV
“Amcor Governing Documents”	Section 4.1
“Amcor Nominees”	Section 6.11(a)(ii)
“Amcor Permits”	Section 4.7(b)
“Amcor Related Parties”	Section 8.2(e)(ii)
“Amcor Shares”	Recitals
“Amcor Superior Proposal”	Section 5.4(d)
“Amcor Tax Advisor”	Exhibit A
“Amcor Termination Fee”	Section 8.2(c)
“Applicable Date”	Section 3.4(a)
“Applicable Share Price”	Section 2.9(d)
“Appraisal Shares”	Section 2.10
“Articles of Merger”	Section 2.4
“Bemis”	Preamble
“Bemis Adverse Recommendation Change”	Section 5.3(a)(vii)
“Bemis Board of Directors”	Recitals, Section 5.3(g)
“Bemis Board Recommendation”	Recitals
“Bemis Capitalization Date”	Section 3.2(a)
“Bemis Cash-Settled RSUs”	Section 2.9(c)
“Bemis Competing Proposal”	Section 5.3(d)
“Bemis Competing Proposal NDA”	Section 5.3(b)
“Bemis Disclosure Letter”	Article III
“Bemis Eligible Shares”	Section 2.7(a)
“Bemis Equity Awards”	Section 2.9(c)
“Bemis Excluded Shares”	Section 2.7(a)
“Bemis Filings”	Section 3.4(a)
“Bemis Foreign Plan”	Section 3.9(f)
“Bemis Leased Real Property”	Section 3.15(b)
“Bemis Material Contracts”	Section 3.18(a)
“Bemis Nominees”	Section 6.11(a)(ii)
“Bemis Owned Real Property”	Section 3.15(a)
“Bemis Permits”	Section 3.7(b)
“Bemis Permitted Lien”	Section 3.15(a)
“Bemis Preferred Stock”	Section 3.2(a)
“Bemis PSUs”	Section 2.9(b)
“Bemis Related Parties”	Section 8.2(e)(i)
“Bemis RSUs”	Section 2.9(a)
“Bemis Shares”	Recitals
“Bemis Superior Proposal	Section 5.3(d)
“Bemis Tax Advisor”	Exhibit A
“Bemis Termination Fee”	Section 8.2(b)
“Bemis Title IV Plan”	Section 3.9(c)

“CDI”	Recitals
“COBRA”	Section 3.9(a)
“Code”	Recitals
“Continuation Period”	Section 6.6(a)
“Continuing Employees”	Section 6.6(b)
“Converted Equity Award”	Section 6.15(a)
“D&O Insurance”	Section 6.4(c)
“Damages”	Section 8.2(e)(i)
“Debt Financing”	Section 6.13(a)
“Debt Tender Offer”	Section 6.13(b)
“Debt Tender Offers”	Section 6.13(b)
“Deposit Agreement”	Section 6.10
“Depositary”	Section 6.10
“DTC”	Section 2.8(b)
“Effective Time”	Section 2.4
“Enforceability Exceptions”	Section 3.3(a)
“Excess Offer Shares”	Section 2.8(h)
“Exchange Agent”	Section 2.1
“Exchange Fund”	Section 2.8(a)
“Exchange Ratio”	Section 2.7(a)
“FATA”	Exhibit A
“Form S-4”	Section 5.1(a)(i)
“Fractional Share Consideration”	Section 2.8(h)
“GAAP”	Section 3.2(d)
“Indemnified Parties	Section 6.4
“Intended Tax Treatment”	Recitals
“Intervening Event”	Section 5.3(e)
“Labor Organization”	Section 3.13(b)
“Letter of Transmittal”	Section 2.8(b)
“Merger”	Recitals
“Merger Closing”	Section 2.3
“Merger Consolidation”	Section 2.7(a)
“Merger Sub”	Preamble
“Missouri Code”	Recitals
“New Holdco”	Preamble
“New Holdco Board”	Recitals
“New Holdco Capital Increase”	Section 6.11(b)
“New Holdco Share”	Recitals
“New Plans”	Section 6.6(b)
“Parties”	Preamble
“Party”	Preamble
“Payment”	Section 8.2(d)
“Payor”	Section 8.2(d)
“PBGC”	Section 3.9(c)
“PPACA”	Section 3.9(b)(iii)
“Proceedings”	Section 3.11

“Proxy Statement”	Section 5.5(a)(i)
“Recipient”	Section 8.2(d)
“Restriction”	Section 6.2(b)
“Sanction Date”	Exhibit A
“Sarbanes-Oxley Act”	Section 3.5
“Scheme Consideration”	Recitals
“Section 7874 Rules”	Section 6.14
“Surviving Corporation”	Section 2.2
“Transaction Litigation”	Section 6.8
“Transactions”	Recitals
“Treasurer”	Exhibit A

Section 9.7                                    Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The table of contents and headings set forth in this Agreement or in the Amcor Disclosure Letter or the Bemis Disclosure Letter are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context requires otherwise. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean (except where expressly noted) such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. With respect to the determination of any period of time, the word “from” means “from and including”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The phrase “ordinary course of business” as used in this Agreement shall be deemed to mean “the ordinary course of business consistent with past practice”. All references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. The term “made available” and words of similar import mean that the relevant documents, instruments or materials were (a) posted and made available to the other

Parties or their Representatives on the Merrill DatasiteOne due diligence data site, with respect to Bemis, or on the Intralinks due diligence data site, with respect to Amcor, as applicable, maintained by either company for the purpose of the Transactions, in each case prior to the date hereof and including any information in the designated “clean team” areas of such data sites or (b) provided via electronic mail or in person prior to the date hereof.

Section 9.8                                    Counterparts. This Agreement may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.9                                    Entire Agreement; Third-Party Beneficiaries.

(a)                                 This Agreement (including the Bemis Disclosure Letter and the Amcor Disclosure Letter), and all annexes and exhibits hereto (including the Scheme and the Deed Poll), constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 8.1, Amcor, New Holdco and Merger Sub shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)                                 This Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, other than (i) as provided in Section 6.4 (Directors’ and Officers’ Insurance and Indemnification) (which shall be enforceable by the Indemnified Parties), (ii) from and after the Effective Time, the right of Bemis Shareholders to receive the Merger Consideration, and (iii) unless the Effective Time shall have occurred, the right of Bemis, on behalf of the Bemis Shareholders, to pursue claims for damages for any breach of this Agreement by Amcor, Merger Sub or New Holdco that give rise to any such claim (including damages based on loss of the economic benefits of the Transactions to the Bemis Shareholders, including loss of premium offered to such Bemis Shareholders) and any damages, settlements, or other amounts recovered or received by Bemis with respect to such claims may, in Bemis’s sole and absolute discretion, be (A) distributed, in whole or in part, by Bemis to the holders of Bemis Shares of record as of any date determined by Bemis; or (B) retained by Bemis for the use and benefit of Bemis on behalf of its shareholders in any manner Bemis deems fit.

Section 9.10                             Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are each fulfilled to the extent possible.

Section 9.11                             Governing Law; Jurisdiction.

(a)                                 This Agreement shall be interpreted and construed in accordance with, and any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by, the internal laws of the State of Delaware, including its statutes of limitations, without giving effect to any laws or other rules that would result in the application of the laws or statutes of limitations of a different jurisdiction; provided however that (i) the Scheme and matters related thereto shall, solely to the extent required by the Laws of Victoria, Australia be governed by, and construed in accordance with, the Laws of Victoria, Australia, (ii) the Deed Poll shall be governed by, and construed in accordance with, the Laws of Victoria, Australia and (iii) the Merger and the fiduciary duties of the Bemis Officers and Board of Directors and any determination under Section 5.3 pursuant to such fiduciary duties shall, solely to the extent required by the Laws of the State of Missouri, be governed by, and construed in accordance with, the Laws of the State of Missouri.

(b)                                 Each Party, with respect to any Proceeding seeking to enforce any provision of, or based on any matter arising out of or relating to, this Agreement or the Transactions (whether brought by any Party or any of its affiliates or against any Party or its affiliates), (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, any federal court located in the State of Delaware or other Delaware state court. Notwithstanding the forgoing, the Scheme and matters directly related to the sanction thereof shall be subject to the jurisdiction of the Court and any appellate courts therefrom.

Section 9.12                             Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13                             Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns. No Party may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Parties, which any such Party may withhold in its absolute discretion; provided that Merger Sub may assign, in Amcor’s and its sole discretion and without the consent of Bemis, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly owned Subsidiaries of New Holdco; provided that no such assignment shall be permitted without the prior written consent of Bemis if such assignment could reasonably be expected to increase the risk that any of the Conditions may not be timely satisfied or result in a breach of any of covenants and agreements set forth in this Agreement or adversely affect Bemis.

Section 9.14                             Enforcement; Remedies; Subsidiaries.

(a)                                 Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)                                 The Parties agree that irreparable injury will occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VIII, each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance to specifically enforce the terms and provisions of this Agreement and to any further equitable relief.

(c)                                  The Parties’ rights in this Section 9.14 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 9.14 on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity. For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 9.14, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

(d)                                 To the extent any Party brings any Proceeding to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such Party pursuant to the terms of this Agreement, the End Date shall automatically be extended by (i) the amount of time during which such Proceeding is pending, plus 20 Business Days, or (ii) such other time period established by the court presiding over such Proceeding.

(e)                                  Whenever this Agreement requires a Subsidiary of Bemis or Amcor to take any action, such requirement shall be deemed to include an undertaking on the part of Bemis or Amcor, as applicable, to cause such Subsidiary to take such action.

(Remainder of Page Intentionally Left Blank)

Signed for
Amcor Limited
	by its duly authorized attorney		in the presence of

sign here ▶	/s/ Ian Wilson	sign here ▶	/s/ Andrew J. Cowper
	Attorney		Witness

print name	Ian Wilson	print name	Andrew J. Cowper

[Signature Page to the Transaction Agreement]

Arctic Jersey Limited

By:	/s/ Lawrie Cunningham
Name:	Lawrie Cunningham
Title:	Director

[Signature Page to the Transaction Agreement]

Arctic Corp.

By:	/s/ Ian Wilson
Name:	Ian Wilson
Title:	President

[Signature Page to the Transaction Agreement]

Bemis Company, Inc.

By:	/s/ William F. Austen
Name:	William F. Austen
Title:	President and Chief Executive Officer

[Signature Page to the Transaction Agreement]

Exhibit A

CONDITIONS TO THE SCHEME

1.              The Scheme will be conditional upon:

(a)                                 the Amcor Shareholder Approval being duly obtained at the Scheme Meeting (or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken); and

(b)                                 the approval by the Court (or any court of competent jurisdiction on appeal therefrom) (without material modification) of the Scheme pursuant to Section 411(4)(b) of the Australian Act (the date on which the condition in this paragraph 1(b) is satisfied, the “Sanction Date”).

2.              The Parties have agreed that, subject to paragraph 5 of this Exhibit A, the Scheme will also be conditional upon each of the following matters having been satisfied on or before the Sanction Date:

(a)                                 the Bemis Shareholder Approval being duly obtained at the Bemis Special Meeting (or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken);

(b)                                 (i) the NYSE having approved the listing of the New Holdco Shares to be issued to the holders of Bemis Shares and the New Holdco Shares underlying the CDIs to be issued to holders of Amcor Shares pursuant to the Scheme and the Merger, subject to official notice of issuance, and (ii) ASX having provided approval for the admission of New Holdco to the official list of ASX and the approval for official quotation of the CDIs, whether or not such approval is subject to conditions;

(c)                                  the applicable waiting periods under the HSR Act in connection with the consummation of the Merger and the Scheme shall have expired or been earlier terminated;

(d)                                 all required Governmental Consents under the Antitrust Laws of the jurisdictions set forth in Exhibit B (as the same may be amended with the written consent of Amcor and Bemis) shall have been obtained and remain in full force and effect and all applicable waiting periods shall have expired, lapsed or been terminated (as appropriate);

(e)                                  the Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or Proceedings initiated by the SEC seeking any stop order;

(f)                                   no Governmental Entity of a competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and enjoins or otherwise prohibits or makes illegal consummation of the Merger or the Scheme (it being understood that if any such Law or Order arises out of or relates to Antitrust Laws, such Law or Order will only constitute a Condition under this Condition 2(f) to the extent it would constitute a Material Restraint);

(g)                                  one of the following has occurred: (i) New Holdco has received written notice under the Foreign Acquisitions and Takeovers Act 1975 (Cth) (“FATA”), by or on behalf of the Treasurer of the Commonwealth of Australia (“Treasurer”), advising that the Commonwealth Government of Australia has no objections to the Scheme, either unconditionally or on conditions that are acceptable to New Holdco acting reasonably; (ii) the Treasurer becomes precluded by passage of time from making an order or decision under Part 3 of the FATA in relation to the Scheme and the Scheme is not prohibited by section 82 of the FATA; or (iii) where an interim order is made under section 68 of the FATA in respect of the Scheme, the subsequent period for making an order or decision under Part 3 of the FATA elapses without the Treasurer making such an order or decision; and

(h)                                 the Agreement shall not have been terminated in accordance with its terms.

3.              The Parties have agreed that, subject to paragraph 5 of this Exhibit A, Amcor’s and New Holdco’s obligations to effect the Scheme will also be conditional upon each of the following matters having been satisfied (or, to the extent permitted by applicable Law, waived by Amcor) on or before the Sanction Date:

(a)                                 (i) The representations and warranties of Bemis set forth in Section 3.2(a), Section 3.2(b), Section 3.2(c)(i), Section 3.2(c)(iv) (only in respect of securities of Bemis), and Section 3.2(c)(v) shall be true and correct, subject only to de minimis inaccuracies (A) on the date of this Agreement and (B) at the Sanction Date as though made on the Sanction Date (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be so true and correct as of such date), (ii) the representations and warranties of Bemis set forth in (x) the first sentence of Section 3.10(a) (Absence of Certain Changes or Events) shall be true and correct in all respects and (y) Section 3.3(a), Section 3.16 and Section 3.17 shall be true and correct in all material respects (in the case of this clause (y), without any materiality, Bemis Material Adverse Effect or similar qualification), in the case of each of clauses (x) and (y), (A) on the date of this Agreement and (B) at the Sanction Date as though made on the Sanction Date (in each case except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be so true and correct as of such date); and (iii) the other representations and warranties of Bemis set forth in Article III shall be true and correct (A) on the date of this Agreement and (B) at the Sanction Date as though made on the Sanction Date (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be so true and correct as of such date); provided that, notwithstanding anything herein to the contrary, the condition set forth in this paragraph 3(a)(iii) shall be deemed to have been satisfied even if any representations and warranties of Bemis are not so true and correct unless the failure of such representations and warranties of Bemis to be so true and correct (read for purposes of this paragraph 3(a)(iii) without any materiality, Bemis Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be expected to have a Bemis Material Adverse Effect.

(b)                                 Bemis shall have in all material respects performed the obligations and complied with the covenants required by the Agreement to be performed or complied with by it prior to the Sanction Date;

(c)                                  Bemis shall have delivered to Amcor a certificate, dated as of the Sanction Date and signed by the Chief Executive Officer or Chief Financial Officer of Bemis, certifying on behalf of Bemis to the effect that the conditions set forth in paragraphs 3(a) and 3(b) have been satisfied; and

(d)                                 Amcor shall have received from a “Big 4” accounting firm or nationally recognized tax counsel (“Amcor Tax Advisor”), an opinion or written advice dated as of the Sanction Date to the effect that, since the date of this Agreement, there is no Tax Law Change, the effect of which is to cause the Merger and the Scheme to fail to qualify, at a “should” (or higher) level of comfort, for the Intended Tax Treatment (assuming for this purpose that the Merger and the Scheme would have qualified for the Intended Tax Treatment prior to the Tax Law Change), it being understood that in rendering such opinion or written advice, Amcor Tax Advisor may rely upon customary assumptions and representations; provided, that in the event that Amcor Tax Advisor is unable to deliver such opinion or written advice, Bemis shall be entitled to appoint an alternative Bemis Tax Advisor to deliver such opinion or written advice to Amcor instead.

4.              The Parties have agreed that, subject to paragraph 5 of this Exhibit A, the Scheme will also be conditional upon each of the following matters having been satisfied (or, to the extent permitted by applicable Law, waived by Bemis) on or before the Sanction Date:

(a)                                 (i) The representations and warranties of Amcor set forth in Section 4.2(a), Section 4.2(c)(ii), Section 4.2(e) (only in respect of securities of Amcor and New Holdco), and Section 4.2(f) (only in respect of securities of Amcor and New Holdco) shall be true and correct, subject only to de minimis inaccuracies, (A) on the date of this Agreement and (B) at the Sanction Date as though made on the Sanction Date (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be so true and correct as of such date); (ii) the representations and warranties of Amcor set forth in (x) Section 4.9 (Absence of Certain Changes and Events) shall be true and correct in all respects and (y) Section 4.3(a) shall be true and correct in all material respects (in the case of this clause (y), without any materiality, Amcor Material Adverse Effect or similar qualification), in the case of each of clauses (x) and (y), (A) on the date of this Agreement and (B) at the Sanction Date as though made on the Sanction Date (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be so true and correct as of such date); and (iii) the other representations and warranties of Amcor set forth in Article IV shall be true and correct in all respects (A) on the date of this Agreement and (B) at the Sanction Date as though made on the Sanction Date (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be so true and correct as of such date); provided that notwithstanding anything herein to the contrary, the condition set forth in this paragraph 4(a)(iii) shall be deemed to have been satisfied even if any representations and warranties of Amcor are not so true and correct unless the failure of such representations and warranties to be so true and correct (read for purposes of this paragraph 4(a)(iii) without any materiality, Amcor Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be expected to have an Amcor Material Adverse Effect

(b)                                 Each of Amcor, New Holdco and Merger Sub shall have in all material respects performed the obligations and complied with the covenants required by the Agreement to be performed or complied with by it prior to the Sanction Date;

(c)                                  Amcor shall have delivered to Bemis a certificate, dated as of the Sanction Date and signed by the Chief Executive Officer or Chief Financial Officer of Amcor, certifying on behalf of Amcor, New Holdco and Merger Sub to the effect that the conditions set forth in paragraphs 4(a) and 4(b) have been satisfied; and

(d)                                 Bemis shall have received from Cleary Gottlieb Steen & Hamilton LLP or other nationally recognized tax counsel or a “Big 4” accounting firm (“Bemis Tax Advisor”), an opinion or written advice dated the Sanction Date to the effect that, since the date of this Agreement, there is no Tax Law Change, the effect of which is to cause the Merger and the Scheme to fail to qualify, at a “should” (or higher) level of comfort, for the Intended Tax Treatment (assuming for this purpose that the Merger and the Scheme would have qualified for the Intended Tax Treatment prior to the Tax Law Change), it being understood that in rendering such opinion or written advice, such Bemis Tax Advisor may rely upon customary assumptions and representations; provided, that in the event that Bemis Tax Advisor is unable to deliver such opinion or written advice, Amcor shall be entitled to appoint an alternative Amcor Tax Advisor to deliver such opinion or written advice to Bemis instead.

5.

(a)                                 Amcor and Bemis reserve the right (but shall be under no obligation) to waive (to the extent permitted by applicable Law), in whole or in part, all or any of the conditions in paragraph 2 of this Exhibit A (provided that all Parties agree to any such waiver);

(b)                                 Amcor reserves the right (but shall be under no obligation) to waive, in whole or in part, to the extent permitted by applicable Law, all or any of the conditions in paragraph 3; and

(c)                                  Bemis reserves the right (but shall be under no obligation) to waive, in whole or in part, to the extent permitted by applicable Law, all or any of the conditions in paragraph 4.

Exhibit B

REQUIRED GOVERNMENTAL CONSENTS

United States

Notification under the EU Merger Regulation, to the extent required, or, if not required, then notification in the Member State(s) of the European Economic Area whose jurisdictional thresholds are triggered pursuant to their national merger control regime (without prejudice to the ability of the Parties to make a referral request in order for the European Commission to take jurisdiction over the filing pursuant to the EU Merger Regulation)

Belarus

Brazil

China

Colombia

Kazakhstan

Mexico

Morocco

Ecuador, to the extent required

Taiwan, to the extent required

Australia

New Zealand

B-1

Exhibit C

FORM OF DEED POLL

Deed poll

Arctic Jersey Limited

101 Collins Street Melbourne Vic 3000 Australia	T +61 3 9288 1234 F +61 3 9288 1567
GPO Box 128A Melbourne Vic 3001 Australia	herbertsmithfreehills.com DX 240 Melbourne

Deed poll

Date                               [insert date]

This deed poll is made

By	Arctic Jersey Limited (New Holdco) of 3rd Floor, 44 Esplanade, St Helier, Jersey JE4 9WG

in favour of	each person registered as a holder of ordinary shares in Amcor Limited (Amcor) in the Arctic Share Register as at the Scheme Record Date.

Recitals

1            Amcor, Merger Sub, New Holdco and Bemis Inc entered into the Transaction Agreement.

2            In the Transaction Agreement, New Holdco agreed to make this deed poll.

3            New Holdco is making this deed poll for the purpose of covenanting in favour of the Scheme Shareholders to perform its obligations under the Transaction Agreement and the Scheme.

This deed poll provides as follows:

1                                                  Definitions and interpretation

1.1                                        Definitions

In this deed poll:

(a)                                          ‘Transaction Agreement’ means the transaction agreement by and among Amcor, Merger Sub, New Holdco and Bemis Inc dated August 2018.

(b)                                          Unless the context otherwise requires, terms defined in the Scheme have the same meaning when used in this deed poll.

1.2                                        Interpretation

Clauses 1.2 of the Scheme applies to the interpretation of this deed poll, except that references to ‘this Scheme’ are to be read as references to ‘this deed poll’.

1.3                                        Nature of deed poll

New Holdco acknowledges that this deed poll may be relied on and enforced by any Scheme Shareholder in accordance with its terms even though the Scheme Shareholders are not party to it.

2                                                  Conditions to obligations

2.1                                        Conditions

The obligations of New Holdco under this deed poll are subject to the Scheme becoming Effective.

2.2                                        Termination

The obligations of New Holdco under this deed poll to the Scheme Shareholders will automatically terminate and the terms of this deed poll will be of no force or effect, and New Holdco will be released from its obligations to perform this deed poll, if the Transaction Agreement is terminated in accordance with its terms.

3                                                  Scheme obligations

3.1                                        Undertaking to issue Scheme Consideration

Subject to clause 2, New Holdco undertakes in favour of each Scheme Shareholder to:

(a)                                          provide, or procure the provision of, the Scheme Consideration to each Scheme Shareholder in accordance with the terms of the Scheme; and

(b)                                          undertake all other actions attributed to it under the Scheme,

subject to and in accordance with the provisions of the Scheme.

3.2                                        New Holdco Shares to rank equally

New Holdco covenants in favour of each Scheme Shareholder that the New Holdco Shares which are issued in accordance with the Scheme will:

(a)                                          rank equally in all respects with each other such New Holdco Share; and

(b)                                          be duly and validly issued in accordance with all applicable laws and New Holdco’s memorandum of association and articles of incorporation, fully paid and free from any mortgage, charge, lien, encumbrance or other security interest (except for any lien arising under New Holdco’s articles of incorporation).

4                                                  Continuing obligations

This deed poll is irrevocable and, subject to clause 2, remains in full force and effect until:

(a)                                          New Holdco has fully performed its obligations under this deed poll; or

(b)                                          the earlier termination of this deed poll under clause 2.

5                                                  Warranties

New Holdco represents and warrants in favour of each Scheme Shareholder that:

(a)                                          it is a corporation validly existing under the laws of its place of registration;

(b)                                          it has the corporate power to enter into and perform its obligations under this deed poll and to carry out the transactions contemplated by this deed poll;

(c)                                           it has taken all necessary corporate action to authorise its entry into this deed poll and has taken or will take all necessary corporate action to authorise the performance of this deed poll and to carry out the transactions contemplated by this deed poll;

(d)                                          this deed poll is valid and binding on it and enforceable against it in accordance with its terms; and

(e)                                           this deed poll does not conflict with, or result in the breach of or default under, any provision of its articles of incorporation, or any writ, order or injunction, judgment, law, rule or regulation to which it is a party or subject or by which it is bound.

6                                                  General

6.1                                        Stamp duty

New Holdco:

(a)                                          will pay all stamp duty and any related fines and penalties in respect of the Scheme and this deed poll, the performance of this deed poll and each transaction effected by or made under the Scheme and this deed poll; and

(b)                                          indemnifies each Scheme Shareholder against any liability arising from failure to comply with clause 6.1(a).

6.2                                        Governing law and jurisdiction

(a)                                          This deed poll is governed by the law in force in Victoria, Australia.

(b)                                          New Holdco irrevocably submits to the non-exclusive jurisdiction of courts exercising jurisdiction in Victoria, Australia and courts of appeal from them in respect of any proceedings arising out of this deed poll.

6.3                                        Waiver

(a)                                          New Holdco may not rely on the words or conduct of any Scheme Shareholder as a waiver of any right unless the waiver is in writing and signed by the Scheme Shareholder granting the waiver.

(b)                                          No Scheme Shareholder may rely on words or conduct of New Holdco as a waiver of any right unless the waiver is in writing and signed by New Holdco.

(c)                                           The meanings of the terms used in this clause 6.3(a) are set out below.

Term	Meaning

conduct	includes delay in the exercise of a right.

right	any right arising under or in connection with this deed poll and includes the right to rely on this clause.

waiver	includes an election between rights and remedies, and conduct which might otherwise give rise to an estoppel.

6.4                                        Variation

This deed poll may only be varied in accordance with the terms of the Transaction Agreement.

6.5                                        Cumulative rights

The rights, powers and remedies of New Holdco and the Scheme Shareholders under this deed poll are cumulative and do not exclude any other rights, powers or remedies provided by law independently of this deed poll.

6.6                                        Assignment

(a)                                          The rights and obligations created by this deed poll are personal to New Holdco and each Scheme Shareholder. They must not be dealt with at law or in equity without the prior written consent of Arctic, New Holdco and Blizzard.

(b)                                          Any purported dealing in contravention of clause 6.6(a) is invalid.

6.7                                        Further action

New Holdco must, at its own expense, do all things and execute all documents necessary to give full effect to this deed poll and the transactions contemplated by it.

Signing page

Executed as a deed poll

[New Holdco execution block to be inserted.]

Exhibit D

FORM OF SCHEME ARRANGEMENT

Scheme of arrangement

Amcor Limited

Scheme Shareholders

This scheme of arrangement is made under section 411 of the Corporations Act 2001 (Cth)

Between the parties

Amcor	Amcor Limited ACN 000 017 372 of Level 11, 60 City Road, 3006 Southbank Australia

Scheme Shareholders	Each person who is registered as a holder of Amcor Shares in the Amcor Share Register as at the Scheme Record Date.

1                                                  Definitions, interpretation and scheme components

1.1                                        Definitions

The meanings of the terms used in this Scheme are set out below.

Term	Meaning

Amcor Registry	Link Market Services Limited ACN 083 214 537.

Amcor Share	a fully paid ordinary share of Amcor.

Amcor Share Register	the register of members of Amcor maintained in accordance with the Corporations Act.

Amcor Shareholder	each person who is registered as the holder of an Amcor Share in the Amcor Share Register.

ASIC	the Australian Securities and Investments Commission.

ASX	ASX Limited ACN 008 624 691 and, where the context requires, the financial market that it operates.

Term	Meaning

Business Day

any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorised or required by Law to be closed in New York, New York or Melbourne, Australia.

CDI	the CHESS Depositary Interest to be issued in connection with the Scheme, representing an interest in one corresponding New Holdco Share.

CDN	CHESS Depositary Nominees Pty Limited ACN 071 346 506.

CHESS	the Clearing House Electronic Subregister System operated by ASX Settlement Pty Ltd and ASX Clear Pty Limited.

CHESS Holding	has the meaning given in the Settlement Rules.

Corporations Act	the Corporations Act 2001 (Cth).

Court	the Federal Court of Australia or such other court of competent jurisdiction under the Corporations Act as agreed in accordance with the terms of the Transaction Agreement.

Deed Poll	a deed poll substantially in the form of Attachment 1 under which New Holdco covenants in favour of the Scheme Shareholders to perform the obligations attributed to New Holdco under the Scheme.

Effective

when used in relation to the Scheme, the coming into effect, under subsection 411(10) of the Corporations Act, of the order of the Court made under paragraph 411(4)(b) of the Corporations Act in relation to the Scheme.

Effective Date	the date on which this Scheme becomes Effective.

Implementation Date	the fifth ASX trading day after the Scheme Record Date, or such other date as agreed in accordance with the terms of the Transaction Agreement.

Ineligible Foreign Shareholder	an Amcor Shareholder: • who has a Registered Address in a jurisdiction other than Australia or its external territories or New Zealand; and

Term	Meaning

• who Amcor determines (in its absolute discretion) that it would be unlawful, unduly onerous or unduly impracticable to issue the Scheme Consideration to in the relevant jurisdiction.

Issuer Sponsored Holding	has the meaning given in the Settlement Rules.

New Holdco	Arctic Jersey Limited, a limited company incorporated under the Laws of the Bailiwick of Jersey.

New Holdco Share	an ordinary share of New Holdco.

Operating Rules	the official operating rules of ASX.

Registered Address	in relation to an Amcor Shareholder, the address shown in the Amcor Share Register as at the Scheme Record Date.

Sale Agent	a person appointed by New Holdco to sell the CDIs that are to be issued under clause 5.3(a)(1) of this Scheme.

Scheme

this scheme of arrangement under Part 5.1 of the Corporations Act between Amcor and the Scheme Shareholders subject to any alterations or conditions made or required by the Court under subsection 411(6) of the Corporations Act and agreed to in accordance with the terms of the Transaction Agreement.

Scheme Consideration

the consideration to be provided by New Holdco to each Scheme Shareholder for the transfer to New Holdco of each Scheme Share, being (subject to clauses 5.2, 5.3 and 5.4) one CDI in respect of each Scheme Share.

Scheme Meeting

The meeting of the Amcor Shareholders ordered by the Court to be convened under subsection 411(1) of the Corporations Act to consider and vote on this Scheme and includes any meeting convened following any adjournment or postponement of that meeting.

Scheme Record Date	7.00pm on the fifth ASX trading day after the Effective Date, or such other time and date agreed in accordance with the terms of the Transaction Agreement.

Term	Meaning

Scheme Share	an Amcor Share held by a Scheme Shareholder.

Scheme Shareholder	a holder of Amcor Shares recorded in the Amcor Share Register as at the Scheme Record Date.

Scheme Transfer

a duly completed and executed proper instrument of transfer in respect of the Scheme Shares for the purposes of section 1071B of the Corporations Act, in favour of New Holdco as transferee, which may be a master transfer of all or part of the Scheme Shares.

Second Court Date

the first day on which an application made to the Court for an order under paragraph 411(4)(b) of the Corporations Act approving this Scheme is heard or, if the application is adjourned or subject to appeal for any reason, the day on which the adjourned application or appeal is heard.

Settlement Rules	the ASX Settlement Operating Rules, being the official operating rules of the settlement facility provided by ASX Settlement Pty Ltd.

Transaction Agreement	the transaction agreement by and among Amcor, Arctic Corp., New Holdco and Bemis Company, Inc. dated on or about 6 August 2018.

1.2                                        Interpretation

In this Scheme:

(a)                                          headings and bold type are for convenience only and do not affect the interpretation of this Scheme;

(b)                                          the singular includes the plural and the plural includes the singular;

(c)                                           words of any gender include all genders;

(d)                                          other parts of speech and grammatical forms of a word or phrase defined in this Scheme have a corresponding meaning;

(e)                                           a reference to a person includes any company, partnership, joint venture, association, corporation or other body corporate and any Governmental Entity as well as an individual;

(f)                                            a reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to, this Scheme;

(g)                                           a reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or reenactments of any of them (whether passed by the same or another Governmental Entity with legal power to do so);

(h)                                          a reference to a document (including this Scheme) includes all amendments or supplements to, or replacements or novations of, that document;

(i)                                              a reference to ‘$’, ‘A$’ or ‘dollar’ is to Australian currency;

(j)                                             a reference to any time, unless otherwise indicated, is to the time in Melbourne, Australia;

(k)                                          a term defined in or for the purposes of the Corporations Act, and which is not defined in clause 1.1 of this Scheme, has the same meaning when used in this Scheme;

(l)                                              a term defined in the Transaction Agreement, and which is not defined in clause 1.1 of this Scheme, has the same meaning when used in this Scheme;

(m)                                      a reference to a party to a document includes that party’s successors and permitted assignees;

(n)                                          a reference to a body, other than a party to this Scheme (including an institute, association or authority), whether statutory or not:

(a)                                          which ceases to exist; or

(b)                                          whose powers or functions are transferred to another body,

is a reference to the body which replaces it or which substantially succeeds to its powers or functions;

(o)                                          if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(p)                                          a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;

(q)                                          if an act prescribed under this Scheme to be done by a party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day; and

(r)                                             a reference to the Operating Rules includes any variation, consolidation or replacement of these rules and is to be taken to be subject to any waiver or exemption granted to the compliance of those rules by a party.

1.3                                        Interpretation of inclusive expressions

Specifying anything in this Scheme after the words ‘include’ or ‘for example’ or similar expressions does not limit what else is included.

1.4                                        Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

1.5                                        Scheme components

This Scheme includes any attachment to it.

2                                                  Preliminary matters

(a)                                          Amcor is a public company limited by shares, incorporated in Australia, and has been admitted to the official list of the ASX.

(b)                                          New Holdco is a a public limited company incorporated under the Laws of the Bailiwick of Jersey.

(c)                                           If this Scheme becomes Effective:

(1)                                          New Holdco must provide the Scheme Consideration to the Scheme Shareholders in accordance with the terms of this Scheme and the Deed Poll; and

(2)                                          all the Scheme Shares, and all the rights and entitlements attaching to them as at the Implementation Date, must be transferred to New Holdco and Amcor will enter the name of New Holdco in the Amcor Share Register in respect of the Scheme Shares.

(d)                                          Amcor and New Holdco have agreed, by executing the Transaction Agreement, to implement this Scheme on the terms and subject to the conditions herein and in the Transaction Agreement.

(e)                                           This Scheme attributes actions to New Holdco but does not itself impose an obligation on it to perform those actions. New Holdco has agreed, by executing the Deed Poll, to perform the actions attributed to it under this Scheme, including, in accordance to the terms and subject to the conditions of this Scheme, New Holdco’s memorandum of association and articles of incorporation and the Transaction Agreement, the provision of the Scheme Consideration to the Scheme Shareholders.

3                                                  Conditions

3.1                                        Conditions precedent

This Scheme is conditional on and will have no force or effect until, the satisfaction of each of the following conditions precedent:

(a)                                          all the conditions in paragraphs 1, 2, 3 and 4 of Exhibit A of the Transaction Agreement (other than the condition relating to Court approval in paragraph 1(b) of Exhibit A) having been satisfied or, to the extent permitted by applicable Law, waived (by the part(ies) entitled to the benefit thereof) in accordance with the terms of the Transaction Agreement;

(b)                                          such other conditions made or required by the Court under subsection 411(6) of the Corporations Act in relation to this Scheme and agreed to in accordance with the terms of the Transaction Agreement; and

(c)                                           the orders of the Court made under paragraph 411(4)(b) (and, if applicable, subsection 411(6)) of the Corporations Act approving this Scheme coming into effect, pursuant to subsection 411(10) of the Corporations Act on or before the End Date (as defined in the Transaction Agreement).

3.2                                        Certificate

(a)                                          Amcor and New Holdco will provide to the Court on the Second Court Date a certificate, or such other evidence as the Court requests, confirming (in respect of matters within their knowledge) whether or not all of the conditions precedent in clause 3.1(a) have been satisfied or waived.

(b)                                          The certificate referred to in clause 3.2(a) constitutes conclusive evidence that such conditions precedent were satisfied, waived or taken to be waived.

3.3                                        Termination of Transaction Agreement

This Scheme will lapse and be of no further force or effect if the Transaction Agreement is terminated in accordance with its terms.

4                                                  Implementation of this Scheme

4.1                                        Lodgement of Court orders with ASIC

Amcor must lodge with ASIC, in accordance with subsection 411(10) of the Corporations Act, an office copy of the Court order approving this Scheme as soon as possible after the Court approves this Scheme and in any event by 5.00pm on the first Business Day after the day on which the Court approves this Scheme, or such later date as may be agreed by Amcor and Blizzard.

4.2                                        Transfer of Scheme Shares

On the Implementation Date:

(a)                                          subject to the provision of the Scheme Consideration in the manner contemplated by clause 5 (excluding clause 5.3), the Scheme Shares, together with all rights and entitlements attaching to the Scheme Shares as at the Implementation Date, must be transferred to New Holdco, without the need for any further act by any Scheme Shareholder, by:

(1)                                          Amcor delivering to New Holdco a duly completed Scheme Transfer, executed on behalf of the Scheme Shareholders by Amcor, for registration; and

(2)                                          New Holdco duly executing the Scheme Transfer, attending to the stamping of the Scheme Transfer (if required) and delivering it to Amcor for registration; and

(b)                                          immediately following receipt of the Scheme Transfer in accordance with clause 4.2(a)(2), but subject to the stamping of the Scheme Transfer (if required), Amcor must enter, or procure the entry of, the name of New Holdco in the Amcor Share Register in respect of all the Scheme Shares transferred to New Holdco in accordance with this Scheme.

5                                                  Scheme Consideration

5.1                                        Provision of Scheme Consideration

Subject to clauses 5.2, 5.3 and 5.4, the obligation of New Holdco to provide the Scheme Consideration to Scheme Shareholders will be satisfied by New Holdco:

(a)                                          issuing to CDN (to be held on trust) that number of New Holdco Shares that will enable CDN to issue CDIs as envisaged by clause 5.1(c) on the Implementation Date;

(b)                                          procuring that the name and address of CDN is entered into the New Holdco Share register in respect of those New Holdco Shares on the Implementation

Date and that a share certificate or holding statement (or equivalent document) in the name of CDN representing those New Holdco Shares is sent to CDN;

(c)                                           procuring that on the Implementation Date, CDN issues to each Scheme Shareholder the number of CDIs to which it is entitled under this clause 5;

(d)                                          procuring that on the Implementation Date, the name of each Scheme Shareholder is entered in the records maintained by CDN as the holder of the CDIs issued to that Scheme Shareholder on the Implementation Date;

(e)                                           in the case of each Scheme Shareholder who held Scheme Shares on the CHESS subregister — procuring that the CDIs are held on the CHESS subregister on the Implementation Date and sending or procuring the sending of a CDI holding statement to each Scheme Shareholder which sets out the number of CDIs held on the CHESS subregister by that Scheme Shareholder; and

(f)                                            in the case of each Scheme Shareholder who held Scheme Shares on the issuer sponsored subregister — procuring that the CDIs are held on the issuer sponsored subregister on the Implementation Date and sending or procuring the sending of a CDI holding statement to each Scheme Shareholder which sets out the number of CDIs held on the issuer sponsored subregister by that Scheme Shareholder.

5.2                                        Joint holders

In the case of Scheme Shares held in joint names:

(a)                                          the CDIs to be issued under this Scheme must be issued to and registered in the names of the joint holders;

(b)                                          any cheque required to be sent under this Scheme will be made payable to the joint holders and sent to either, at the sole discretion of Amcor, the holder whose name appears first in the Amcor Share Register as at the Scheme Record Date or to the joint holders; and

(c)                                           any other document required to be sent under this Scheme, will be forwarded to either, at the sole discretion of Amcor, the holder whose name appears first in the Amcor Share Register as at the Scheme Record Date or to the joint holders.

5.3                                        Ineligible Foreign Shareholders

(a)                                          In respect of Ineligible Foreign Shareholders, New Holdco will:

(1)                                          subject to clause 5.4,  on the Implementation Date, issue the CDIs which would otherwise be required to be issued to the Ineligible Foreign Shareholders under this Scheme to the Sale Agent;

(2)                                          procure that as soon as reasonably practicable (and in any event not more than 15 Business Days after the Implementation Date), the Sale Agent sells on market all the CDIs issued to the Sale Agent under clause 5.3(a)(1);

(3)                                          account to each Ineligible Foreign Shareholder for the proceeds of the sale of all of the CDIs (after deduction of any applicable brokerage, stamp duty and other costs, taxes and charges) (Proceeds); and

(4)                                          as soon as reasonably practicable, remit to each Ineligible Foreign Shareholder, of the amount ‘A’ calculated in accordance with the following formula and rounded down to the nearest cent:

A = (B ÷ C) x D

where

B = the number of CDIs that would otherwise have been issued to that Ineligible Foreign Shareholder had it not been an Ineligible Foreign Shareholder and which were issued to the Sale Agent;

C = the total number of CDIs which would otherwise have been issued to all Ineligible Foreign Shareholders and which were issued to the Sale Agent; and

D = the Proceeds (as defined in clause 5.3(a)(2)).

(b)                                          The Ineligible Foreign Shareholders acknowledge that none of New Holdco, Amcor or the Sale Agent gives any assurance as to the price that will be achieved for the sale of CDIs described in clause 5.3(a).

(c)                                           New Holdco must make, or procure the making of, payments to Ineligible Foreign Shareholders under clause 5.3(a)(4) by:

(1)                                          depositing or procuring the payment of, the relevant amount in Australian currency by electronic means into an account with any Australian Authorised Deposit-taking Institution (as defined in the Corporations Act) (ADI) notified to New Holdco (or an agent of New Holdco which manages the New Holdco share register) by an appropriate authority from the Ineligible Foreign Shareholder;

(2)                                          if, for the purposes of paragraph (1), an account with an Australian ADI has not been notified to New Holdco, or a deposit into such an account is rejected or refunded, dispatching, or procuring the dispatch of, a cheque for the relevant amount in Australian currency to the Ineligible Foreign Shareholder by prepaid post to their Registered Address, such cheque being drawn in the name of the Ineligible Foreign Shareholder (or in the case of joint holders, in accordance with the procedures set out in clause 5.2); or

(3)                                          if paragraph (2) applies and the Ineligible Foreign Shareholder does not have a Registered Address or New Holdco believes that the Ineligible Foreign Shareholder is not known at their Registered Address, crediting the amount payable to a separate bank account of New Holdco to be held until the Ineligible Foreign Shareholder claims the amount or the amount is dealt with in accordance with unclaimed money legislation. New Holdco must hold the amount on trust, but any benefit accruing from the amount will be to the benefit of New Holdco. An amount credited to the account is to be treated as having been paid to the Ineligible Foreign Shareholder when credited to the account. New Holdco must maintain records of the amounts paid, the people who are entitled to the amounts, and any transfer of the amounts.

(d)                                          If New Holdco receives professional advice that any withholding or other tax is required by Law or by a Governmental Entity to be withheld from a payment to an Ineligible Foreign Shareholder, New Holdco is entitled to withhold the relevant amount before making the payment to the Ineligible Foreign Shareholder (and payment of the reduced amount shall be taken to be full payment of the relevant amount for the purposes of this Scheme, including clause 5.3(a)(4)). New Holdco must pay any amount so withheld to the relevant taxation authorities within the time permitted by law, and, if requested in writing by the relevant Ineligible Foreign Shareholder, provide a receipt or other appropriate evidence of such payment (or procure the provision of such receipt or other evidence) to the relevant Ineligible Foreign Shareholder.

(e)                                           Each Ineligible Foreign Shareholder appoints New Holdco as its agent to receive on its behalf any financial services guide (or similar or equivalent document) or other notices (including any updates of those documents) that the Sale Agent is required to provide to Ineligible Foreign Shareholders under the Corporations Act or any other applicable law.

(f)                                            Payment of the amount calculated in accordance with clause 5.3(a) to an Ineligible Foreign Shareholder in accordance with this clause 5.3 satisfies in full the Ineligible Foreign Shareholder’s right to Scheme Consideration.

(g)                                           New Holdco, in complying with the terms of clause 5.3(a) in respect of an Ineligible Foreign Shareholder, will be taken to have satisfied and discharged its obligations to the Ineligible Foreign Shareholders under the Scheme. An Ineligible Foreign Shareholder will have no claim against New Holdco for any entitlement they would have had to the CDIs but for the terms of this Scheme.

5.4                                        Orders of a court or Governmental Entity

If written notice is given to Amcor (or the Amcor Registry) or New Holdco (or the New Holdco registry) of an Order or direction made by a court of competent jurisdiction or by another Governmental Entity that:

(a)                                          requires consideration to be provided to a third party (either through payment of a sum or the issuance of a security) in respect of Scheme Shares held by a particular Scheme Shareholder, which would otherwise be payable or required to be issued to that Scheme Shareholder by Amcor or New Holdco in accordance with this clause 5, then Amcor or New Holdco shall be entitled to procure that provision of that consideration is made in accordance with that order or direction; or

(b)                                          prevents Amcor or New Holdco from providing consideration to any particular Scheme Shareholder in accordance with this clause 5, or the payment or issuance of such consideration is otherwise prohibited by applicable law, Amcor New Holdco shall be entitled to (as applicable) retain an amount, in Australian dollars, equal to the number of Scheme Shares held by that Scheme Shareholder multiplied by the Scheme Consideration direct CDN not to issue, or to issue to a trustee or nominee, the CDIs that Scheme Shareholder would otherwise be entitled to under clause 5.1, until such time as provision of the Scheme Consideration in accordance with this clause 5 is permitted by that (or another) order or direction or otherwise by law.

5.5                                        Status of New Holdco Shares and CDIs

Subject to this Scheme becoming Effective, New Holdco must:

(a)                                          issue the New Holdco Shares required to be issued by it under this Scheme on terms such that each such New Holdco Share will rank equally in all respects with each other such New Holdco Share;

(b)                                          ensure that each such New Holdco Share is duly and validly issued in accordance with all applicable laws and New Holdco’s memorandum of association and articles of incorporation, fully paid and free from any mortgage, charge, lien, encumbrance or other security interest (except for any lien arising under New Holdco’s articles of incorporation);

(c)                                           take steps to have the CDIs quoted for trading on the ASX in accordance with the terms of the Transaction Agreement; and

(d)                                          take steps to have the New Holdco Shares quoted for trading on the NYSE in accordance with the terms of the Transaction Agreement.

6                                                  Dealings in Amcor Shares

6.1                                        Determination of Scheme Shareholders

To establish the identity of the Scheme Shareholders, dealings in Amcor Shares or other alterations to the Amcor Share Register will only be recognised if:

(a)                                          in the case of dealings of the type to be effected using CHESS, the transferee is registered in the Amcor Share Register as the holder of the relevant Amcor Shares before the Scheme Record Date; and

(b)                                          in all other cases, registrable transfer or transmission applications in respect of those dealings, or valid requests in respect of other alterations, are received before the Scheme Record Date at the place where the Amcor Share Register is kept, and Amcor must not accept for registration, nor recognise for any purpose (except a transfer to New Holdco pursuant to this Scheme and any subsequent transfer by New Holdco or its successors in title), any transfer or transmission application or other request received after such times, or received prior to such times but not in registrable or actionable form, as appropriate.

6.2                                        Register

(a)                                          Amcor must register registrable transmission applications or transfers of the Scheme Shares in accordance with clause 6.1(b) before the Scheme Record Date provided that, for the avoidance of doubt, nothing in this clause 6.2(a) requires Amcor to register a transfer that would result in an Amcor Shareholder holding a parcel of Amcor Shares that is less than a ‘marketable parcel’ (for the purposes of this clause 6.2(a) ‘marketable parcel’ has the meaning given in the Operating Rules).

(b)                                          If this Scheme becomes Effective, a holder of Scheme Shares (and any person claiming through that holder) must not dispose of, or purport or agree to dispose of, any Scheme Shares or any interest in them on or after the Scheme Record Date otherwise than pursuant to this Scheme, and any attempt to do so will have no effect and Amcor shall be entitled to disregard any such disposal.

(c)                                           For the purpose of determining entitlements to the Scheme Consideration, Amcor must maintain the Amcor Share Register in accordance with the provisions of this clause 6.2 until the Scheme Consideration in accordance with clause 5 has been paid to the Scheme Shareholders. The Amcor Share Register in this form will solely determine entitlements to the Scheme Consideration.

(d)                                          All statements of holding for Amcor Shares (other than statements of holding in favour of New Holdco) will cease to have effect after the Scheme Record Date as documents of title in respect of those shares and, as from that date, each entry current at that date on the Amcor Share Register (other than entries on the Amcor Share Register in respect of New Holdco) will cease to have effect except as evidence of entitlement to the Scheme Consideration (on the terms contemplated by clause 5) in respect of the Amcor Shares relating to that entry.

(e)                                           As soon as possible on or after the Scheme Record Date, and in any event by 5.00pm on the first Business Day after the Scheme Record Date, Amcor will ensure that details of the names, Registered Addresses and holdings of Amcor Shares for each Scheme Shareholder as shown in the Amcor Share Register are available to New Holdco in the form New Holdco reasonably requires.

7                                                  Quotation of Amcor Shares

(a)                                          Amcor must apply to ASX to suspend trading on the ASX in Amcor Shares with effect from the close of trading on the Effective Date.

(b)                                          On a date after the Implementation Date to be determined by Amcor, Amcor must apply:

(1)                                          for termination of the official quotation of Amcor Shares on the ASX; and

(2)                                          to have itself removed from the official list of the ASX.

8                                                  General Scheme provisions

8.1                                        Consent to amendments to this Scheme

If the Court proposes to approve this Scheme subject to any alterations or conditions:

(a)                                          Amcor may by its counsel consent on behalf of all persons concerned to those alterations or conditions to which consent has been obtained in accordance with the terms of the Transaction Agreement; and

(b)                                          each Scheme Shareholder agrees to any such alterations or conditions which Amcor has consented to.

8.2                                        Scheme Shareholders’ agreements and warranties

(a)                                          Each Scheme Shareholder:

(1)                                          agrees to the transfer of their Amcor Shares together with all rights and entitlements attaching to those Amcor Shares in accordance with this Scheme;

(2)                                          agrees to the variation, cancellation or modification of the rights attached to their Amcor Shares constituted by or resulting from this Scheme;

(3)                                          agrees to, on the direction of New Holdco, destroy any holding statements or share certificates relating to their Amcor Shares;

(4)                                          agrees to the Scheme Consideration being issued to them, or to the Sale Agent in the case of Ineligible Foreign Shareholders, to be bound by New Holdco’s memorandum of association and articles of association, and to be bound by the terms of the CDIs;

(5)                                          who holds their Amcor Shares in a CHESS Holding agrees to the conversion of those Amcor Shares to an Issuer Sponsored Holding and irrevocably authorises Amcor to do anything necessary or expedient (whether required by the Settlement Rules or otherwise) to effect or facilitate such conversion; and

(6)                                          acknowledges and agrees that this Scheme binds Amcor and all Scheme Shareholders (including those who do not attend the Scheme Meeting and those who do not vote, or vote against this Scheme, at the Scheme Meeting).

(b)                                          Each Scheme Shareholder is taken to have warranted to Amcor and New Holdco on the Implementation Date, and appointed and authorised Amcor as its attorney and agent to warrant to New Holdco on the Implementation Date, that all their Amcor Shares (including any rights and entitlements attaching to those shares) which are transferred under this Scheme will, at the date of transfer, be fully paid and free from all Lien, security interests (including any ‘security interests’ within the meaning of section 12 of the Personal Property Securities Act 2009 (Cth)) and interests of third parties of any kind, whether legal or otherwise, and restrictions on transfer of any kind, and that they have full power and capacity to transfer their Amcor Shares to New Holdco together with any rights and entitlements attaching to those shares. Amcor undertakes that it will provide such warranty to New Holdco as agent and attorney of each Scheme Shareholder.

8.3                                        Title to and rights in Scheme Shares

(a)                                          To the extent permitted by law, the Scheme Shares (including all rights and entitlements attaching to the Scheme Shares) transferred under this Scheme to New Holdco will, at the time of transfer of them to New Holdco, vest in New Holdco free from all Lien, security interests (including any ‘security interests’ within the meaning of section 12 of the Personal Property Securities Act 2009 (Cth)) and interests of third parties of any kind, whether legal or otherwise and free from any restrictions on transfer of any kind.

(b)                                          Immediately upon the provision of the Scheme Consideration to each Scheme Shareholder in the manner contemplated by clause 5 or provision of the Scheme Consideration for Ineligible Foreign Shareholders (as applicable) , New Holdco will be beneficially entitled to the Scheme Shares to be transferred to it under this Scheme pending registration by Amcor of New Holdco in the Amcor Share Register as the holder of the Scheme Shares.

8.4                                        Appointment of sole proxy

Immediately upon the provision of the Scheme Consideration to each Scheme Shareholder in the manner contemplated by clause 5 or provision of the Scheme Consideration for Ineligible Foreign Shareholders (as applicable) , and until Amcor registers New Holdco as the holder of all Scheme Shares in the Amcor Share Register, each Scheme Shareholder:

(a)                                          is deemed to have appointed New Holdco as attorney and agent (and directed New Holdco in each such capacity) to appoint any director, officer, secretary or agent nominated by New Holdco as its sole proxy and, where applicable or appropriate, corporate representative to attend shareholders’ meetings, exercise the votes attaching to the Scheme Shares registered in their name and sign any shareholders’ resolution or document;

(b)                                          must not attend or vote at any of those meetings or sign any resolutions, whether in person, by proxy or by corporate representative (other than pursuant to clause 8.4(a));

(c)                                           must take all other actions in the capacity of a registered holder of Scheme Shares as New Holdco reasonably directs; and

(d)                                          acknowledges and agrees that in exercising the powers referred to in clause 8.4(a), New Holdco and any director, officer, secretary or agent nominated by New Holdco under clause 8.4(a) may act in the best interests of New Holdco as the intended registered holder of the Scheme Shares.

8.5                                        Instructions and elections

If not prohibited by law (and including where permitted or facilitated by relief granted by a Governmental Entity), all instructions, notifications or elections by a Scheme Shareholder to Amcor that are binding or deemed binding between the Scheme Shareholder and Amcor relating to Amcor or Amcor Shares, including instructions, notifications or elections relating to:

(a)                                          whether dividends are to be paid by cheque or into a specific bank account;

(b)                                          payments of dividends on Amcor Shares; and

(c)                                           notices or other communications from Amcor (including by email),

will be deemed from the Implementation Date (except to the extent determined otherwise by New Holdco in its sole discretion), by reason of this Scheme, to be made by the Scheme Shareholder to New Holdco and to be a binding instruction, notification or election to, and accepted by, New Holdco in respect of the New Holdco Shares issued to that Scheme Shareholder until that instruction, notification or election is revoked or amended in writing addressed to New Holdco at its registry.

8.6                                        Binding effect of Scheme

This Scheme binds Amcor and all of the Scheme Shareholders (including those who did not attend the Scheme Meeting to vote on this Scheme, did not vote at the Scheme Meeting, or voted against this Scheme at the Scheme Meeting) and, to the extent of any inconsistency, overrides the constitution of Amcor.

8.7                                        Authority given to Amcor

Each Scheme Shareholder, without the need for any further act:

(a)                                          on the Effective Date, irrevocably appoints Amcor and each of its directors, officers and secretaries (jointly and each of them severally) as its attorney and agent for the purpose of enforcing the Deed Poll against New Holdco, and Amcor undertakes in favour of each Scheme Shareholder that it will enforce the Deed Poll against New Holdco on behalf of and as agent and attorney for each Scheme Shareholder; and

(b)                                          on the Implementation Date, irrevocably appoints Amcor and each of its directors, officers and secretaries (jointly and each of them severally) as its attorney and agent for the purpose of executing any document or doing or taking any other act necessary, desirable or expedient to give effect to this Scheme and the transactions contemplated by it, including (without limitation) executing the Scheme Transfer, and Amcor accepts each such appointment. Amcor as attorney and agent of each Scheme Shareholder, may sub-delegate its functions, authorities or powers under this clause 8.7 to all or any of its directors, officers, secretaries or employees (jointly, severally or jointly and severally).

9                                                  General

9.1                                        Consent

Each of the Scheme Shareholders consents to Amcor doing all things necessary or incidental to, or to give effect to, the implementation of this Scheme, whether on behalf of the Scheme Shareholders, Amcor or otherwise.

9.2                                        Notices

(a)                                          If a notice, transfer, transmission application, direction or other communication referred to in this Scheme is sent by post to Amcor, it will not be taken to be received in the ordinary course of post or on a date and time other than the date and time (if any) on which it is actually received at Amcor’s registered office or at the office of the Amcor Registry.

(b)                                          The accidental omission to give notice of the Scheme Meeting or the non-receipt of such notice by an Amcor Shareholder will not, unless so ordered by the Court, invalidate the Scheme Meeting or the proceedings of the Scheme Meeting.

9.3                                        Governing law

(a)                                          This Scheme is governed by the laws in force in Victoria, Australia.

(b)                                          The parties irrevocably submit to the non-exclusive jurisdiction of courts exercising jurisdiction in Victoria, Australia and courts of appeal from them in respect of any proceedings arising out of this Scheme. The parties irrevocably waive any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.

9.4                                        No liability when acting in good faith

Each Scheme Shareholder agrees that neither Amcor, New Holdco nor any director, officer, secretary or employee of Amcor or New Holdco shall be liable for anything done or omitted to be done in the performance of this Scheme or the Deed Poll in good faith.

Attachment 1

Deed Poll

1

Exhibit E

PROVISIONS OF NEW HOLDCO MEMORANDUM OF ASSOCIATION AND ARTICLES OF ASSOCIATION

This indicative term sheet sets forth certain key provisions to be included in the Amended & Restated Memorandum of Association and the Amended & Restated Articles of Association (the “Articles”) of New Holdco (collectively, the “New Holdco Governing Documents”). Prior to Closing, Amcor may, in consultation with Bemis, amend the terms below in accordance with the terms of the Transaction Agreement. This Exhibit E forms part of the Transaction Agreement and is hereby incorporated by reference into the Transaction Agreement.

MEMORANDUM OF ASSOCIATION

Name of Company: Amcor plc.

Type of Company: Public limited company.

Types of Shares: The authorized share capital of New Holdco will consist of (i) a single class of ordinary shares par value $0.01 (the “Ordinary Shares”) and (ii) blank check preferred shares (which may be issued in such class or classes as the Board may determine in accordance with the Articles) (the “Preferred Shares”).

ARTICLES OF ASSOCIATION

1. Rights Attaching to Shares

Dividends: Interim dividends on the Ordinary Shares will be payable as and when declared by the board of directors of New Holdco (the “Board”). Shareholders may also resolve to declare dividends by ordinary resolution (not to exceed the amount recommended by the Board). Dividends on any class of Preferred Shares (if any) will be payable as determined by the Board and set out in the relevant statement of rights for such class.

Voting: Each Ordinary Share will entitle the holder to one vote per share at any general meeting of shareholders. Voting rights with respect to any class of Preferred Shares (if any) will be determined by the Board and set out in the relevant statement of rights for such class.

Redemption: The Ordinary Shares will not initially be redeemable. The Board may, from time to time with the approval of shareholders by special resolution, convert non-redeemable Ordinary Shares into shares which are redeemable at the option of the Board. Redemption of any class of Preferred Shares (if any) will be determined by the Board and set out in the relevant statement of rights for such class.

Unissued Shares: All authorized but unissued shares shall be issued or issuable as determined by the Board.

Repurchase: The Board may repurchase New Holdco shares (and either cancel them or hold in treasury) pursuant to a shareholder share repurchase authorization. Prior to the Closing, Amcor (as the majority shareholder of New Holdco at such time) intends to adopt a special resolution approving a five-year repurchase authorization.

Alteration of Share Capital: New Holdco may, by special resolution of its shareholders, alter its share capital as stated in the Memorandum of Association.

CHESS Depository Interests: The ASX Settlement Operating Rules and the Articles shall govern the relationship between holders of CHESS depository interests over Ordinary Shares (“CDIs”) and New Holdco.

2. Shareholder Meetings

Annual General Meetings: New Holdco will hold an annual general meeting of shareholders once in each calendar year.

Extraordinary General Meetings: The Board may, and upon request of shareholders as required by Jersey law shall, convene an extraordinary general meeting of the shareholders.

Quorum for General Meetings: A quorum at any general meeting shall consist of shareholders holding shares representing the majority of total voting rights of all shareholders entitled to vote at such meeting. Abstentions are counted for purpose of quorum, but not for determining number of votes cast for or against a proposal.

Required Vote: Other than for the election of directors, ordinary resolution approval requires a simple majority of votes cast at that meeting. Approval of special resolutions will be in accordance with the required vote under applicable law.

No Written Consent: Shareholders shall not be entitled to act by written consent without a meeting.

Vote of CDI Holders: Each CDI holder shall have the right to direct the depository nominee as to how to vote the Ordinary Share underpinning the CDI held by such CDI holder on any resolution put to a general meeting.

Advance Notice of Shareholder Proposals: Shareholders of record who have the right to vote at general meetings may, on notice of no more than 120 calendar days and no less than 90 days (in each case from the anniversary date of the preceding annual general meeting), require New Holdco to include a resolution to be proposed at the next annual general meeting.

Nomination of Directors by Shareholders: Subject to complying with the applicable requirements to be set forth in the Articles (including delivery to New Holdco of specified information on director nominees), shareholders of record who have the right to vote at general meetings may propose persons for nomination as directors. Shareholder nominations must be made on notice of (i) in the case of annual general meetings, no more than 120 calendar days and no less than 90 days (in each case from the anniversary date of the preceding annual general meeting), or (ii) in the case of extraordinary general meetings called for the purpose of electing directors, not later than the 10th day following the day on which notice of the date of such meeting was mailed.

3. The Board

Size of Board: The Board will consist of 11 members until the date of the first annual general meeting of shareholders following the Merger Closing, after which the Board will consist of not less than three or more than 12 members, the exact number of which shall be fixed from time to time by the Board.

Annual Election: Directors will be elected for one year terms at each annual general meeting of shareholders. Directors will be elected by a majority of the votes cast at any meeting for the election of directors at which a quorum is present, provided that if the number of candidates properly nominated for election exceeds the number of directors to be elected at a meeting, directors will be elected by a plurality of votes cast at such meeting.

Removal: Directors may only be removed by shareholders and shareholders may only remove directors for cause.

Vacancies: The Board shall be entitled to appoint a replacement to fill all director vacancies (whether caused by increase in size of the Board, or by death, disability, resignation, removal or otherwise). Any directors appointed by the Board to fill a vacancy will serve until the next annual general meeting.

Interested Transactions: Each director who has, directly or indirectly, a material interest of which he or she is aware in a transaction entered into or proposed to be entered into by New Holdco which to a material extent conflicts or may conflict with the interests of New Holdco, shall disclose to New Holdco the nature and extent of his or her interest. Such director may be counted in the quorum of any Board meeting at which the conflicted transaction is considered, but cannot cast a vote in respect of the matter.

4. Other

Disclosure of Interests: To the maximum extent permitted by applicable law, New Holdco may, by written notice, require any person who New Holdco has reasonable cause to believe to be interested in Ordinary Shares or to have previously been so interested to disclose details of that interest.

Indemnification of Directors and Officers: To the maximum extent permitted by applicable law, every present or former director or officer of New Holdco shall be indemnified by New Holdco against any loss or liability incurred by him by reason of being or having been such a director or officer. The Board may authorize the purchase or maintenance by New Holdco for any current or former director or officer of such insurance as is permitted by applicable law in respect of any liability which would otherwise attach to such current or former director or officer.

Freeze-Out Provision: New Holdco will prohibited from engaging in any business combination with any “interested shareholder” for a period of three years following the time that such shareholder became an interested shareholder (subject to certain specified exceptions), unless (in addition to other exceptions) prior to such business combination the Board approved either the business combination or the transaction which resulted in the shareholder becoming an “interested shareholder.” An “interested shareholder” is (subject to certain specified exceptions) any person (together with its affiliates and associates) that (i) owns more than 15% of New Holdco’s voting stock or (ii) is an affiliate or associate of New Holdco and owned more than 15% of New Holdco’s voting stock within three years of the date on which it is sought to be determined whether such person is an “interested shareholder”.

Application of Standard Table: The “standard table” of provisions under Jersey law shall not apply.